Exhibit 10.83

DATED 8 FEBRUARY 2014

CABOT FINANCIAL HOLDINGS GROUP LIMITED

ARRANGED BY

J.P. MORGAN LIMITED

DEUTSCHE BANK AG, LONDON BRANCH

LLOYDS BANK PLC

THE ROYAL BANK OF SCOTLAND PLC

AND

UBS LIMITED

AS MANDATED LEAD ARRANGERS

WITH

J.P. MORGAN EUROPE LIMITED

ACTING AS AGENT

AND

J.P. MORGAN EUROPE LIMITED

ACTING AS SECURITY AGENT

SENIOR SECURED BRIDGE FACILITIES

AGREEMENT

White & Case LLP

5 Old Broad Street

London EC2N 1DW

(i)

(ii)

THIS AGREEMENT is dated 8 February 2014 and made between:

(1)	CABOT FINANCIAL LIMITED, a private limited liability company incorporated under the laws of England and Wales with company registration number 5714535 and with its registered office at 1 Kings Hill Avenue, Kings Hill, West Malling, Kent, ME19 4UA (the “Parent”);

(2)	CABOT FINANCIAL HOLDINGS GROUP LIMITED, a private limited liability company incorporated under the laws of England and Wales with company registration number 4934534 and with its registered office at 1 Kings Hill Avenue, Kings Hill, West Malling, Kent, ME19 4UA (the “Original Borrower”);

(3)	THE COMPANIES listed in Part I of Schedule 1 (The Original Parties) as original guarantors (together with the Parent, the “Original Guarantors”);

(4)	CABOT CREDIT MANAGEMENT LIMITED, a private limited liability company incorporated under the laws of England and Wales with company registration number 5754978 and with its registered office at 1 Kings Hill Avenue, Kings Hill, West Malling, Kent, ME19 4UA as another guarantor (“CCML”);

(5)	J.P. MORGAN LIMITED, DEUTSCHE BANK AG, LONDON BRANCH, LLOYDS BANK PLC, THE ROYAL BANK OF SCOTLAND PLC and UBS LIMITED as mandated lead arrangers and lead managers (the “Arrangers”);

(6)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(7)	J.P. MORGAN EUROPE LIMITED as agent of the other Finance Parties (the “Agent” or the “Senior Secured Bridge Facilities Agent”); and

(8)	J.P. MORGAN EUROPE LIMITED as security trustee for the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“2019 Note Indenture” means the senior secured note indenture dated 20 September 2012 entered into, among others, by Cabot Financial (Luxembourg) S.A., as issuer, Citibank N.A., London Branch, as trustee, and J.P. Morgan Europe Limited, as security agent.

“2019 Note Trustee” means Citibank, N.A., London Branch, or any successor trustee appointed in accordance with the 2019 Note Indenture.

“2019 Notes” means the £265,000,000 of 10.375% senior secured notes due 2019 issued under the 2019 Note Indenture.

“2020 Note Indenture” means the senior secured note indenture dated 2 August 2013 entered into, among others, by Cabot Financial (Luxembourg) S.A., as issuer, Citibank N.A., London Branch, as trustee, and J.P. Morgan Europe Limited, as security agent.

“2020 Note Trustee” means Citibank, N.A., London Branch, or any successor trustee appointed in accordance with the 2020 Note Indenture (as in effect on the date of this Agreement).

“2020 Notes” means the £100,000,000 8.375% senior secured notes due 2020 issued under the 2020 Note Indenture (as in effect on the date of this Agreement).

“Acceptable Bank” means:

(a)	any Arranger or Affiliate of an Arranger;

(b)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services, A- or higher by Fitch Ratings Ltd or A3 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(c)	any other bank or financial institution approved by the Agent.

“Accession Deed” means a document substantially in the form set out in Schedule 6 (Form of Accession Deed).

“Accounting Principles” means generally accepted accounting principles, standards and practices in England as applied in the Original Financial Statements of the Parent, and shall include IFRS.

“Accounting Reference Date” means 31 December.

“Acquisition” means the direct or indirect acquisition by the Original Borrower of the Target in accordance with the Acquisition Agreement.

“Acquisition Agreement” means the share sale and purchase agreement dated on or about the date of this Agreement between, among others, the Original Borrower and the Sellers.

“Acquisition Closing Date” means the date on which Completion occurs.

“Acquisition Documents” means the Acquisition Agreement and any other document designated as an “Acquisition Document” by the Agent and the Parent.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 28.2 (Additional Borrowers).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 28.4 (Additional Guarantors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company. For the purposes of The Royal Bank of Scotland plc, “Affiliate” shall include The Royal Bank of Scotland N.V. and each of its subsidiaries or subsidiary undertakings but shall not include (i) the UK Government or any member or instrumentality thereof, including Her Majesty’s Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof) or (ii) any persons or entities controlled by or under common control with the UK Government or any member or instrumentality thereof (including Her Majesty’s Treasury and UK Financial Investments Limited) which are not part of The Royal Bank of Scotland Group plc and its subsidiaries or subsidiary undertakings (including The Royal Bank of Scotland N.V. and each of its subsidiaries or subsidiary undertakings).

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Agreed Security Principles” means the principles set out in Schedule 13 (Agreed Security Principles).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Restricted Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Base Rate” means:

(a)	in relation to any Loan denominated in euros, EURIBOR; and

(b)	in relation to any Loan denominated in any other currency, LIBOR.

“Applicable Premium” means, with respect to any Term Loan on any repayment date, the greater of:

(a)	1.0% of the principal amount of the relevant Term Loan; or

(b)	the excess of:

(i)	the present value at such repayment date of (x) the price at which the relevant Term Loan may be repaid at 1 August 2016 in accordance with Clause 7.3(b) (Voluntary prepayment of Loans), plus (y) all required interest payments due on the relevant Term Loan through 1 August 2016 (excluding accrued but unpaid interest), computed using a discount rate equal to the Gilt Rate as of such repayment date plus 50 basis points; over

(ii)	the outstanding principal amount of the relevant Term Loan;

as calculated by the Borrower or on behalf of the Borrower by such Person as the Borrower shall designate.

“Asset Management Affiliate” means (i) a bona fide investment fund or (ii) an entity established primarily for the purpose of making, purchasing or investing in loans or debt securities that manages assets on behalf of third parties that are not Affiliates of a Lender.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee, provided that if that other form does not contain the undertaking set out in the form set out in Schedule 5 (Form of Assignment Agreement) it shall not be a Creditor/Agent Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

“Auditors” means any firm of independent auditors having the relevant reputation, capabilities and expertise to perform a high quality audit of companies such as the Group (including, without limitation, Deloitte & Touche and BDO LLP).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Facility” means the aggregate for the time being of each Lender’s Available Commitment in respect of a Facility.

“Availability Period” means:

(a)	in relation to Facility A, the period on and from the date of this Agreement to and including the earlier of:

(i)	the Acquisition Closing Date; and

(ii)	12 February 2014;

(b)	in relation to Facility B, the period on and from the date of this Agreement to and including the earlier of:

(i)	the Change of Control Repayment Date;

(ii)	31 March 2014; and

(iii)	the date of receipt of consent to the CoC Amendment by holders of at least a majority in principal amount of the Existing Target Notes then outstanding pursuant to the Consent Solicitation; and

(c)	in relation to any Incremental Facility, the period specified in the applicable Incremental Facility Increase Notice delivered in accordance with Clause 2.3 (Incremental Increase in Commitments) for that Incremental Facility.

“Available Commitment” means a Lender’s Commitment under a Facility minus:

(a)	the amount of its participation in any outstanding Utilisations under that Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date.

“Base Currency” means Sterling.

“Base Currency Amount” means in relation to a Utilisation the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation.

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 28 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Bridge Facility A Commitment Fee” has the meaning given to that term in the Fee Letter described in paragraph (a) of the definition thereof.

“Bridge Facility B Commitment Fee” has the meaning given to that term in the Fee Letter described in paragraph (a) of the definition thereof.

“Budget” means the budget for the current Financial Year relating to the Group (for these purposes assuming the Acquisition has not occurred) delivered pursuant to Schedule 2 Part I (Conditions Precedent to Initial Utilisation) and, in respect of any Financial Year commencing on or after 1 January 2015, any budget delivered by the Parent to the Agent pursuant to Clause 21.3 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

“Cabot RCF Agreement” means the facilities agreement dated 20 September 2012 between, amongst others, the Parent, the original borrowers and original guarantors, party thereto, J.P. Morgan Europe Limited as Agent and Security Agent and the lenders party thereto, as amended on 25 April 2013 and 28 June 2013.

“Capital Stock” has the meaning given to “Capital Stock” in Schedule 11 (Restrictive Covenants).

“Cash Equivalent Investments” has the meaning given to “Cash Equivalents” in Schedule 11 (Restrictive Covenants).

“Certain Funds Period” means:

(a)	in relation to Facility A, the period commencing from (and including) the date of this Agreement and ending on the date which is the earliest of (and including):

(i)	the Acquisition Closing Date;

(ii)	12 February 2014 (as such date may be extended from time to time (subject to the consent of the Lenders)); and

(iii)	the date on which the Acquisition Agreement is terminated by either party thereto in accordance with its terms; or

(b)	in relation to Facility B, the period commencing from (and including) the date of this Agreement and ending on the date which is the earliest of (and including):

(i)	the Change of Control Repayment Date;

(ii)	31 March 2014 (as such date may be extended from time to time (subject to the consent of the Lenders)); and

(iii)	the date on which the Acquisition Agreement is terminated by either party thereto in accordance with its terms; and

(iv)	the date of receipt of consent to the CoC Amendment by holders of at least majority in principal amount of the Existing Target Notes then outstanding pursuant to the Consent Solicitation.

“Certain Funds Utilisation” means a Utilisation made or to be made under Facility A and/or Facility B, as applicable, during the relevant Certain Funds Period for the purposes referenced in paragraph (a) or paragraph (b) of Clause 3.1 (Purpose) only.

“Centre of Main Interests” means the “centre of main interests” as such term is used in Article 3(1) of the Council Regulation (EC) no. 1346/2000 on insolvency proceedings.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any governmental authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any governmental authority; provided however notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder issued in connection therewith or in implementation thereof shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” has the meaning given to “Change of Control” in Schedule 11 (Restrictive Covenants).

“Change of Control Repayment Date” has the meaning given to such term in the Commitment Letter.

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Clean-Up Period” means the period commencing on the date of this Agreement and expiring sixty (60) days after (and excluding) the Closing Date.

“Closing Date” means the first date on which an Initial Facility A Loan is advanced and the Acquisition consummated.

“CoC Amendment Deadline” means a date which is seven Business Days following the date when the Consent Solicitation Statement is distributed to holders of the Existing Target Notes (as such date may be extended from time to time by agreement between the Original Borrower and the Solicitation Agent (provided that any extensions which in aggregate exceed five Business Days will require the consent of the Majority Lenders)).

“Commitment” means a Facility A Commitment, a Facility B Commitment and/or an Incremental Facility Commitment.

“Commitment Fee” means the Bridge Facility A Commitment Fee and/or the Bridge Facility B Commitment Fee, as the context may require.

“Commitment Letter” means the amended and restated commitment letter dated 7 February 2014 from the Arrangers and the Original Lenders to the Original Borrower.

“Competitor” means any person whose business (or the business of any of its Affiliates, related trusts, partnerships, or funds, excluding the business of any of its Affiliates, related trusts, partnerships, and funds in circumstances where (i) the relevant entity’s primary business does not concern distressed or non-performing consumer debts and (ii) the relevant entity is independently managed or controlled from such person) is in competition with any aspect of the general business carried on by the Group as a whole in the distressed or non-performing consumer debt purchase and distressed or non-performing consumer debt collection market (together with each other person acting on behalf, on the instructions, or for the account of, any such person), in each case save that, in the case of any banking institution only, (i) any person with a division or business line, Affiliate, related trust, partnership or fund that is in competition with the Group and that division or business line, Affiliate, related trust, partnership or fund is not a material competitor of the Group, or (ii) where the Parent agrees in its sole and absolute discretion, a relevant person shall not be a “Competitor”.

“Completion” means the completion of the Acquisition in accordance with the terms of the Acquisition Agreement.

“Confidential Information” means all information relating to the Parent, any Obligor, the Group, the Target Group, the Investors, the Finance Documents or the Facilities of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or any Facility from either:

(a)	the Investors, Parent, any member of the Group, the Target Group or any of their respective advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from the Investors, the Parent, any member of the Group, the Target Group or any of their respective advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 39 (Confidentiality);

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group, the Target Group or any of their respective advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with Parent, the Group or the Target Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 8 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Parent and the Agent, in each case not having been materially amended without consent of the Parent and capable of being relied upon by the Parent.

“Consent Solicitation” means a consent solicitation in respect of the Existing Target Notes to obtain a consent to an amendment and/or waiver of the provisions of the Existing Target Notes that would otherwise require a Change of Control Offer (as the term is defined in the Existing Target Note Indenture) to be made in accordance with the terms of the Existing Target Notes (the “CoC Amendment”) and to amend certain other terms of the Existing Target Notes.

“Consent Solicitation Statement” means a consent solicitation statement with respect to the Consent Solicitation.

“Consolidated EBITDA” has the meaning given to that term in Schedule 11 (Restrictive Covenants).

“Constitutional Documents” means the constitutional documents of the Parent.

“Consumer Debt or Account” means any debt or account where the debtor is (i) an individual, or (ii) any other person in circumstances where an individual provides any surety, guarantee, credit support, Security, or other financial assistance which represents the principal credit support for the relevant debt or account in respect of that debt or account.

“Conversion Date” means the date on which the Initial Loans are extended into Term Loans pursuant to the terms of Clause 6.2 (Mandatory Extension of Initial Loans into Term Loans).

“Conversion Fee” has the meaning given to that term in the Fee Letter described in paragraph (a) of the definition thereof.

“CTA” means the Corporation Tax Act 2009.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default, provided that any such event or circumstance which requires the satisfaction of any condition as to materiality before it becomes an Event of Default shall not be a Default unless such condition is satisfied.

“Defaulting Lender” means any Lender (other than a Lender which is a Sponsor Affiliate):

(a)	which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Demand Failure Event” has the meaning given to that term in paragraph 2.6 of the Fee Letter described in paragraph (a) of the definition thereof.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Engagement Letter” means the amended and restated engagement letter dated 7 February 2014 from the Arrangers (or affiliates thereof) to the Original Borrower, as amended from time to time.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Equity Offering” has the meaning given to “Equity Offering” in Schedule 11 (Restrictive Covenants).

“ERC” means the aggregate amount of estimated remaining collections projected to be received by the Restricted Group from the Portfolio during the period of 84 Months as calculated by the ERC Model as at the last day of the Month most recently ended prior to the date of calculation which most accurately reflects the latest performance of the portfolios.

“ERC Model” means the models and methodologies that the Parent uses to calculate the value of its loan portfolios and those of its Subsidiaries, consistent with the Original Financial Statements described in paragraph (a) of the definition thereof.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Equity Proceeds” means the Net Cash Proceeds of an Equity Offering.

“EUR” or “euro” means the single currency unit of the Participating Member States.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for the Interest Period of that Loan; and

(ii)	it is not possible to calculate an Interpolated Screen Rate for that Loan;

the Reference Bank Rate

as of the, in the case of paragraphs (a) and (c) above, Specified Time on the Quotation Day for euro and for a period equal in length to the Interest Period of that Loan and, if any such applicable Screen Rate, Interpolated Screen Rate or Reference Bank Rate is below zero, EURIBOR will be deemed to be zero.

“Exchange” has the meaning given to it in Clause 23.2 (Exchange Notes).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Date” means the date on which an Exchange occurs pursuant to this Agreement.

“Exchange Notes” means the Facility A Exchange Notes and the Facility B Exchange Notes.

“Exchange Note Indentures” means the Facility A Exchange Note Indenture and the Facility B Exchange Note Indenture.

“Exchange Note Trustee” means a trustee acceptable to the Parent and the Agent which agrees to act as trustee pursuant to the Exchange Note Indentures on the terms thereof.

“Exchange Request” means a written or telecopy notice in the form attached hereto as Schedule 16 (Form of Exchange Request).

“Excluded Bank Accounts” means:

(a)	each bank account the credit balance of which relates to monies held on trust for third parties;

(b)	the bank accounts specified in Schedule 15 (Excluded Bank Accounts); and

(c)	any other bank account approved by the Agent from time to time.

“Existing Cap” means each interest rate cap hedging agreement entered into before the date of this Agreement in respect of interest rate exposures relating to the facilities agreement originally dated 1 March 2005 (as amended and restated from time to time) between, amongst others, Cabot Financial (UK) Limited as borrower and The Royal Bank of Scotland plc as arranger, agent and security agent.

“Existing Financing” means:

(a)	the 2019 Notes;

(b)	the 2020 Notes;

(c)	the loan facilities made available under the Cabot RCF Agreement;

(d)	on or after the Closing Date, the Existing Target Notes; and

(e)	on and after the Closing Date, the loan facilities made available under the Marlin RCF Agreement.

“Existing Target Notes” means £150,000,000 10.5 per cent. senior secured notes issued by the Existing Target Notes Issuer pursuant to the Existing Target Note Indenture.

“Existing Target Note Indenture” means the senior secured notes indenture dated 25 July 2013 made between, among others, Marlin Intermediate Holdings plc, as issuer, The Bank of New York Mellon, as trustee, and The Royal Bank of Scotland plc, as security agent.

“Existing Target Notes Issuer” means Marlin Intermediate Holdings plc or any Successor Company of Marlin Intermediate Holdings plc (as such term is defined in the 2020 Note Indenture as in effect on the date of this Agreement).

“Extension Default” means:

(a)	a failure by any of the Obligors to pay any sum (whether in the nature of principal interest or fees) owing under any Finance Document, in any such case to the extent due and payable on or before the Initial Maturity Date to the Finance Parties;

(b)	the occurrence of any Event of Default under paragraphs 24.6 (Insolvency), 24.7 (Insolvency Proceedings) or 24.8 (Creditors Process) with respect to the Original Borrower or a Significant Subsidiary (as defined in the 2020 Note Indenture as at the date of this Agreement) or any group of Subsidiaries which, taken together as one Subsidiary, would constitute a Significant Subsidiary.

“Facilities” means Facility A, Facility B and the Incremental Facility (and “Facility” means any of them, as the context may require).

“Facility A” means the term bridge loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

“Facility A Available Commitment” means the aggregate for the time being of each Lender’s Available Commitment in respect of Facility A.

“Facility A Commitment” means:

(a)	in relation to a Facility A Original Lender, the amount set opposite its name under the heading “Commitment” in Part III-A of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Facility A Lender, the amount of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase).

to the extent not cancelled, reduced or transferred by it under this Agreement. On and following the Conversion Date, any Incremental Facility Commitment shall cease to constitute an Incremental Facility Commitment and shall be deemed to constitute a Facility A Commitment.

“Facility A Exchange Note” means the note (or, if more than one such note is outstanding, the notes) to be issued under the Facility A Exchange Note Indenture and on the terms set forth in Clause 23.1 (Exchange Note Indentures) hereunder in exchange for one or more Facility A Term Loans.

“Facility A Exchange Note Indenture” means an indenture to be entered into between, among others, the Parent and the Exchange Note Trustee in respect of the Facility A Exchange Notes in accordance with Clause 23.1 (Exchange Note Indentures).

“Facility A Lender” means any Lender who makes available a Facility A Commitment.

“Facility A Original Lender” means any Lender set out in Part III-A of Schedule 1 (The Original Parties).

“Facility A Term Loan” means a loan in respect of Initial Facility A Loans and any Incremental Facility Loans in each case deemed to be made pursuant to Clause 6.2 (Mandatory Extension of Initial Loans into Term Loans).

“Facility A Total Commitments” means the aggregate of the Facility A Commitments, being £105,000,000 at the date of this Agreement.

“Facility B” means the term bridge loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

“Facility B Available Commitment” means the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility B.

“Facility B Commitment” means:

(a)	in relation to a Facility B Original Lender , the amount set opposite its name under the heading “Commitment” in Part III-B of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Facility B Lender, the amount of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Exchange Note” means the note (or, if more than one such note is outstanding, the notes) to be issued under the Facility B Exchange Note Indentures and on the terms set forth in Clause 23.1 (Exchange Note Indentures) hereunder in exchange for one or more Facility B Term Loans.

“Facility B Exchange Note Indenture” means an indenture to be entered into between, among others, the Parent and the Exchange Note Trustee in respect of the Facility B Exchange Notes in accordance with Clause 23.1 (Exchange Note Indentures).

“Facility B Lender” means any Lender who makes available a Facility B Commitment.

“Facility B Original Lender” means any Lender set out in Part III-B of Schedule 1 (The Original Parties).

“Facility B Term Loan” means a loan in respect of Initial Facility B Loans deemed to be made pursuant to Clause 6.2 (Mandatory Extension of Initial Loans into Term Loans).

“Facility B Total Commitments” means the aggregate of the Facility B Commitments, being £151,500,000 at the date of this Agreement.

“Facility Office” means the office or offices notified by a Finance Party to the Agent in writing on or before the date it becomes a Finance Party (or, following that date, by not less than five (5) Business Days written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the “Code”) or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means:

(a)	the amended and restated fee letter dated 7 February 2014 from the Arrangers and the Original Lenders to the Original Borrower;

(b)	any letter or letters dated on or about the date of this Agreement between the Parent and/or the Original Borrower and the Agent and/or the Security Agent setting out any of the fees referred to in Clause 13.2 (Agent and Security Agent fees); and

(c)	any agreement setting out fees payable to a Finance Party referred to in Clause 2.2 (Increase), Clause 2.3 (Incremental Increase in Commitments) of this Agreement or under any other Finance Document.

“Final Maturity Date” means 1 August 2020.

“Finance Document” means this Agreement, any Accession Deed, the Commitment Letter, the Engagement Letter, any Exchange Note Indenture, any Exchange Notes, any Fee Letter, the Intercreditor Agreement, any Resignation Letter, any Transaction Security Document, any Utilisation Request, any Transfer Certificate, any Assignment Agreement, any Increase Confirmation and any other document designated as a “Finance Document” by the Agent and the Parent or the Original Borrower.

“Finance Party” means the Agent, each Arranger, the Security Agent and each Lender.

“Financial Indebtedness” has the meaning given to “Indebtedness” in Schedule 11 (Restrictive Covenants).

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Statements” means:

(a)	prior to the Conversion Date, the financial statements required to be delivered under Clause 21.1 (Financial Statements); or

(b)	on and following the Conversion Date, the financial statements required to be delivered under the 2020 Note Indenture in the form as at the date of this Agreement.

“Financial Year” means the annual accounting period of the Restricted Group, as relevant, ending on the Accounting Reference Date in each year.

“Funding Fee” has the meaning given to that term in the Fee Letter described in paragraph (a) of the definition thereof.

“GBP”, “Sterling” or “£” means the lawful currency for the time being of the United Kingdom.

“Gilt Rate” means, as of any redemption date with respect to the Exchange Notes, the yield to maturity as of such redemption date of United Kingdom government securities with a fixed maturity (as compiled by the Debt Management Office statistics that have become publicly available at least two Business Days in London prior to such redemption date (or, if such statistics are no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to the third anniversary of the Closing Date; provided, however, that if the period from such redemption date to the third anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United Kingdom government securities denominated in pounds sterling adjusted to a fixed maturity of one year shall be used.

“Group” means the Parent and each of its Subsidiaries for the time being.

“Group Structure Chart” means the group structure chart in the agreed form.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 28.5 (Resignation of a Guarantor).

“HMRC” means HM Revenue & Customs.

“Holdco” means the Parent, Cabot Financial Holdings Group Limited, the Luxembourg Guarantor, Cabot Credit Management Limited and Cabot Financial Debt Recoveries Services Limited.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraphs (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 12 (Form of increase confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Incremental Facility” means the loan facility made available under this Agreement in accordance with Clause 2.3 (Incremental Increase in Commitments).

“Incremental Facility Commitment” means, in relation to any Incremental Facility Lender, the amount committed by such Incremental Facility Lender pursuant to an Incremental Facility Commitment Increase Notice and the amount of any other Incremental Facility Commitment transferred to it under this Agreement, to the extent such amount has not been cancelled or reduced by it under this Agreement, provided that on and following the Conversion Date any Incremental Facility Commitment of such Lender shall be deemed to be a Facility A Commitment of such Lender and shall cease to be an Incremental Facility Commitment.

“Incremental Facility Total Commitment” means the aggregate of the Incremental Facility Commitments, up to an amount equal to £80,000,000 (or the Base Currency Amount equivalent).

“Incremental Facility Increase Date” means each date on which the Total Commitments are increased pursuant to paragraph (g) of Clause 2.3 (Incremental Increase in Commitments).

“Incremental Facility Increase Notice” means an agreement substantially in the form set out in Schedule 14 (Form of Incremental Facility Increase Notice) or any other form agreed between the Parent and the Agent.

“Incremental Facility Lender” has the meaning given to that term in Clause 2.3 (Incremental Increase in Commitments).

“Incremental Facility Loan” means, prior to extension in accordance with Clause 6.2 (Mandatory Extension of Initial Loans into Term Loans), a loan made or to be made under the Incremental Facility or the principal amount outstanding for the time being of that loan.

“Incremental Facility Restrictions” means the following restrictions:

(a)	no Default or Event of Default exists and is continuing or would occur as a result of the proposed Incremental Facility Commitment being made available;

(b)	no breach of any covenants (other than any financial covenants) set out in any Existing Financing, to the extent any such agreement has not been terminated or otherwise cancelled, after giving effect to the relevant Incremental Facility Commitment (and assuming the relevant Incremental Facility Commitment is fully drawn);

(c)	the financial covenants set out in any Existing Financing as at the Incremental Facility Increase Date and as at the immediately preceding Quarter (on a pro forma basis and adjusted to take account of any customary and appropriate adjustments) would be complied with (assuming the relevant Incremental Facility Commitment and any previous Incremental Facility Commitment is fully drawn); and

(d)	all fees and expenses owing and payable in respect of such Incremental Facility Commitment to the Senior Secured Bridge Facilities Agent or the Lenders (if any) shall have been paid.

“Initial Facility A Loans” means, prior to extension in accordance with Clause 6.2 (Mandatory Extension of Initial Loans into Term Loans), the loans made available by the Lenders to the Borrower under Facility A.

“Initial Facility B Loans” means prior to extension in accordance with Clause 6.2 (Mandatory Extension of Initial Loans into Term Loans), a loan made available to the Lenders under Facility B.

“Initial Loans” means the Initial Facility A Loans, the Initial Facility B Loans and any Incremental Facility Loans.

“Initial Maturity Date” means, subject to adjustment pursuant to paragraph (b) of Clause 6.2 (Mandatory Extension of Initial Loans into Term Loans) the first anniversary of the Closing Date.

“Initial Public Offering” means an initial public offering on any recognised investment exchange of the shares of the Parent or any Holding Company of the Parent but excluding the Investors.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means:

(a)	any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Restricted Group (which may now or in the future subsist).

“Intercreditor Agreement” means the intercreditor agreement dated on 20 September 2012 made between, among others, the Parent, the Obligors, the Security Agent, the Agent, the Lenders (as Pari Passu Creditors as defined therein), the 2019 Note Trustee, the 2020 Note Trustee and the finance parties under the Cabot RCF Agreement.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.4 (Default interest).

“Interpolated Screen Rate” means, in relation to the Applicable Base Rate for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan, and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for the currency of that Loan. When determining the rate for a period which is less than the shortest period for which the relevant Screen Rate is available, the applicable Screen Rate for purposes of paragraph (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means, in relation to any currency the overnight rate for such currency determined by the Agent from such service as the Agent may select.

“Intra-Group Loans” means any loans made by one member of the Restricted Group to another member of the Restricted Group.

“Investment Grade Status” shall have the meaning set out in the 2020 Note Indenture, as at the date of this Agreement, as it applies to the Notes and for the purposes of Clause 25 (Investment Grade Status) shall have a corresponding meaning in respect of any other Permitted Financial Indebtedness.

“Investors” means Cabot Credit Management Limited, Cabot Holdings S.a r.l., JCF III Europe S.a r.l., JCF III Europe Holdings LP, JCF III AIV II LP and any fund managed and/or advised by J.C. Flowers & Co. LLC, Encore Capital Group, Inc., or, in each case, any of their respective Affiliates.

“ITA” means the Income Tax Act 2007.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity in which the interests of all members of the Restricted Group (taken together) are not more than 50%.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent for the Loan), Clause 28.2 (Additional Borrowers) or Clause 28.4 (Additional Guarantors).

“Legal Reservations” means:

(a)	the principle that certain remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under any applicable limitation law (including the Limitation Acts), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of acquiescence, set-off or counterclaim;

(c)	the principle that in certain circumstances Security granted by way of fixed charge may be recharacterised as a floating charge or that Security purported to be constituted as an assignment may be recharacterised as a charge;

(d)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)	the principle that an English court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f)	the principle that the creation or purported creation of Security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created;

(g)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(h)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender (and a party to the Intercreditor Agreement) in accordance with Clause 2.2 (Increase), Clause 2.3 (Incremental Increase in Commitments) or Clause 26 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“Lender Exchange Note” means an Exchange Note that is held by a person who is an Arranger or an Affiliate of an Arranger (other than an Asset Management Affiliate of an Arranger), provided that an Exchange Note shall cease to be a Lender Exchange Note once transferred to a third party (including to any Affiliate of the Arranger that is an Asset Management Affiliate).

“LIBOR” means, in relation to any Loan in relation to any currency other than, euros,:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the Interest Period of that Loan, the Interpolated Screen Rate for that Loan; or

(c)	If:

(i)	no Screen Rate is available for the currency of that Loan; and

(ii)	it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and, if any such applicable Screen Rate, Interpolated Screen Rate or Reference Bank Rate is below zero, LIBOR will be deemed to be zero.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“LMA” means the Loan Market Association.

“Loan” means an Initial Loan or a Term Loan.

“Luxembourg Guarantor” means Cabot Financial (Luxembourg) S.A., a société anonyme incorporated under the laws of the Grand Duchy of Luxembourg, with registered office at 6, rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under the number B-171245.

“Luxembourg Share Pledge Agreement” means the agreement pursuant to which a Luxembourg law share pledge is granted by Cabot Financial Holdings Group Limited in favour of the Security Agent over the shares in the Luxembourg Guarantor.

“Major Default” means (with respect to each member of the Group or CCML but excluding any member of the Target Group) any event or circumstances constituting an Event of Default under any of Clause 24.1 (Non-payment), Clause 24.3 (Other obligations) (insofar it relates to a breach of any Major Undertaking), Clause 24.4 (Misrepresentation) (insofar it relates to a breach of any Major Representation), Clause 24.6 (Insolvency), Clause 24.7 (Insolvency proceedings), Clause 24.8 (Creditors’ process), Clause 24.9 (Unlawfulness and invalidity), Clause 24.13 (Expropriation) and Clause 24.14 (Repudiation and rescission of agreements).

“Major Representation” means (with respect to each member of the Group or CCML but excluding any member of the Target Group) a representation or warranty under any of Clause 20.1 (Status), Clause 20.2 (Binding obligations), Clause 20.3 (Non-conflict with other obligations), Clause 20.4 (Power and authority), Clause 20.5 (Validity and admissibility in evidence) and Clause 20.6 (Governing law and enforcement).

“Major Undertaking” means (with respect to each member of the Group or CCML but excluding any member of the Target Group) any of Clause 8.1 (Change of Control), Clause 22.19 (Guarantees), Section 1 (Limitation on Indebtedness), Section 2 (Limitations on Restrictive Payments) (insofar it only relates to payment of dividends and share redemption), Section 3 (Limitations on Lien) and Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of Part I (Covenants) of Schedule 11 (Restrictive Covenants).

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 50 per cent. or more of the Total Commitments (or if the Total Commitments have been reduced to zero, aggregated more than 50 per cent. or more of the Total Commitments immediately prior to that reduction).

“Margin” means:

(a)	in relation to an Initial Facility A Loan and any Incremental Facility Loan:

(i)	6.00 per cent. per annum during the three Month period commencing on the Closing Date;

(ii)	6.50 per cent. per annum during the three Month period immediately succeeding the three Month period under (i) above;

(iii)	7.00 per cent. per annum during the three Month period immediately succeeding the three Month period under (ii) above;

(iv)	7.50 per cent. per annum during the three Month period (but excluding the Initial Maturity Date) immediately succeeding the three Month period under (iii) above; and

(v)	thereafter, the applicable Total Cap, and

(b)	in relation to an Initial Facility B Loan:

(i)	6.00 per cent. per annum during the three Month period commencing on the Change of Control Repayment Date;

(ii)	6.50 per cent. per annum during the three Month period immediately succeeding the three Month period under (i) above;

(iii)	7.00 per cent. per annum during the three Month period immediately succeeding the three Month period under (ii) above;

(iv)	7.50 per cent. per annum. during the three Month period (but excluding the Initial Maturity Date) immediately succeeding the three Month period under (iii) above; and

(v)	thereafter, the applicable Total Cap;

provided that, except where paragraph (a)(v) or paragraph (b)(v) above apply, in the event that consent to the amendments and waivers sought in the Consent Solicitation is not obtained and the Reorganisation has not been consummated by 24 March 2014, the relevant Margin shall increase by 1.00 per cent per annum with effect from 24 March 2014.

“Marlin RCF Agreement” means the senior facilities agreement relating to a £25,000,000 revolving facilities agreement dated 25 July 2013 between, amongst others, Marlin Financial Intermediate II Limited, as original borrower, Investec Bank plc as agent, The Royal Bank of Scotland plc as security agent and the lenders parties thereto.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, assets or financial condition of the Restricted Group (taken as a whole); or

(b)	the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents; or

(c)	the legality, validity, enforceability or ranking of any Security granted or purported to be granted pursuant to any of the Finance Documents, in any such case, in a manner or to an extent which is materially adverse to the interests of the Lenders under the Finance Documents and, if capable of remedy is not remedied within 15 Business Days of the earlier of:

(i)	the Parent becoming aware of the issue; or

(ii)	the giving of notice of the issue by the Agent,

provided that such period shall run concurrently with any applicable grace period contained in Clause 24 (Events of Default).

“Material Company” means, at any time:

(a)	an Obligor; or

(b)	a wholly-owned member of the Restricted Group that is the Holding Company of an Obligor; or

(c)	a member of the Restricted Group which:

(i)	has earnings before interest, tax, depreciation and amortisation calculated on the same basis as Consolidated EBITDA (but on an unconsolidated basis and excluding intra-Restricted Group items and investments in Restricted Subsidiaries of any member of the Restricted Group) representing more than five (5) per cent. of Consolidated EBITDA of the Restricted Group calculated on a consolidated basis; or

(ii)	has gross assets (on an unconsolidated basis excluding intra-Restricted Group items, goodwill and investments in Restricted Subsidiaries of any member of the Restricted Group) representing five (5) per cent. or more of the gross assets of the Restricted Group calculated on a consolidated basis (excluding goodwill).

Compliance with the conditions set out in paragraph (c) above shall be determined by reference to:

(i)	the most recent Annual Financial Statements of the Group (adjusted in accordance with Clause 21.7 (Unrestricted Subsidiaries)) supplied under paragraph (a) of Clause 21.1 (Financial Statements);

(ii)	the latest (if applicable) consolidated financial statements of the Subsidiary (audited to the extent required by law). However, if a Subsidiary has been acquired since the date as at which the latest Annual Financial Statements of the Group were prepared, the Annual Financial Statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by two directors of the Parent as representing an accurate reflection of the revised Consolidated EBITDA) or gross assets of the Restricted Group).

A report by the Auditors of the Parent that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Material Event of Default” means any event or circumstance constituting:

(a)	an Event of Default under Clause 24.3 (Other obligations) to the extent that such Event of Default relates to a failure to comply that is material; and

(b)	an Event of Default under any Clause other than Clause 24.3 (Other obligations).

“Member State” means the territory of each Member State of the Community as defined in Article 5 and 6 of the Council Directive 2006/112/EC on the common system of value added tax.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Net Cash Proceeds” has the meaning given to “Net Cash Proceeds” in Schedule 11 (Restrictive Covenants).

“Non-Consenting Lender” has the meaning given to that term in Clause 38.4 (Replacement of Lender).

“Non-Consumer Debt or Accounts” means any debt or account that is not a Consumer Debt or Account.

“Non-UK-and-Ireland Originated Account” means a Portfolio Account originally issued or extended to a person outside the United Kingdom and the Republic of Ireland unless such person was resident in the United Kingdom or the Republic of Ireland at such time.

“Non-UK Originated Account” means a Portfolio Account originally issued or extended to a person outside the United Kingdom unless such person was resident in the United Kingdom at such time.

“Notes” means without duplication (i) the 2020 Notes, (ii) the 2019 Notes, (iii) the Senior Secured Notes or any other Permanent Securities (as defined in the Engagement Letter), (iv), on or after the Closing Date, the Existing Target Notes, and (iii) any other debt securities issued to refinance, in exchange for or in lieu of (in whole or in part) this Agreement (including the Exchange Notes).

“Note Documents” means the Note Indentures and any other documents in respect of, or related to, the Notes.

“Note Indenture” means each of, as the context requires:

(a)	the 2020 Note Indenture;

(b)	the 2019 Note Indenture;

(c)	the indenture in respect of the Senior Secured Notes or any other Permanent Securities (as defined in the Engagement Letter), to be entered into between, among others, the Parent and a trustee, as amended from time to time; and

(d)	any Exchange Note Indentures.

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (b) of Clause 27.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates).

“Obligor” means a Borrower or a Guarantor.

“Obligors’ Agent” means the Parent as appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.5 (Obligors’ Agent).

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.4 (Conditions relating to Optional Currencies).

“Original Financial Statements” means:

(a)	the audited financial statements of the Group for the financial year ending December 2012; and

(b)	in relation to each Original Obligor (other than the Luxembourg Guarantor) its audited financial statements for its Financial Year ended 31 December 2012.

“Original Lender” means a Facility A Original Lender and/or a Facility B Original Lender, as the context may require.

“Original Obligor” means the Original Borrower or an Original Guarantor.

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Perfection Requirements” means the making or procuring of appropriate registrations, filings, endorsements, stampings, intimation in accordance with local laws, notations in stock registries, notarisations, legalisation and/or notifications of the Transaction Security Documents and/or the Transaction Security created thereunder.

“Permitted Acquisition” means the Acquisition and any other acquisition (not being an acquisition by the Parent):

(a)	of shares or other ownership interests in a company representing at least 50.1 per cent. of the issued share capital or other ownership interests of such company or of a business or undertaking carried on as a going concern (each a “Business Acquisition”); or

(b)	an acquisition of Portfolio Accounts for consideration in cash,

but only if:

(i)	in relation to a Business Acquisition, no Event of Default has occurred and is continuing at the time the relevant member of the Restricted Group contractually commits to the relevant acquisition or would result therefrom;

(ii)	in relation to an acquisition of Portfolio Accounts, no Material Event of Default has occurred and is continuing at the time the relevant member of the Restricted Group contractually commits to the relevant acquisition or would result therefrom;

(iii)	in relation to a Business Acquisition, the acquired company, business, or undertaking is engaged in a business substantially similar to or complementary to that carried on by the Restricted Group in the debt purchase and debt collection market; and

(iv)	in the case of a Portfolio Account constituting either (i) a Non-Consumer Debt or Account, or (ii) a Non-UK Originated Account, having regard to the circumstances applying at the time the relevant member of the Restricted Group contractually commits to the relevant acquisition, the relevant acquisition would not result in a failure to comply with the definition of “Portfolio Account”;

(v)	in relation to a Business Acquisition of less than 100 per cent. but more than 50.1 per cent. of the issued share capital or other ownership interest interests of a company which following the acquisition would constitute a Material Company, subject to such company becoming an Obligor and granting Security (on substantially the same or equivalent terms to the Transaction Security granted as a condition precedent to initial utilisation of the Facilities and subject to the Agreed Security Principles) over all its assets in favour of the Secured Parties as soon as practicable and in any event within:

(A)	in the case of a Business Acquisition in England and Wales, 60 days; or

(B)	in the case of a Business Acquisition in any other jurisdiction, 90 days,

of consummation of the relevant acquisition;

(vi)	in relation to a Business Acquisition, the Parent has delivered a compliance certificate signed by two directors showing in reasonable detail calculations demonstrating that to the extent that the Business Acquisition includes an acquisition of any Non-Consumer Debt or Account or any Non-UK Originated Accounts, having regard to the circumstances applying at the time the relevant member of the Restricted Group contractually commits to the relevant acquisition, that the relevant acquisition would not result in a failure to comply with the definition of “Portfolio Account”;

(vii)	in relation to a Business Acquisition, the acquired company, business or undertaking is incorporated or established, and carries on its principal business, in the United Kingdom, European Union, United States of America or Canada;

(viii)	in the reasonable opinion of the Parent, such acquisitions are directly or indirectly EBITDA enhancing over the next three Financial Years after the completion of such acquisition having regard to the Group as a whole and the nature of the Group’s business in the debt purchase and debt collection market; and

(ix)	in relation to an acquisition of Portfolio Accounts to be funded by a Utilisation under the Incremental Facility in an amount of more than 5% of ERC (as determined by reference to the Financial Statements most recently delivered on a pro forma basis for such acquisition), the prior written consent of the Majority Lenders has been obtained.

“Permitted Payment” has the meaning given to that term in the Intercreditor Agreement.

“Permitted Refinancing Indebtedness” means any Refinancing Indebtedness (as defined in Schedule 11 (Restrictive Covenants).

“Permitted Reorganisation” means:

(a)	an amalgamation, merger, transfer, consolidation, liquidation, dissolution or corporate reconstruction (each a “Reorganisation”) on a solvent basis of a member of the Restricted Group where:

(i)	all of the business and assets of that member of the Restricted Group remain within the Restricted Group (and if that member of the Restricted Group was an Obligor immediately prior to such reorganisation being implemented, all of the business and assets of that member are retained by one or more other Obligors);

(ii)	if it or its assets or the shares in it were subject to the Transaction Security immediately prior to such Reorganisation, the Security Agent will enjoy substantially the same or equivalent Security over the same assets or, as the case may be, over it or the shares in it (or in each case over the shares of its successor) or, where a member of the Group is being dissolved or liquidated, its assets (after payment of creditors) are passed up to its Holding Company (subject to such Holding Company granting the same or equivalent Security over the relevant assets in favour of the Security Agent); and

(iii)	in the case of an amalgamation, merger or corporate reconstruction, if such member of the Group is an Obligor, the surviving entity is or becomes an Obligor to at least the same extent as such first mentioned Obligor immediately prior to the said amalgamation, merger or corporate reconstruction;

(b)	any Reorganisation permitted under Schedule 11 (Restrictive Covenants);

(c)	any Reorganisation specifically detailed in the Tax Structure Report; or

(d)	any other Reorganisation of one or more members of the Restricted Group approved by the Majority Lenders (acting reasonably).

“Permitted Sanction Action” means:

(a)	in relation to any Sanctions imposed, administered or enforced from time to time by the US government and/or OFAC, such action is licensed or otherwise authorised by OFAC and, if required, by the US government;

(b)	in relation to any Sanctions imposed, administered or enforced from time to time by the United Nations Security Council, such action is licensed or otherwise authorised by the United Nations Security Council;

(c)	in relation to any Sanctions imposed, administered or enforced from time to time by the European Union, such action is licensed or otherwise authorised by the European Union;

(d)	in relation to any Sanctions imposed, administered or enforced from time to time by Her Majesty’s Treasury of the United Kingdom, such action is licensed or otherwise authorised by Her Majesty’s Treasury of the United Kingdom; and

(e)	in relation to any Sanctions imposed, administered or enforced from time to time by the US State Department, the US Department of Commerce or the US Department of the Treasury, such action is licensed or otherwise authorised by each applicable US department, and provided that such action would not cause any Finance Party or member of the Group to be in breach of any Sanctions.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organisations, whether or not legal entities, and governmental authorities.

“Portfolio” means the Portfolio Accounts.

“Portfolio Account” means:

(a)	a sub-performing or charged-off consumer account, consumer instalment loan or any other consumer account owned by the Restricted Group or any Non-Consumer Debt or Account; or

(b)	a Right to Collect Account,

provided that:

(i)	the aggregate “ERC” amount of all Non-Consumer Debt or Accounts (calculated on the same basis as ERC and as set out in the further proviso below) at the time the relevant member of the Restricted Group contractually commits to the relevant acquisition does not exceed an amount equal to 7.5 per cent. of ERC (as determined by reference to the most recently delivered Financial Statements adjusted on a pro forma basis for the proposed acquisition);

(ii)	the aggregate “ERC” amount of all Non-UK Originated Accounts (calculated on the same basis as ERC and as set out in the further proviso below) at the time the relevant member of the Restricted Group contractually commits to the relevant acquisition does not exceed an amount equal to 15 per cent. of ERC (as determined by reference to the most recently delivered Financial Statements adjusted on a pro forma basis for the proposed acquisition); and

(iii)	the aggregate “ERC” amount of all Non-UK-and-Ireland Originated Accounts (calculated on the same basis as ERC and as set out in the further proviso below) at the time the relevant member of the Restricted Group contractually commits to the relevant acquisition does not exceed an amount equal to 5 per cent. of ERC (as determined by reference to the most recently delivered Financial Statements adjusted on a pro forma basis for the proposed acquisition), and provided further that for the purposes of this definition, when calculating the aggregate “ERC” amount of all such Non-Consumer Debt or Accounts, all such Non-UK Originated Accounts or all such Non-UK-and-Ireland Originated Accounts debt, it shall refer to the estimated remaining collections projected to be received over 84 Months from the debt portfolio of which such debt is a component multiplied by the ratio of Non-Consumer Debt or Accounts, Non-UK Originated Accounts or Non-UK-and-Ireland Originated Accounts to total accounts in that debt portfolio, respectively.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Quasi Security” means any transaction in which a member of the Restricted Group agrees to:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Restricted Group;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling) the first day of that period; or

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Banks” means:

(a)	in relation to EURIBOR, the principal office in an appropriate jurisdiction of JPMorgan Chase Bank, N.A. London Branch and Lloyds Bank plc;

(b)	in relation to LIBOR, the principal London office of JPMorgan Chase Bank, N.A. London Branch and Lloyds Bank plc; and

in each case, such other banks as may be appointed by the Agent in consultation with the Parent.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)	in relation to EURIBOR, as the rate which the relevant Reference Bank assesses to be the rate at which Euro interbank term deposits in euros and for the relevant period are offered for spot value (T+2) by one prime bank to another prime bank within the EMU zone;

(b)	in relation to LIBOR, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.

“Refinancing Date” means the date the Facility A Commitments, the Facility B Commitments, the Incremental Facility Commitments, the Initial Facility A Loans and/or the Initial Facility B Loans and/or the Incremental Facility Loans are refinanced, in part or in full, by a Permanent Financing (as defined in the Engagement Letter).

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Acceleration Event” has the meaning given to that term in Schedule 13 (Agreed Security Principles).

“Relevant Interbank Market” means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where it conducts a substantial part of its business; and

(c)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Repeating Representations” means each of the representations set out in Clause 20.1 (Status), Clause 20.2 (Binding obligations), Clause 20.3 (Non-conflict with other obligations), Clause 20.4 (Power and authority), paragraph (a) of Clause 20.5 (Validity and admissibility in evidence), Clause 20.6 (Governing law and enforcement), Clause 20.9 (No default), Clause 20.10 (No Misleading Information), paragraphs (b) and (c) of Clause 20.11 (Financial Statements), Clause 20.14 (Anti-Corruption Laws and Sanctions), Clause 20.19 (Good title to assets), Clause 20.20 (Legal and beneficial ownership), Clause 20.21 (Shares), Clause 20.27 (Centre of main interests and establishments) and Clause 20.30 (Money Laundering Act).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Restricted Group” means the Parent and the Restricted Subsidiaries.

“Restricted Subsidiary” means a Subsidiary of the Parent other than an Unrestricted Subsidiary.

“Right to Collect Account” means a sub-performing or charged-off consumer account, consumer instalment loan or any other consumer account or non-consumer debt or account that is owned by a person that is not a member of the Restricted Group (a “Third Party”) and in respect of which the Restricted Group is entitled to collect and retain substantially all of the amounts due under such account, debt or loan or to receive amounts equivalent thereto.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations, H.M. Treasury, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Screen Rate” means:

(a)	in relation to EURIBOR, the interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate);

(b)	in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on page LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate);

or, in each case, on the appropriate page of, or as may otherwise be available on, such other information service which publishes that rate from time to time.

“Secured Parties” means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller” means each of the “Sellers” as defined in the Acquisition Agreement.

“Senior Secured Notes” has the meaning given to such term in the Engagement Letter.

“Solicitation Agent” means J.P. Morgan Securities plc or one of its Affiliates, appointed to act as solicitation agent in the Consent Solicitation as contemplated by the Engagement Letter.

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“Sponsor Affiliate” means the Investors and each of their respective Affiliates, any trust of which any of the Investors or any of their respective Affiliates are a trustee, any partnership of any of the Investors or any of their respective Affiliates is a partner and any trust, fund or other entity which is managed by, or is directly or indirectly under the control of, any of the Investors or any of their respective Affiliates provided that any such trust partnership fund, or other entity which has been established for at least six (6) Months for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, partnerships, funds, or other entities managed or controlled by any of the Investors or any of their respective Affiliates which have been established for the primary or main purpose of investing in the share capital of companies shall not constitute a Sponsor Affiliate.

“Subordinated Liabilities” has the meaning given to that term in the Intercreditor Agreement.

“Subsidiary” means in relation to any person, any entity which is controlled directly or indirectly by that person and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time, and “control” for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to determine the composition of a majority of the board of directors (or like board) of such entity, in each case whether by virtue of ownership of share capital, contract or otherwise.

“Super Majority Lenders” means at any time a Lender or Lenders whose Commitments aggregate 85 per cent. or more of the Total Commitments or, if the Total Commitments have been reduced to zero, aggregate 85 per cent. or more of the Total Commitments immediately prior to that reduction.

“Target” means Marlin Financial Group Limited, a private limited liability company incorporated under the laws of England and Wales with company registration number 07195881 and with its registered office at Marlin House, 16-22 Grafton Road, Worthing, West Sussex, BN11 1QP.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Target Group” means the Target and each of its Subsidiaries.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“Tax” or “Taxes” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty, interest or other additional amount payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Structure Report” means the paper entitled “Proposed transaction steps” prepared by Deloitte in relation to the Acquisition dated 6 February 2014 addressed to/along with reliance letters provided to the Finance Parties.

“Term Loan” means a Facility A Term Loan or a Facility B Term Loan.

“Termination Date” means, with respect to the Initial Loans, the Initial Maturity Date and, with respect to the Term Loans, the Final Maturity Date.

“Total Cap” means in respect of any Loan, Exchange Note or Unpaid Sum (a) 8.375% per annum or (b) if the issuance of the Senior Secured Notes or completion of any other Financing (as defined in the Engagement Letter) has not been completed and the Loans repaid and the Total Commitments cancelled in full on or before 24 March 2014, 8.625% per annum or (c), notwithstanding clause (b), in the event that consent to the amendments and waivers sought in the Consent Solicitation is not obtained and the Reorganisation (as defined below) has not been consummated by 24 March 2014, 9.625% per annum.

“Total Commitments” means the sum of (a) the aggregate of Facility A Total Commitments, (b) the aggregate of Facility B Total Commitments and (c) the aggregate of Incremental Facility Total Commitments.

“Transaction Documents” means the Finance Documents, the Acquisition Documents and the Constitutional Documents.

“Transaction Security” means the Security created or expressed to be created in respect of the obligations of any of the Obligors under any of the Finance Documents pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of:

(a)	the Transaction Security Documents as defined in the Intercreditor Agreement as at the date hereof;

(b)	any document required to be delivered to the Agent under paragraph 2(f) Part I Schedule 2 (Conditions Precedent and Conditions Subsequent);

(c)	the documents listed as being Transaction Security Document in Part III of Schedule 2 (Conditions Precedent and Conditions Subsequent); and

(d)	any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Parent.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents (in the case of the Transaction Security Documents, in connection with the Facilities and/or this Agreement only).

“Unrestricted Subsidiary” has the meaning given to it in Schedule 11 (Restrictive Covenants).

“U.S. dollars”, “$” and dollars denote lawful currency of the United States of America.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States.

“Utilisation” means a Loan.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 3 (Utilisation Request).

“VAT” means value added tax as provided for in Council Directive 2006/112/EC, as amended, on the common system of value added tax and any other tax of a similar nature (including goods and services tax) wherever imposed.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the “Agent”, any “Arranger”, any “Exchange Note Trustee”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Parent and the Agent;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	except as otherwise provided, a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	“guarantee” means (other than in Clause 19 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(viii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law (but if not having the force of law, which is binding or customarily complied with)) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(ix)	“principal” of a Loan or Exchange Note at any time means the principal of such Loan or Exchange Note plus (in the case of an Exchange Note) the premium, if any, payable on such Exchange Note that is due or overdue or is to become due at such time;

(x)	a provision of law is a reference to that provision as amended or re-enacted; and

(xi)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived. An Event of Default is “continuing” if it has not been remedied or waived.

(e)	Unless specifically provided to the contrary, a reference to a Subsidiary or Material Subsidiary of a member of the Restricted Group excludes each Unrestricted Subsidiary.

1.3	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.4	Intercreditor Agreement

This Agreement is subject to the Intercreditor Agreement and in the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

2.	THE FACILITIES

2.1	The Facilities

(a)	Subject to the terms of this Agreement, the Facility A Lenders make available to the Original Borrower a senior secured bridge facility to be drawn in Sterling in an aggregate amount equal to the Facility A Total Commitments (the “Facility A”).

(b)	Subject to the terms of this Agreement, the Facility B Lenders make available to the Original Borrower a senior secured bridge facility to be drawn in Sterling in an aggregate amount equal to the Facility B Total Commitments (the “Facility B”).

2.2	Increase

(a)	The Parent may by giving prior notice to the Agent by no later than the date falling 20 Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 7.5 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 7.1 (Illegality) or Clause 8.1 (Change of Control).

request that the Total Commitments be increased (and the Total Commitments shall be so increased) in an aggregate amount of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(iii)	the increased Commitment will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Parent (each of which shall not be a Sponsor Affiliate or a member of the Restricted Group and which is further acceptable to the Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any increase in the Total Commitments shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender which the Agent shall execute promptly on receipt; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(B)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Parent and the Increase Lender.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	Unless the Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Parent shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of £2,000 and the Parent shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.

(e)	The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender in a Fee Letter.

(f)	Clause 26.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Incremental Increase in Commitments

(a)	Subject to this Clause 2.3, the Parent may at any time and from time to time on or after the date of this Agreement but prior to the earlier of (i) the Conversion Date and (ii) the Refinancing Date, request an Incremental Facility Commitment by delivering to the Agent a duly completed Incremental Facility Increase Notice not later than 10 Business Days’ (or such shorter period as the Agent and the Parent may agree) prior to the proposed date for the commencement of the availability period in respect of the Incremental Facility Commitments so requested.

(b)	Each Incremental Facility Increase Notice shall specify the following matters:

(i)	the identity of each Lender or other bank, financial institution, trust, fund or other entity (each, an “Incremental Facility Lender”) selected by the Parent (each of which shall not be a Sponsor Affiliate or a member of the Restricted Group) that is willing to assume all of the obligations of a Lender corresponding to an Incremental Facility Commitment;

(ii)	the aggregate amount of the Incremental Facility Commitments requested (the “Request Amount”), which amount must comply with paragraph (e) below;

(iii)	the proposed Availability Period in respect of the requested Incremental Facility Commitments which shall expire on a date no later than the earlier of (i) the Conversion Date and (ii) the Refinancing Date;

(iv)	the identities of the Borrower(s) in respect of the requested Incremental Facility Commitments;

(v)	the currency or currencies in which the Incremental Facility Commitments may be drawn; and

(vi)	the purpose of the Incremental Facility Commitment, which shall be the (A) repayment of amounts drawn under the Cabot RCF Agreement used to fund the purchase price under the Acquisition Agreement and/or the Change of Control Offers (if any) and any related costs and expenses and the (B) funding of a Permitted Acquisitions of Portfolio Accounts, and shall be validly delivered only if executed by the Parent, the Borrower in relation to the Incremental Facility Commitment, and each applicable Incremental Facility Lender.

(c)	No existing Lender shall (unless otherwise agreed by that Lender) be obliged to provide any Incremental Facility Commitment but the Original Lenders (if at that time still a Lender) shall be given the option to provide Incremental Facility Commitments (pro rata to their Facility A Total Commitments as at the date of this Agreement) before other potential lenders are approached.

(d)	If within 5 Business Days after a notice of the Parent containing the proposed terms on which the Incremental Facility Commitments are to be provided is delivered to the relevant Original Lender, the relevant Original Lender does not confirm its acceptance of the proposed terms in writing, the option of that Lender to provide Incremental Facility Commitments in respect of that request shall lapse.

(e)	The Parent may request Incremental Facility Commitments not exceeding £80,000,000 in aggregate.

(f)	All Incremental Facility Commitments shall be made available on the same terms (other than with respect to the Availability Period which shall comply with paragraph b(iii) above) including as to guarantee, ranking, pro rata sharing security, margin, fees and Termination Date as are applicable to Facility A.

(g)	Following the delivery of an Incremental Facility Increase Notice, the requested Incremental Facility Commitments shall become effective on the later of:

(i)	the execution by the Agent of the Incremental Facility Increase Notice (pursuant to which the aggregate amount of the Relevant Commitments (as defined therein) is equal to or greater than the Request Amount). The Agent shall, subject to paragraph (iii)(B) below, as soon as reasonably practicable after receipt by it of a duly completed Incremental Facility Increase Notice appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Incremental Facility Increase Notice;

(ii)	confirmation from the Parent signed by a director (along with supporting calculations) of compliance with the Incremental Facility Restrictions; and

(iii)	in relation to an Incremental Facility Lender which is not a Facility A Lender immediately prior to the relevant increase, the later of:

(A)	the Incremental Facility Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement as a Lender under this Agreement; and

(B)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption by the Incremental Facility Lender of the relevant Incremental Facility Commitments, the completion of which the Agent shall promptly notify to the Parent and the Incremental Facility Lender.

(h)	The introduction of Incremental Facility Commitments pursuant to this Clause 2.3 shall occur as follows:

(i)	each Incremental Facility Commitment will be assumed by the relevant Incremental Facility Lender, each of whom confirms its willingness to assume and does assume all of the obligations of a Lender corresponding to that part of the Incremental Facility Commitments which it is to assume, as if it had been an Original Lender;

(ii)	each of the Obligors and each Incremental Facility Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Incremental Facility Lender would have assumed and/or acquired had the Incremental Facility Lender been an Original Lender;

(iii)	to the extent not already a Party as a Lender, each Incremental Facility Lender shall become a Party as a Lender and each Incremental Facility Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Incremental Facility Lender and those Finance Parties would have assumed and/or acquired had the Incremental Facility Lender been an Original Lender;

(iv)	the Commitments of the other Lenders shall continue in full force and effect; and

(v)	the increase in the Incremental Facility Commitments and the Total Commitments shall take effect on the Incremental Facility Increase Date.

(i)	Each Incremental Facility Lender, by executing the Incremental Facility Commitment Increase Notice, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the Incremental Facility Increase Date in order to implement the Incremental Facility Commitment Increase, with any such amendment or waiver to take effect on the Incremental Facility Increase Date.

(j)	The Parent shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.3.

(k)	The Parent shall pay to an Incremental Facility Lender a fee in the amount and at the times agreed between the Parent and that Incremental Facility Lender in a Fee Letter.

(l)	On and from the Incremental Facility Increase Date this Agreement shall be amended, read and construed as if the Incremental Facility Lenders were party hereto with an Incremental Facility Commitment or Incremental Facility Commitments as detailed in the Incremental Facility Increase Notice.

(m)	Any amounts payable to the Lenders by any Obligor on or before an Incremental Facility Increase Date (including, without limitation, all interest, fees and commission payable up to (but excluding) that Incremental Facility Increase Date) in respect of any period ending on or prior to that Incremental Facility Increase Date shall be for the account of the Lenders prior to such Incremental Facility Increase Date and no Incremental Facility Lender shall have any interest in, or any rights in respect of, any such amount (save in respect of their Commitments up to (but excluding) that Incremental Facility Increase Date).

(n)	Each Lender authorises the Agent to execute on its behalf:

(i)	any Incremental Facility Increase Notice delivered to it pursuant to this Clause 2.3 (to the extent such Lender agrees to provide a Relevant Commitment under and as defined in such Incremental Facility Increase Notice); and

(ii)	any amendments required to the Finance Documents that are consequential on, incidental to or required to implement or reflect the introduction of Incremental Facility Commitments pursuant to this Clause 2.3.

2.4	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.5	Obligors’ Agent

(a)	Each Obligor (other than the Parent) by its execution of this Agreement or an Accession Deed irrevocably appoints the Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, the Utilisation Requests), to execute on its behalf any Accession Deed, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

(a)	Each Borrower shall apply all amounts borrowed by it under Facility A towards financing, in full or in part, purchase price for the Acquisition and the payment of costs, fees and expenses (including, without limitation, legal fees and expenses) incurred in connection with the Acquisition and the Transaction Documents.

(b)	Each Borrower shall apply all amounts borrowed by it under Facility B towards financing, in full or in part, the Change of Control Offers (as that term is defined in the Existing Target Note Indenture).

(c)	Each Borrower shall apply all amounts borrowed by it under the Incremental Facility towards the purpose specified in the Incremental Facility Increase Notice relating to the relevant Incremental Facility Total Commitment.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent for the Loans

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if on or before the first Utilisation Date, the Agent has received or is satisfied it will receive all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent and Conditions Subsequent) in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Parent and the Lenders promptly upon being so satisfied.

4.2	Facility B Utilisation Certification

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation under Facility B if on or prior to the date of the Utilisation Request the Parent has delivered to the Agent a certificate signed by a director of the Parent confirming that:

(a)	without undue delay after receipt by the Borrower of the Initial Facility B Term Loan, it shall make payment in full of the amounts payable under the Change of Control Offer (as defined in the Engagement Letter); and

(b)	notice of the Change of Control Offers (as defined in the Commitment Letter) was delivered to the holders of the Existing Target Notes and to the trustee under the Existing Target Notes in accordance with, and subject to, the terms of the Existing Target Notes which shall have established the earliest possible Change of Control Repayment Date following the CoC Amendment Deadline in each case pursuant to and in accordance with the terms of the Existing Target Notes and the Engagement Letter and Rule 14e-1 under the Exchange Act.

4.3	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent for the Loan), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation), in relation to a Utilisation other than one to which Clause 4.6 (Utilisations during the Certain Funds Period) applies, if on the date of the Utilisation Request and on the proposed Utilisation Date unless the Majority Lenders and the Parent agree otherwise:

(a)	no Event of Default is continuing or would result from the proposed Utilisation; and

(b)	in relation to the initial Utilisation, all the representations and warranties in Clause 20 (Representations) or, in relation to any other Utilisation, the Repeating Representations to be made by each Obligor, by reference to the facts and circumstances then existing are true and correct in all material respects (to the extent not already subject to materiality) and will be true and correct in all material respects (to the extent not already subject to materiality) immediately after the making of the relevant Utilisation.

4.4	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Utilisation if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation; and

(ii)	it is euros or U.S. dollars, or any other currency approved by the Agent (acting on the instructions of all the Lenders).

(b)	If the Agent has received a written request from the Parent for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Parent by the Specified Time:

(i)	whether or not all Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Loan in that currency.

4.5	Maximum number of Utilisations

A Borrower (or the Parent) may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(a)	more than one (1) Loan under Facility A would be outstanding;

(b)	more than one (1) Loan under Facility B would be outstanding; or

(c)	more than two (2) Incremental Facility Loans would be outstanding.

4.6	Utilisations during the Certain Funds Period

(a)	Subject to Clause 4.1 (Initial conditions precedent to the Loan) and Clause 4.2 (Facility B Utilisation Certification) in respect only of Facility B, but and notwithstanding Clause 4.3 (Further conditions precedent), during the applicable Certain Funds Period, a Lender will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Certain Funds Utilisation if on date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Major Default is continuing or would result from the proposed Certain Funds Utilisations;

(ii)	all the Major Representations are true in all material respects (or, to the extent a materiality test applies, in all respects); and

(iii)	no Change of Control has occurred.

(b)	During the applicable Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders’ participation) and subject as provided in Clause 7.1 (Illegality)), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(ii)	rescind, terminate or cancel this Agreement or any Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would directly or indirectly prevent or limit the making of a Certain Funds Utilisation;

(iii)	refuse to participate in the making of a Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim or similar right or remedy which it may exercise in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the applicable Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the applicable Certain Funds Period.

4.7	Lending Affiliates

(a)	Each Lender may discharge its obligations in respect of a Utilisation under this Agreement by nominating one or more branches or affiliates to participate in that Utilisation, provided that such branch or affiliate is not incorporated or established, and does not carry on business, in a jurisdiction that is a Sanctioned Country or is a Competitor.

(b)	A Lender may nominate a branch or affiliate to participate in one or more Utilisations:

(i)	in respect of an Original Lender, in this Agreement; or

(ii)	in the Transfer Certificate or Assignment Agreement (as applicable) pursuant to which such Lender becomes party to this Agreement.

(c)	Any branch or affiliate nominated by a Lender to participate in a Utilisation shall:

(i)	participate in compliance with the terms of this Agreement; and

(ii)	be entitled, to the extent of its participation, to all the rights and benefits of a Lender under the Finance Documents provided that such rights and benefits shall be exercised on its behalf by its nominating Lender save where law or regulation requires the branch or affiliate to do so.

(d)	Each Lender shall remain liable and responsible for the performance of all obligations assumed by a branch or affiliate on its behalf and non-performance of a Lender’s obligations by its branch or affiliate shall not relieve such Lender from its obligations under this Agreement.

(e)	Any notice or communication to be made to a branch or an affiliate of a Lender pursuant to this Agreement:

(i)	may be served directly upon the branch or affiliate, at the address supplied to the Agent by the nominating Lender pursuant to its nomination of such branch or affiliate, where the Lender or the relevant branch or affiliate requests this; or

(ii)	may be delivered to the lending office of the Lender.

(f)	If a Lender nominates an affiliate, that Lender and that affiliate:

(i)	will be treated as having a single Commitment but for all other purposes other than those referred to in paragraphs (d) and (e)(ii) above will be treated as separate Lenders; and

(ii)	will be regarded as a single Lender for the purpose of (A) voting in relation to any matter or (B) compliance with Clause 26 (Changes to the Lenders).

5.	UTILISATION – LOANS

5.1	Delivery of a Utilisation Request

A Borrower (or the Parent on its behalf) may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	it identifies the relevant Borrower;

(iii)	the proposed Utilisation Date is a Business Day within the applicable Availability Period;

(iv)	the amount and currency of the Utilisation complies with Clause 5.3 (Currency and amount); and

(v)	the proposed Interest Period complies with Clause 11 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request, and a Facility may be utilised once.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must, in relation to a Utilisation of Facility A or Facility B, be the Base Currency or, in relation to a Utilisation of the Incremental Facility, be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Utilisation must be:

(i)	for Facility A, £105,000,000 or, if less, the relevant Available Facility;

(ii)	for Facility B, £151,500,000 or, if less, the relevant Available Facility; or

(iii)	for the Incremental Facility, in a minimum amount of £40,000,000 (or the Base Currency equivalent) or, if less, the relevant Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available on the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in the Loan under a Facility will be equal to the proportion borne by its Available Commitment to the applicable Available Facility, in each case, in relation to that Facility, immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in cash by the Specified Time.

5.5	Limitations on Utilisations

(a)	Facility A may only be utilised on the Acquisition Closing Date.

(b)	Facility B may only be utilised on the Change of Control Repayment Date.

5.6	Cancellation of Commitment

The applicable Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the applicable Availability Period.

6.	REPAYMENT

6.1	Repayment of Initial Loans

(a)	Subject to Clause 6.2 (Mandatory Extension of Initial Loans into Term Loans), the Borrower shall repay the aggregate outstanding amount of the Initial Loans on the Initial Maturity Date.

(b)	The Borrower may not reborrow any part of the Facilities which is repaid.

6.2	Mandatory Extension of Initial Loans into Term Loans

(a)	Each Lender shall be required to extend the Termination Date of its Initial Loans pursuant to paragraph (c) below if, on the Initial Maturity Date, any Initial Loan has not been repaid in full and no Extension Default exists and is continuing.

(b)	If, on the Initial Maturity Date, an Extension Default exists as to which a cure period is applicable under Clause 24 (Events of Default) but has not then expired, the Initial Maturity Date shall be automatically extended until the earlier of:

(i)	the expiration of such cure period without cure of such Extension Default (in which case the Loan shall become immediately due and payable on the last day of such cure period); or

(ii)	the cure or waiver of such Extension Default on or before the last day of the applicable cure period.

(c)	If either:

(i)	the conditions specified in paragraph (a) are satisfied on the Initial Maturity Date;

(ii)	the requirements of paragraph (b)(ii) are satisfied; or

(iii)	a Demand Failure Event occurs,

the Termination Date of the Initial Loans shall be extended (with effect from the Initial Maturity Date, with respect to paragraphs (i) and (ii) and with immediate effect from the occurrence of a Demand Failure Event, with respect to paragraph (iii)) to the Final Maturity Date without requirement of any action from the Finance Parties, and such loans shall thereafter be Term Loans under and governed by this Agreement.

(d)	Upon any extension of the Termination Date of the Initial Loans under this Clause 6.2, any Incremental Facility Loans shall cease to be designated as Incremental Facility Loans and shall be redesignated as Facility A Term Loans.

(e)	No Event of Default shall be deemed to have occurred solely as a result of the Borrower not having repaid the Initial Loans on the Initial Maturity Date other than if an Extension Default exists and is continuing on such date or from the occurrence of a Demand Failure Event but any Event of Default which exists or is continuing as to the Initial Maturity Date or on the date of a Demand Failure Event shall continue to be outstanding until remedied or waived in accordance with the terms of this Agreement.

6.3	Repayment of Term Loans

The Borrower shall repay the aggregate outstanding amount of Term Loans on the Final Maturity Date.

7.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Illegality

If after the date of this Agreement (or, if later, the date the relevant Lender becomes a Party) it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Parent, the Commitments of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower or procure the transfer of that Lender’s participation at par to another Lender willing to accept such transfer on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Parent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary cancellation

The Parent may, if it gives the Agent not less than five (5) Business Days (or such shorter period as the Agent (acting on the instruction of the Majority Lenders) may agree) prior notice, cancel the whole or any part (being a minimum amount of £1,000,000 and an integral multiple of £1,000,000) of an Available Facility. Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably under that Facility.

7.3	Voluntary prepayment of Loans

(a)	Unless paragraph (b) below applies, a Borrower may, if it or the Parent gives the Agent not less than two (2) Business Days’ prior notice, prepay the whole or any part of a Loan at a price equal to 100 per cent. of the principal amount thereof plus accrued and unpaid interest to the date of repayment.

(b)	If a Demand Failure Event has occurred, a Borrower may on 1 August 2016 or thereafter, if it or the Parent gives the Agent not less than two (2) Business Days’ notice, prepay the whole or any part of a Term Loan at a price equal to 100 per cent. of the principal amount thereof plus accrued and unpaid interest to the date of repayment plus a premium as specified below:

Date	Premium

From (and including) 1 August 2016 until (but excluding) 1 August 2017	75% of the Total Cap

From (and including) 1 August 2017 until (but excluding) 1 August 2018	50% of the Total Cap

From (and including) 1 August 2018 until (but excluding) 1 August 2019	25% of the Total Cap

From (and including) 1 August 2019 and thereafter	Zero

provided that:

(i)	prior to 1 August 2016, a Borrower may, if it or the Parent gives the Agent not less than two (2) Business Days’ notice, prepay the whole or any part of a Term Loan at a price equal to 100 per cent. of the principal amount thereof plus accrued and unpaid interest to the date of repayment plus the Applicable Premium;

(ii)	prior to 1 August 2016, a Borrower may, if it or the Parent gives the Agent not less than two (2) Business Days’ notice, prepay up to 35% of the principal amount of the relevant Term Loan with proceeds from an Equity Offering at a price equal to 100 per cent. of the principal amount thereof plus accrued and unpaid interest (if any) plus a premium in an amount of equal to the Total Cap within 120 days of such Equity Offering;

(iii)	a Borrower may, if it or the Parent gives the Agent not less than 30 days notice, prepay the relevant Term Loan in whole at a price equal to 100 per cent. of the principal amount thereof plus accrued and unpaid interest (if any) if as a result of;

(A)	any change in, or amendment to, the law (or any regulations or rulings promulgated thereunder) of a relevant jurisdiction affecting taxation which came into effect after the date of this Agreement; or

(B)	any change in, or amendment to, the application, administration or interpretation of such laws, regulations or rulings (including pursuant to a holding, judgment or order by a court of competent jurisdiction) of a relevant jurisdiction which came into effect after the date of this Agreement;

(iv)	a Borrower or Guarantor are, or on the next interest payment date in respect of the relevant Term Loan would be, required to pay any increased payment pursuant to Clause 14.2 (Tax gross-up), and such obligation cannot be avoided by taking reasonable measures available to the Borrowers or Guarantors (including, for the avoidance of doubt, in the case of a payment by a Guarantor, having a Borrower or another Guarantor make the payment, but not including transfer of the obligation to make payment with respect to the relevant Term Loan).

7.4	Right of cancellation and repayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross up); or

(ii)	any Lender claims indemnification from the Parent or an Obligor under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs),

the Parent may, whilst the circumstance giving rise to the requirement for that increase, indemnification or consent continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Parent has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Parent in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents (in the case of the Transaction Security Documents, in connection with the Facilities and/or this Agreement only).

7.5	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five (5) Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

7.6	Automatic Cancellation

The Commitments under Facility A, Facility B or the Incremental Facility, as the case may be, which are unutilised shall be immediately cancelled at the end of the applicable Availability Period with respect to the relevant Facility.

8.	MANDATORY PREPAYMENT

8.1	Change of Control

(a)	Subject to paragraph (b) below, upon the occurrence of a Change of Control, each Lender will have the right to require the Original Borrower, and the Original Borrower must in turn, offer to prepay all or any part of the principal amount of such Lender’s Loans pursuant to the offer described below (the “Change of Control Offer”) at a repayment price in cash equal to 101 per cent. of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of prepayment (collectively, the “Change of Control Payment”). Promptly upon becoming aware and in any event within 60 days following any Change of Control, the Original Borrower (or the Parent on its behalf) will notify the Agent of the Change of Control, which notice shall describe the transactions that constituted the Change of Control and the Original Borrower shall offer to repay the Loans on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is made or delivered (the “Change of Control Prepayment Date”), pursuant to the procedures set forth in paragraph (i) and (ii) below:

(i)	The Agent shall promptly notify the Lenders of any notice received by it pursuant to paragraph (a) above (the “Change of Control Notice”). The Change of Control Offer shall remain open from the time of notification of the Agent pursuant to paragraph (a) above until the Change of Control Prepayment Date. The Change of Control Notice shall contain all instructions and material reasonably necessary to enable a Lender to elect whether or not to be prepaid pursuant to the Change of Control Offer.

(ii)	On the Change of Control Prepayment Date, the Original Borrower shall:

(A)	repay all Loans or portions thereof of each Lender that has properly elected to be repaid pursuant to the Change of Control Offer by making a Change of Control Payment for each such Loan (or portion thereof) elected to be prepaid; and

(B)	notify the Agent of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Prepayment Date.

(b)	The Original Borrower will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Change of Control made by the Original Borrower and purchases all Loans validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon the consummation of such Change of Control, if a definitive agreement is in place providing for the Change of Control at the time the Change of Control Offer is made.

8.2	Equity Proceeds

(a)	On or after the date of this Agreement (unless a Demand Failure Event has occurred), upon the receipt of Net Cash Proceeds from the issuance or sale of Capital Stock by the Parent (other than Equity Proceeds received with respect to any issue or sale of Capital Stock to the Investors or any Sponsor Affiliate or pursuant to any management or employee incentive plan):

(i)	the Borrower will promptly notify the Agent upon becoming aware of that event; and

(ii)	the Borrower will ensure that an amount equal to the Equity Proceeds is applied in prepayment of the Loans outstanding under this Agreement) pro rata to the amounts thereof, provided that such amount shall not be required to be applied in prepayment of the Loans if such payment is prohibited under the Intercreditor Agreement.

8.3	Debt Financing

(a)	For the purposes of this Clause 8.3:

“Excluded Financing Proceeds” means any Net Cash Proceeds of:

(i)	any drawings under the Incremental Facility, the Facility B or under the Cabot RCF Agreement in the form (and with the commitment) as at the date of the Commitment Letter; and

(ii)	any debt incurred under clauses (b), (c), (d) (except for sub-clause (iii) thereof), (e), (f), (g), (h), (i) or (k) of paragraph 1.2 of Schedule 11 (Restrictive Covenants).

“Financing” has the meaning given to such term in the Engagement Letter.

“Financing Proceeds” means the Net Cash Proceeds of any debt financing (including debt convertible or exchangeable into Capital Stock) raised by the Borrower or any of its Subsidiaries after the date of this Agreement, except for Excluded Financing Proceeds.

(b)	Unless a Demand Failure Event has occurred, the Borrower shall, unless prohibited by the Intercreditor Agreement, prepay Loans in an amount equal to 100% of the amount of Financing Proceeds.

8.4	Take-Out Financing

An amount equal to 100% of the Net Cash Proceeds of any Permanent Financing (as defined in the Engagement Letter) (or such lesser amount sufficient to prepay the outstanding amounts due on the Loans) shall be promptly applied towards the prepayment of the Loans.

8.5	Restrictions on prepayment

(a)	The provisions of Clauses 8.1 (Change of Control), 8.2 (Equity Proceeds) and 8.3 (Debt Financing) are subject to the terms of the Intercreditor Agreement as in effect at the date of this Agreement. Any amount which would otherwise be required by such provisions to be applied in prepayment of the Loans shall only be so applied (notwithstanding the relevant provision of this Agreement) if and to the extent that it is permitted under the Intercreditor Agreement as in effect at the date of this Agreement.

(b)	Any amount which would otherwise be required by Clauses 8.2 (Equity Proceeds) and 8.3 (Debt Financing) to be applied in prepayment of the Loans shall be reduced by any requirement to make proportional offers to purchase the 2020 Notes and other pari passu Indebtedness as are in the 2020 Notes, pursuant to the terms of the 2020 Note Indenture as in effect at the date of this Agreement.

8.6	Application of mandatory prepayments

(a)	Prepayments and cancellations made pursuant to this Clause 8 (Mandatory Prepayment) shall be applied in the following order:

(i)	first in prepayment of the Loans (and the Loans will be prepaid rateably); and

(ii)	secondly, in cancellation of the Available Commitments (if any) (and Available Commitments of the Lenders will be cancelled rateably).

(b)	A prepayment which is to be applied to prepay the Loans under paragraph (a)(i) above shall be applied in amounts which reduce the Loans pro rata.

9.	RESTRICTIONS

9.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 7 (Illegality, voluntary prepayment and cancellation) shall (subject to the terms of that Clause) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and (subject to any Break Costs with respect to any prepayment prior to the Initial Maturity Date only and otherwise as specifically provided in this Agreement), without premium or penalty.

9.3	No Reborrowing of the Facilities

A Borrower may not reborrow any part of a Facility which is prepaid.

9.4	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.5	No reinstatement of Commitments

Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.6	Agent’s receipt of Notices

If the Agent receives a notice under Clause 7 (Illegality, voluntary prepayment and cancellation), it shall promptly forward a copy of that notice or election to either the Parent or the affected Lender, as appropriate.

10.	INTEREST

10.1	Calculation of interest

(a)	Subject to Clause 10.2 (Interest Rate Cap), the rate of interest on each Initial Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	LIBOR or, in relation to any Loan in euro, EURIBOR.

(b)	The rate of interest on each Term Loan for each Interest Period shall (excluding, for the avoidance of doubt, interest at the default rate as specified in Clause 10.4 (Default Interest)) be the Total Cap.

10.2	Interest Rate Cap

Notwithstanding anything contained in paragraph (a) of Clause 10.1 (Calculation of interest) or Clause 12 (Changes to the Calculation of Interest) but without prejudice to Clause 10.4 (Default interest), in no event shall the interest rate on the Initial Loans for any Interest Period exceed the Total Cap (excluding, for the avoidance of doubt, any interest at the default rate as specified in Clause 10.4 (Default interest)).

10.3	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and if the Interest Period is longer than three (3) Months, on the dates falling at three (3) Monthly intervals after the first day of the Interest Period).

10.4	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.4 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

(d)	Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the interest rate payable with respect to the Loan affect the payment in cash of any default rate of interest in respect of the Loan under this Clause 10.4.

10.5	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower (or the Parent) of the determination of a rate of interest under this Agreement.

10.6	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	INTEREST PERIODS

11.1	Interest Periods

(a)	Each Interest Period in respect of any Initial Loan will, save for as provided below in this Clause 11.1, be one (1) Month or three (3) Months (as selected by the Borrower).

(b)	Each Interest Period in respect of any Term Loan will, save for as provided below in this Clause 11.1, be one (1) Month or such other period agreed between the Parent and the Agent (acting on the instructions of all the Lenders in the relevant Facility).

(c)	An Interest Period for a Loan shall not extend beyond the relevant Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) the last day of the previous Interest Period.

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if the Applicable Base Rate is to be determined by reference to the relevant Reference Banks but a relevant Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the Applicable Base Rate shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	(the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling three (3) Business Days after the Quotation Day (or, if earlier, on the date falling three (3) Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	If:

(i)	the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less than LIBOR or, in relation to any Loan in euro, EURIBOR; or

(ii)	a Lender has not notified the Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR or, in relation to any Loan in euro, EURIBOR.

(c)	In this Agreement:

“Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available (or, where applicable, it is not possible to calculate the Interpolated Screen Rate) and none or only one of the Reference Banks supplies a rate to the Agent to determine the Applicable Base Rate for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of the Applicable Base Rate.

12.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Parent so requires, the Agent and the Parent shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Parent, be binding on all Parties.

12.4	Break Costs

(a)	With respect to payments prior to the Initial Maturity Date only, each Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable following a demand by the Agent, provide to the Agent (with a copy to the Parent) a certificate confirming the amount of its Break Costs (giving reasonable details of the calculation of its Break Costs) for any Interest Period in which they accrue.

13.	FEES

13.1	Fees

The Parent shall pay (or procure the payment) of the fees as described in each Fee Letter subject to any rights of credit or rebate under the Fee Letter described in paragraph (a) of the definition thereof or such other relevant Fee Letter.

13.2	Agent and Security Agent fees

The Parent shall pay (or procure the payment) to the Agent and the Security Agent (in each case for its own account) a fee in the amount and at the times agreed in a Fee Letter.

13.3	‘No Deal, No Fee’

Other than as expressly set out in a Fee Letter or any other Finance Document, no fees, commissions, costs or expenses (other than reasonable and properly incurred legal fees and expenses in connection with the drafting and the negotiating of the Finance Documents up to the amounts agreed between the Arrangers and the Parent and/or the Original Borrower) under any Finance Document shall be payable if the Closing Date does not occur (save for the Commitment Fee and other fees expressed to be so payable which shall, in accordance with and subject to the terms of the Fee Letter, also be payable in the event that Completion occurs but a Utilisation under Facility A or Facility B does not occur).

13.4	Defaulting Lenders

Unless otherwise agreed in writing by the Parent and notwithstanding anything to the contrary in the Finance Documents:

(a)	no commitment fee shall accrue (or be payable) on the Available Commitment of a Lender whilst that Lender is a Defaulting Lender; and

(b)	no other fees, costs or expenses shall, in each case, be payable to a Lender whilst that Lender is a Defaulting Lender (and the fees payable under the Finance Documents shall be reduced accordingly), and each Lender agrees that it shall not be entitled to participate in the payment of any such fees, cost or expenses made while such Lender is a Defaulting Lender upon any distribution thereof under any Finance Document.

14.	TAX GROSS UP AND INDEMNITIES

14.1	Definitions

In this Agreement:

“Borrower DTTP Filing” means an HMRC Form DTTP2 duly completed and filed by the relevant Borrower, which:

(a)	where it relates to a Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Part II of Schedule 1 (The Original Parties), and

(i)	where the Borrower is an Original Borrower, is filed with HMRC within 30 days of the date of this Agreement; or

(ii)	where the Borrower is an Additional Borrower, is filed with HMRC within 30 days of the date on which that Borrower becomes an Additional Borrower; or

(b)	where it relates to a Treaty Lender that is a New Lender or an Increase Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Transfer Certificate, Assignment Agreement or Increase Confirmation, and

(i)	where the Borrower is a Borrower as at the relevant Transfer Date or date on which the increase in the Commitments described in the relevant Increase Confirmation takes effect, is filed with HMRC within 30 days of that Transfer Date or date on which the increase in the Commitments described in the relevant Increase Confirmation takes effect; or

(ii)	where the Borrower is not a Borrower as at the relevant Transfer Date or date on which the increase in the Commitments described in the relevant Increase Confirmation takes effect, is filed with HMRC within 30 days of the date on which that Borrower becomes an Additional Borrower.

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(a)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	a Lender:

(A)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(B)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that advance was made and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance.

(ii)	a Lender which is:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

(2)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(C)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii)	a Treaty Lender; or

(b)	a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Finance Document).

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross up) or a payment under Clause 14.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(b)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)	meets all other conditions in the relevant Treaty for full exemption from tax on interest, and that for this purpose it shall be assumed that the following conditions (if applicable) are satisfied:

(i)	any condition which relates (expressly or by implication) to there being a special relationship between the Borrowers and the Lender or between both of them and another person, or to the amounts or terms of any Loan or the Finance Documents; and

(ii)	any necessary procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement with the United Kingdom (a “Treaty”) which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UK Non-Bank Lender” means, where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment Agreement, Transfer Certificate or Increase Confirmation which it executes on becoming a Party.

Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross up

(a)	Each Obligor shall, and shall cause each other person making payment on behalf of such Obligor to, make all payments to be made by it under this Agreement without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives any such notification from a Lender it shall notify the Parent and the relevant Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor from a payment, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Qualifying Lender solely by reason of falling within paragraph (a)(ii) of the definition of Qualifying Lender and:

(A)	an officer of HMRC has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Parent a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the relevant Lender is a Qualifying Lender solely by reason of falling within paragraph (a)(ii) of the definition of Qualifying Lender and:

(A)	the relevant Lender has not given a Tax Confirmation to the Parent; and

(B)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Parent, on the basis that the Tax Confirmation would have enabled the Parent to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) or (h) (as applicable) below.

(e)	If an Obligor is required to make a Tax Deduction that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)

(i)	Subject to paragraph (g)(ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(ii)

(A)	A Treaty Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part II of Schedule 1 (The Original Parties); and

(B)	a New Lender or Increase Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes, and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above.

(h)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above and:

(a)	a Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(b)	a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(A)	that Borrower DTTP Filing has been rejected by HMRC; or

(B)	HMRC has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing;

and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(i)	If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Utilisation unless the Lender otherwise agrees.

(j)	A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

(k)	A Lender which is a New Lender or an Increase Lender shall, if relevant, give a Tax Confirmation in the Assignment Agreement, Transfer Certificate or Increase Confirmation which it executes.

(l)	A Lender that has given a Tax Confirmation to the Parent shall promptly notify the Parent and the Agent if there is any change in the position set out in that Tax Confirmation.

14.3	Tax indemnity

(a)	The Parent shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 14.2 (Tax gross up);

(B)	would have been compensated for by an increased payment under Clause 14.2 (Tax gross up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 14.2 (Tax gross up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Parent.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.

14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5	Lender Status Confirmation

(a)	Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(i)	not a Qualifying Lender;

(ii)	a Qualifying Lender (other than a Treaty Lender); or

(iii)	a Treaty Lender.

(b)	Where a Lender nominates a branch or affiliate that is not an Existing Lender to participate in this Facility under Clause 4.7 (Lending Affiliates) that Lender shall notify the Agent and the Agent shall notify the Parent of the location of the branch or (as the case may be) the jurisdiction of residence of the affiliate which will participate and shall confirm in writing to the Agent (who shall send a copy of such notification to the Parent), for the benefit of the Agent and without liability to any Obligor, which of the following categories the nominee falls in:

(i)	not a Qualifying Lender;

(ii)	a Qualifying Lender (other than a Treaty Lender); or

(iii)	a Treaty Lender.

(c)	If a New Lender, Increase Lender, branch or affiliate (nominated under Clause 4.7 (Lending Affiliates) fails to indicate its status in accordance with this Clause 14.5 then such New Lender, Increase Lender, branch or affiliate shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Parent). For the avoidance of doubt, a Transfer Certificate, Assignment Agreement or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 14.5.

14.6	Stamp taxes

The Parent shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that such Finance Party incurs in relation to all stamp duty, documentary, property transfer, registration and other similar Taxes payable in respect of any Finance Documents save for (i) any Taxes payable in respect of an assignment or transfer pursuant to Clause 26 (Changes to the Lenders) and (ii) and Taxes payable in respect of the Transaction Security Agreements prior to the date of this Agreement and except regarding Luxembourg registration duties payable due to a registration, submission or filing by a Secured Party of any Finance Document where such registration submission or filing is or was not required to maintain or preserve the rights of the Secured Parties under the Finance Documents.

14.7	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall at the same time reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 14.7 (VAT) to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party shall promptly provide such Finance Party with details of that Party’s VAT registration and any such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

14.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable passthru percentage or other information required under the Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)	If a Party confirms to another Party pursuant to 14.8(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any policy of that Finance Party;

(iii)	any fiduciary duty; or

(iv)	any duty of confidentiality.

(d)	If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)	if that Party failed to confirm its applicable passthru percentage then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

14.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Parent, the Agent and the other Finance Parties.

15.	INCREASED COSTS

15.1	Increased costs

(a)	Subject to Clause 15.3 (Exceptions) the Parent shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any Change in Law (or in the interpretation, administration or application of any law or regulation); or

(ii)	compliance with any law or regulation made after the date of this Agreement (or, if later, the date it became a Party to this Agreement); or

(iii)	the implementation or application of, or compliance with, Basel III or any law or regulation that implements or applies Basel III.

(b)	In this Agreement

(i)	“Increased Costs” means:

(A)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document (excluding any reductions of any amount due under a Transaction Security Document prior to the date of this Agreement),

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

(ii)	“Basel III” means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

15.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent.

(b)	Each Finance Party shall, with a demand by the Agent, provide a certificate (giving reasonable details of the circumstances giving rise to such claim and the calculation of the Increased Cost) confirming the amount of its Increased Costs.

15.3	Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied);

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (or, if later, the date it became a Party to this Agreement) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 15.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).

16.	OTHER INDEMNITIES

16.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify the Arranger and each other Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

The Parent shall (or shall procure that an Obligor will), within three (3) Business Days of demand, indemnify the Arranger and each other Finance Party against any cost, loss or liability incurred by it as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document with respect to the Facilities on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing among the Lenders);

(c)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent.

16.3	Indemnity to the Agent

The Parent shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 14 (Tax gross up and indemnities), or Clause 15 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

(a)	The Parent shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction expenses

The Parent shall within ten (10) Business Days of demand pay (or procure payment) to the Agent, the Arrangers and the Security Agent the amount of all out-of-pocket costs and expenses (including legal fees subject to agreed caps (if any)) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement,

subject in each case to the Acquisition Closing Date having occurred (other than with respect to legal fees up to the cap agreed by the Parent) and on a basis and up to an amount as agreed between the Arrangers and the Parent from time to time.

18.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 32.10 (Change of currency), the Parent shall, within ten (10) Business Days of demand after receipt of the corresponding invoice, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees subject to agreed caps (if any)) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement and preservation costs

The Parent shall, within ten (10) Business Days of demand, pay (or procure the payment) to the Arrangers and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

19.	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity

Each Guarantor and CCML irrevocably and unconditionally, jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor or, in the case of CCML, each Obligor, of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due (allowing for any applicable grace period) under or in connection with any Finance Document, that Guarantor or, in the case of CCML, CCML shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor or CCML under this indemnity will not exceed the amount it would have had to pay under this Clause 19 if the amount claimed had been recoverable on the basis of a guarantee.

19.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 19 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.4	Waiver of defences

The obligations of each Guarantor and CCML under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause 19, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Restricted Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

19.5	Guarantor Intent

Without prejudice to the generality of Clause 19.4 (Waiver of defences), each Guarantor and CCML expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

19.6	Immediate recourse

Each Guarantor and CCML waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor and CCML under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor or CCML shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or CCML or on account of any Guarantor’s or CCML’s liability under this Clause 19.

19.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor or CCML will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor or CCML has given a guarantee, undertaking or indemnity under Clause 19.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor or CCML receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 32 (Payment mechanics).

19.9	Release of Guarantors’ right of contribution

If any Guarantor or CCML (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor or any Holding Company of that Retiring Guarantor, then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor and CCML (as applicable) from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor or CCML (as applicable) arising by reason of the performance by any other Guarantor or CCML of its obligations under the Finance Documents; and

(b)	each other Guarantor or CCML (as applicable) waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

19.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.11	Guarantee Limitations

The guarantee created under this Clause 19 does not apply to any liability to the extent that it would result in the guarantee being illegal and with respect to any Additional Guarantor is subject to the limitations set out in the Accession Deed applicable to such Additional Guarantor.

19.12	Guarantee Limitations – Luxembourg

(a)	Notwithstanding anything to the contrary in this Agreement or in the Cabot RCF Agreement, the aggregate obligations and liabilities of the Luxembourg Guarantor under this Clause 19 and under clause 23 of the Cabot RCF Agreement for the obligations of any Obligor which is not a direct or indirect subsidiary of such Luxembourg Guarantor shall be limited to an aggregate amount not exceeding the higher of:

(i)	95% of such Luxembourg Guarantor’s capitaux propres (as referred to in article 34 of the Luxembourg law dated 19 December 2002 on the commercial register and annual accounts) determined as at the date on which a demand is made under the Guarantee, increased by the amount of any Intra-Group Liabilities (without double counting); and

(ii)	95% of such Luxembourg Guarantor’s capitaux propres (as referred to in article 34 of the Luxembourg law dated 19 December 2002 on the commercial register and annual accounts) determined as at the date of this Agreement, increased by the amount of any Intra-Group Liabilities (without double counting).

(b)	For the purposes of sub-paragraph (a) above, “Intra-Group Liabilities” shall mean any amounts owed by the Luxembourg Guarantor to any other member of the Restricted Group that have not been financed (directly or indirectly) by a borrowing under the Finance Documents.

(c)	The guarantee limitation specified in sub-paragraph (a) above shall not apply to (i) any amounts borrowed by the Luxembourg Guarantor under the Finance Documents and (ii) any amounts borrowed under the Finance Documents and on-lent to the Luxembourg Guarantor (in any form whatsoever).

20.	REPRESENTATIONS

(a)	Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party at the times specified in Clause 20.32 (Times when representations made) only and the Parent acknowledges that the Finance Parties have entered into this Agreement in reliance on these representations and warranties.

(b)	CCML makes the representations and warranties set out in Clauses 20.1 (Status) to 20.6 (Governing law and enforcement) with respect to itself only and to each Finance Party only at the times specified in Clause 20.32 (Times when representations made) and the Parent acknowledges that the Finance Parties have entered into this Agreement in reliance on these representations and warranties.

20.1	Status

(a)	It and each of the Material Companies is a limited liability company or, as the case may be, limited partnership, duly incorporated or organised (as applicable), validly existing and in good standing (as applicable) under the law of its jurisdiction of incorporation or organisation.

(b)	It and each of the Material Companies has the power and authority to own its assets and carry on its business as it is being conducted.

20.2	Binding obligations

Subject to the Legal Reservations and Perfection Requirements:

(a)	the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

20.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party and the granting of the Transaction Security do not conflict with:

(a)	any law or regulation applicable to it in any material respect;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or constitute a default or termination event (however described) under any such agreement or instrument to an extent which has or is reasonably expected to have a Material Adverse Effect.

20.4	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

20.5	Validity and admissibility in evidence

(a)	All Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect, subject to the Legal Reservations and Perfection Requirements.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Restricted Group have been obtained or effected and are in full force and effect except to the extent that the failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

20.6	Governing law and enforcement

(a)	The choice of the governing law of each Finance Document will be recognised and enforced in its jurisdiction of incorporation subject to the Legal Reservations.

(b)	Subject to the Legal Reservations, any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.

20.7	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 24.7 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 24.8 (Creditors’ process),

has been taken or, to the knowledge of the Parent, threatened in relation to a Material Company and none of the circumstances described in Clause 24.6 (Insolvency) applies to a Material Company.

20.8	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in connection with the Transaction Security which will be made or paid promptly after the date of the relevant Finance Document, provided that, for the avoidance of doubt, this Clause 20.8 shall not apply in respect of any stamp duty, registration or similar tax payable in respect of an assignment or transfer by a Lender of any of its rights or obligations under a Finance Document, and provided further that in the case of court proceedings in a Luxembourg court of the presentation of the Finance Documents – either directly or by way of reference – to an autorité constituée, such court or autorité constituée may require registration of all or part of the Finance Documents with the Administration de l’Enregistement et des Domaines in Luxembourg, which may result in registration duties, at a fixed rate of EUR 12 or an ad valorem rate which depends on the nature of the registered document, becoming due and payable.

20.9	No default

(a)	No Event of Default and, on the date of this Agreement and the Closing Date, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	To the best of its knowledge after due enquiry, no event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Restricted Subsidiaries or to which its (or any of its Restricted Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

20.10	No misleading information

All written information provided after the date of this Agreement by any member of the Restricted Group (including its advisers) to a Finance Party (save for any written information that is expressly provided on an information only basis pursuant to paragraph (c) of Clause 22.7 (Acquisitions) was true, complete and accurate and is not misleading, in each case in all material respects (taken as a whole) as at the date it was provided (or, in the case of any report or document that relates to historical matters and is expressed to be accurate as at a particular date, as at the date so expressed therein) and, in the case of a report or document prepared by a third party was, true, complete and accurate and is not misleading, in each case, to the best of its knowledge and belief of the relevant member of the Restricted Group in all material respects as at the date it was prepared, save as disclosed otherwise in writing to the Agent and the Arrangers prior to the date of delivery of such information (or at the same time).

20.11	Financial Statements

(a)

(i)	The Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied;

(ii)	the unaudited Original Financial Statements fairly represent (subject to customary year-end adjustments) its financial condition and results of operations for the relevant period to which they relate;

(iii)	the audited Original Financial Statements give a true and fair view of its financial condition and results of operations during the relevant financial year; and

(iv)	there has been no material adverse change in the assets, business or financial condition of the Restricted Group taken as a whole since the date of the Original Financial Statements.

(b)	Its most recent financial statements delivered pursuant to Clause 21.1 (Financial Statements):

(i)	subject to paragraph (b) of Clause 21.2 (Requirements as to financial statements) have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements (save in the case of the Luxembourg Guarantor); and

(ii)	give a true and fair view of (if audited) or fairly present (subject to customary year-end adjustments) (if unaudited) its consolidated (if applicable) financial condition as at the end of, and consolidated (if applicable) results of operations for, the period to which they relate.

(c)	There has been no material adverse change in the assets, business or financial condition of the Restricted Group taken as a whole since the date of the most recent financial statements delivered pursuant to Clause 21.1 (Financial Statements).

(d)	The budgets delivered under Clause 21.3 (Budget) were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions believed by the Parent to be reasonable as at the date they were prepared and supplied.

20.12	No proceedings

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief having made due and careful enquiry) been started or threatened against it or any of its Subsidiaries.

20.13	No breach of laws

(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Restricted Group which have or are reasonably likely to have a Material Adverse Effect.

20.14	Anti-Corruption Laws and Sanctions

Other than permitted as a Permitted Sanction Action:

(a)	the Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Restricted Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, to the knowledge of the Borrower, its Restricted Subsidiaries and their respective directors and officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower being designated as a Sanctioned Person;

(b)	None of (i) the Borrower, or (b) to the knowledge of the Borrower, any director, officer, employee or agent of the Borrower or any Restricted Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person; and

(c)	no Utilisation, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

20.15	Environmental laws

No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Restricted Group where that claim has or is reasonably likely, if determined against that member of the Restricted Group, to have a Material Adverse Effect.

20.16	Taxation

(a)	It (and each member of the Restricted Group) has duly and punctually filed all income and all other material tax returns (together with all necessary information relating thereto) and has paid and discharged all taxes imposed upon it or its assets (in each case within the time period allowed and before the imposition of any interest or penalties), save, in each case, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or against any member of the Restricted Group) with respect to Taxes, which would have, or would reasonably be expected to have, a Material Adverse Effect.

(c) In respect of a Borrower, it is resident for Tax purposes only in the jurisdiction of its incorporation.

20.17	Security and Financial Indebtedness

(a)	No Security or Quasi Security exists over all or any of the present or future assets of any member of the Restricted Group other than as permitted by this Agreement.

(b)	No member of the Restricted Group has any actual or contingent Financial Indebtedness outstanding other than as permitted by this Agreement.

20.18	Ranking

The payment obligations of each Obligor under each of the Finance Documents rank and will at all times rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent) except indebtedness preferred by laws of general application.

20.19	Good title to assets

It has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted where failure to do so would have, or could be reasonably expected to have, a Material Adverse Effect.

20.20	Legal and beneficial ownership

It and each of the Obligors is the sole legal and beneficial owner of the respective material assets over which it purports to grant Security.

20.21	Shares

(a)	The shares of any member of the Restricted Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights.

(b)	Other than any mandatory provisions required by law, the constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

(c)	There are no agreements in force or corporate resolutions passed which provide for the issue or allotment of, or grant any person the right (whether conditional or otherwise) to call for the issue or allotment of, any share or loan capital of any member of the Restricted Group (including any option or right of pre-emption or conversion).

20.22	Intellectual Property

It and each of its Subsidiaries:

(a)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted to the extent that failure be so or do so would reasonably be expected to have a Material Adverse Effect.

(b)	does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it where failure to do so would reasonably be expected to have a Material Adverse Effect.

20.23	Group Structure Chart

As of the date of this Agreement, after giving effect to the Acquisition, the Group Structure Chart is true, complete and accurate in all material respects.

20.24	Obligors

(a)	Subject to Clause 22.24 (Post-Closing Covenants), all Material Companies which are members of the Restricted Group are Guarantors.

(b)	The aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) and the aggregate gross assets (excluding goodwill) of the Guarantors (calculated on an unconsolidated basis and excluding all intra-Restricted Group items and investments in Restricted Subsidiaries of any member of the Restricted Group) exceeds on the Closing Date, 85 per cent. of Consolidated EBITDA) and consolidated gross assets (excluding goodwill) of the Restricted Group.

20.25	Accounting reference date

The Accounting Reference Date of each member of the Restricted Group is 31 December.

20.26	Acquisition Documents

(a)	The Acquisition Documents contain all the material terms of the Acquisition.

(b)	There is no disclosure made to the Acquisition Documents which has or may have a material adverse effect on any of the information, opinions, intentions, forecasts and projections contained or referred to in the Information (as that terms is defined in the Commitment Letter).

(c)	To the best of the Company’s knowledge no representation or warranty given by any party to the Acquisition Documents is untrue or misleading in any material respect.

20.27	Centre of main interests and establishments

(a)	The Centre of Main Interest of each Obligor incorporated in the European Union is situated in its jurisdiction of incorporation.

(b)	The Luxembourg Guarantor does not have an “establishment” (as that term is used in Article 2(h) of The Council of the European Union Regulation No 1346/2000 on Insolvency Proceedings) in any other jurisdiction.

20.28	Pensions

To the best knowledge and belief of each Obligor, having made due enquiry:

(a)	no member of the Restricted Group has any material liability in respect of any pension scheme and there are no circumstances which would give rise to such a liability, which in each case would reasonably be expected to have a Material Adverse Effect; and

(b)	each member of the Restricted Group is in compliance in all material respects with all applicable laws and regulations relating to, and the governing provisions of any of its pension schemes maintained by or for the benefit of any member of the Restricted Group and/or its employees, where failure to be so in compliance would reasonably be expected to have a Material Adverse Effect.

20.29	Holding Company

Except:

(a)	as may arise under the Transaction Documents; or

(b)	as permitted under Clause 22.10 (Holding Companies) (ignoring for this purpose the references to Transaction Security in paragraph (b) thereof),

on or prior to the Closing Date, the Parent has not traded or incurred any material liabilities or commitments (actual or contingent, present or future).

20.30	Money Laundering Act

(a)	Each Borrower hereby confirms to each Lender that all Utilisations made by it under this Agreement will be made solely for its own account or for the account of the Restricted Group.

(b)	Each Obligor and its Affiliates’ operations are and have been conducted in compliance with all applicable anti-money laundering laws and financial record keeping and reporting requirements, rules, regulations and guidelines (the “Money Laundering Laws”) and no claim, action, suit, proceeding or investigation by or before any court or governmental agency, authority or body or any arbitrator involving it or its Affiliates with respect to Money Laundering Laws is pending and, to the best of its knowledge, no such claims, actions, suits, proceedings or investigations are threatened in each case in any relevant jurisdiction.

20.31	Domiciliation

The Luxembourg Guarantor is in full compliance with the amended Luxembourg law dated 31 May 1999 on the domiciliation of companies (and the relevant regulations).

20.32	Times when representations made

All the representations and warranties in this Clause 20 are made by each Original Obligor on the date of this Agreement and on the Acquisition Closing Date.

(a)	All the representations and warranties in this Clause 20 are deemed to be made by each Obligor on the Closing Date.

(b)	The Repeating Representations are deemed to be made by each Obligor and to the extent applicable by CCML, on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period.

(c)	The Repeating Representations and the representations set out in Clause 20.20 (Legal and beneficial ownership) and Clause 20.21 (Shares) are deemed to be made by each Additional Obligor in respect of itself on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

(d)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

21.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents (with respect to the Transaction Security Documents, in connection with the Facilities only) or any Commitment is in force until the Conversion Date, unless a Demand Failure Event has occurred in which case they shall remain in force with respect to any Term Loans until the Initial Maturity Date. On and following the date referred to in the preceding sentence, the Parent shall comply with the information undertakings under clause 4.03 (Reports) of the 2020 Note Indenture as in effect at the date of this Agreement.

In this Clause 21:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 21.1 (Financial statements).

“Monthly Financial Statements” means the financial statements delivered pursuance to paragraph (c) of Clause 21.1 (Financial statements).

“Quarterly Financial Statements” means the financial statements delivered pursuant to paragraph (b) of Clause 21.1 (Financial statements).

21.1	Financial Statements

The Parent shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available, but in any event within 120 days after the end of each of its Financial Years:

(i)	its audited consolidated financial statements for that Financial Year; and

(ii)	the audited (to the extent required by law to be audited) financial statements (to the extent required by law to be produced) (consolidated if appropriate) of each Obligor for that Financial Year;

(b)	as soon as they are available, but in any event within 60 days after the end of each Financial Quarter of each of its Financial Years its consolidated financial statements for that Financial Quarter; and

(c)	as soon as they are available, but in any event within 30 days after the end of each month its financial statements on a consolidated basis for that month (to include cumulative management accounts for the Financial Year to date).

21.2	Requirements as to financial statements

(a)	The Parent shall procure that each set of Annual Financial Statements, Quarterly Financial Statements and Monthly Financial Statements includes a balance sheet, profit and loss account, cashflow statement and ERC calculation as at the last day of the period to which the relevant financial statements relate. In addition the Parent shall procure that:

(i)	each set of Annual Financial Statements shall be audited by the Auditors;

(ii)	each set of Quarterly Financial Statements is accompanied by a statement by the directors of the Parent commenting on the performance of the Restricted Group for the Financial Quarter to which the financial statements relate and the Financial Year to date and any other material developments or proposals affecting the Restricted Group or its business; and

(iii)	each set of Monthly Financial Statements is accompanied by a statement by the directors of the Parent commenting on the performance of the Restricted Group for the Month to which the financial statements relate and the Financial Year to date, including the management board pack detailing such key performance indicators of the business, strategy, market updates and any other indicators as the directors of the Parent routinely use to describe the performance of the Restricted Group together with any portfolio collections performance data broken down monthly by portfolio, including the actual performance versus the forecasts.

(b)	Each set of financial statements delivered pursuant to Clause 21.1 (Financial statements):

(i)	shall be certified by a director of the relevant company as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), subject to customary year-end adjustments, its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements;

(ii)	in the case of Annual Financial Statements and the Quarterly Financial Statements shall be accompanied by a statement by the directors of the Parent comparing actual performance for the period to which the financial statements relate to:

(A)	the projected performance for that period set out in the Budget; and

(B)	the actual performance for the corresponding period in the preceding Financial Year of the Group; and

(iii)	shall be prepared in accordance with the Accounting Principles or, in respect of ERC, the ERC Model, unless, in relation to any set of financial statements or ERC, the Parent notifies the Agent that (1) there has been a change in the Accounting Principles or the accounting practices of the Restricted Group (for the avoidance of doubt including any change to the manner in which ERC is used as the basis for the calculation of the purchased asset value for the purposes of the Annual Financial Statements of the Quarterly Financial Statements)and its Auditors delivers to the Agent the information referred to in the following subparagraphs (A) and (B) as appropriate, or (2) there has been a material change in the methodology used to calculate ERC arising as a result of a change determined by the Restricted Group’s portfolio valuation committee or accounting practices and the Parent delivers to the Agent a description of any change necessary for:

(A)	those financial statements to reflect the Accounting Principles or, as the case may be, that Obligor’s Original Financial Statements were prepared; or

(B)	ERC to reflect the determination of the Restricted Group’s portfolio valuation committee or accounting practices.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(c)	If the Parent notifies the Agent of a change in accordance with paragraph (b)(iii) above, the Parent and the Agent shall enter into negotiations in good faith with a view to agreeing any amendments to this Agreement which are necessary as a result of the change. These amendments will be such as to ensure that the change does not result in any material alteration in the commercial effect of the obligations contained in this Agreement. If any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms (subject to the Agent receiving the prior consent of the Majority Lenders).

(d)	At any time whilst:

(i)	an Event of Default is continuing; and/or

(ii)	the Majority Lenders reasonably suspect:

(A)	a potential or actual default under Clause 24.1 (Non-payment); and/or

(B)	a potential non-compliance of financial statements or management accounts with the requirements of the Accounting Principles or the applicable accounting practices and financial reference periods,

the Agent may:

(iii)	notify the Parent, stating the questions or issues (and a brief background thereto) which the Agent wishes to discuss with the Auditors (or another firm of accountants auditing the Annual Financial Statements of the relevant company). If the Parent has not responded to such notification in a manner reasonably satisfactory to the Majority Lenders within five (5) Business Days after the receipt of such notification from the Agent, the Parent must ensure that the Auditors (or, as the case may be, the relevant other firm of accountants auditing the Annual Financial Statements of the relevant company) are authorised:

(A)	to discuss (and the Parent shall be entitled to participate in any such discussions) the financial position of each member of the Restricted Group with the Agent on request from the Agent (acting on instructions of the Majority Lenders); and

(B)	to disclose to the Agent (with a copy to the Parent) for the Finance Parties any information which the Agent may reasonably request; and/or

(iv)

to the extent permitted by any obligations or duties of confidentiality or restrictions as to the disclosure of information (in each case whether contractual, by reason of any law or regulation, fiduciary, or otherwise) applying to a member of the Group, require that each member of the Restricted Group permits the Agent and/or the Security Agent access during regular business hours and at times reasonably convenient to the management and on reasonable notice to inspect the premises and assets, and to take copies and extracts from the books, accounts and records, of each member of the Restricted Group and meet and discuss matters with senior management of the Restricted Group (and each Obligor undertakes that it shall permit such access, and the Parent undertakes that it shall ensure that each member of the Restricted Group will permit such access) (together with the rights in paragraph (d)(iii) the “Access Rights”), and, in each case, reasonably incurred fees and expenses shall be for the account of the Parent, save that in the case of the Agent’s exercise of its Access Rights solely in reliance on paragraph (d)(ii) above reasonably incurred fees and expenses shall be for the account of the Parent only:

(A)	if the event(s) referred to in paragraphs (d)(ii)(A), (d)(ii)(B) or (d)(ii)(C) above and relied upon by Majority Lenders to instruct the Agent to exercise its Access Rights constitute a Default; or

(B)	in the case that the event(s) referred to in paragraphs (d)(ii)(A), (d)(ii)(B) or (d)(ii)(C) above and relied upon by Majority Lenders to instruct the Agent to exercise its Access Rights do not constitute a Default, in respect of the Agent’s first exercise of its Access Rights solely in reliance on paragraph (d)(ii) above. Any fees or expenses incurred in connection with any subsequent exercise by the Agent of its Access Rights solely in reliance on paragraph (d)(ii) above that is not covered by paragraph (A) above shall be for the account of the Finance Parties.

(v)	The Parent and each relevant member of the Restricted Group shall only be required to comply with the requirements of paragraph (d)(ii)(iv) above if:

(A)	the Agent or the Security Agent (as the case may be) has first communicated its concerns and its request for information or explanation to the Parent;

(B)	the Parent and the Agent or Security Agent (as the case may be) have discussed in good faith the issues arising and the Parent has supplied such further information and explanation as it is reasonably able; and

(C)	having taken the steps in paragraphs (A) and (B) above, the Agent or Security Agent (as the case may be) acting reasonably is not satisfied with the information and/or explanations provided,

((A),	(B) and (C) together being the “Discussion Process”).

(vi)	If the Agent and/or the Security Agent exercises its rights under paragraph (d)(iv) above, it will use all reasonable endeavours to make the scope and nature of the enquiry undertaken no more extensive than is necessary for the purpose of investigating the source and/or consequences of the Default (or events having triggered it) which has triggered the exercise of such rights and to maintain the cost to the Group of that enquiry at a reasonable level, and all information obtained as a result of such access shall be subject to the confidentiality restrictions set out in Clause 39 (Confidentiality).

(vii)	Notwithstanding paragraphs (v) and (vi) above, each Party agrees that they shall act promptly during the Discussion Process and without prejudice to this paragraph (d), if the Discussion Process has not been completed within ten Business Days of the Agent or Security Agent first communicating its concerns, then the Agent shall be entitled to exercise any of its rights that it has in paragraph (d)(iv) above.

21.3	Budget

(a)	The Parent shall supply to the Agent (and if requested by the Agent, in sufficient copies for all the Lenders), as soon as the same becomes available but in any event within 30 days of the start of each of its Financial Years, an annual Budget for that financial year.

(b)	The Parent shall ensure that each Budget:

(i)	includes a monthly projected consolidated profit and loss, balance sheet and cashflow statement for the Group;

(ii)	is accompanied by a reasonably detailed commentary from the senior management of the Group explaining the main drivers of the Budget on a revenue, cost and cashflow basis;

(iii)	includes a monthly breakdown of projections for each month of that Financial Year including projections of ERC;

(iv)	subject to paragraph (b) of Clause 21.2 (Requirements as to financial statements), is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 21.1 (Financial statements); and

(v)	has been approved by the board of directors of the Parent.

(c)	If the Parent materially updates or changes the Budget, it shall promptly following (but in any event not later than ten (10) Business Days of) the update or change being made deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.

21.4	Group companies

The compliance certificate supplied with its Annual Financial Statements shall confirm which members of the Restricted Group are Material Companies and that the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA), and aggregate gross assets (excluding goodwill) of the Guarantors in each case (calculated on an unconsolidated basis and excluding all intra-Restricted Group items and investments in Restricted Subsidiaries of any member of the Restricted Group) exceeds 85 per cent. of Consolidated EBITDA and aggregate gross assets (excluding goodwill) of Restricted Group.

21.5	Presentations

(a)	At least two of the directors of the Parent (one of whom shall be the chief financial officer) will give a presentation to the Finance Parties in every Financial Year (or at the reasonable request of the Agent if an Event of Default has occurred and is continuing) about the on-going business and financial performance of the Restricted Group.

(b)	The Parent will invite the Lenders to any public call held for holders of any of the Notes and give the Lenders reasonable notice of such calls, provided that no Lender may speak during such calls other than to register its attendance.

21.6	Year-end

No member of the Restricted Group shall change its Accounting Reference Date.

21.7	Unrestricted Subsidiaries

If any Subsidiaries of the Parent have been designated as Unrestricted Subsidiaries, the information delivered under Clauses 21.1 (Financial statements) and 21.3 (Budget) will include reasonably detailed information as to the financial condition of the Restricted Group separate from that of the Unrestricted Subsidiaries.

21.8	Information: miscellaneous

The Parent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	at the same time as they are dispatched, copies of all documents required by law to be dispatched by the Parent or any Obligors to its creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Restricted Group, and which, if adversely determined, are reasonably likely to have Material Adverse Effect;

(c)	promptly upon becoming aware of them, the details of any labour disputes which are current, threatened or pending against any member of the Restricted Group and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(d)	promptly, details of any material acquisition by, or any disposal, merger or voluntary liquidation or Permitted Reorganisation of any Material Company or any other material change to the structure of the Restricted Group;

(e)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents;

(f)	promptly upon becoming aware of them, the details of any Environmental Claim which is current, threatened or pending against any member of the Restricted Group, together with copies of all environmental reports and investigations in relation to such Environmental Claim, which has or is reasonably likely to have a Material Adverse Effect;

(g)	at the same time as they are dispatched, copies of all documents and other information provided to the holders of the Notes (or the Notes Trustee on their behalf);

(h)	promptly upon becoming aware of them and only to the extent permitted by any obligations or duties of confidentiality or restrictions as to the disclosure of information (in each case whether contractual, by reason of any law or regulation, fiduciary, or otherwise) applying to a member of the Group, details of any regulatory investigations that could reasonably be expected to have a Material Adverse Effect;

(i)	promptly upon becoming aware of them, details of the written information provided on an information only basis, pursuant to paragraph (c) of Clause 22.7 (Acquisitions) being not materially true, complete and accurate or being materially misleading; and

(j)	promptly on request, such further information regarding the financial condition, assets and operations of the Restricted Group and/or any member of the Restricted Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement) and any changes to senior management of the Parent as any Finance Party through the Agent may reasonably request.

21.9	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon its becoming aware of such Default (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	If the Agent has reasonable grounds for believing that a Default has occurred and is continuing, it may request, and promptly upon such request by the Agent, the Parent shall supply to the Agent, a certificate signed by two of its directors or senior officers on its behalf certifying, to the best of the knowledge and belief of the directors and/or senior officers, that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.10	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date on which it becomes a Finance Party under this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date on which it becomes a Finance Party under this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with know your customer or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations, including the USA PATRIOT Act, pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Parent shall, by not less than ten (10) Business Days’ (or such shorter periods as may be agreed with the Agent) prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Restricted Subsidiaries becomes an Additional Obligor pursuant to Clause 28 (Changes to the Obligors).

(d)

Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with know your customer or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such

Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the accession of such Restricted Subsidiary to this Agreement as an Additional Obligor.

21.11	Audit Right

The Agent, once every six Months (and no less than 6 Months after the previous such appointment), shall have the right to request that any firm that falls within the definition of “Auditors”, in each case as is agreed with the Parent (acting reasonably) be appointed to prepare a cash reconciliation of collections against the forecasts in the business and the ERC outputs of the model linked to actual performance and following consultation with the Parent to answer any reasonable queries that the Agent may have in relation to such audit. Subject to agreeing a cap (all parties acting reasonably), the Parent shall pay any reasonable costs of that firm directly incurred in connection with such audit.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement until the Conversion Date (unless a Demand Failure Event has occurred in which case they shall remain in force with respect to any Term Loans until the Initial Maturity Date) save for the undertakings in Clause 22.4 (Anti Corruption Law and Sanctions) which shall remain in force at all times.

22.1	Restrictive Covenants

Each Obligor shall comply with the covenants set out in Schedule 11 (Restrictive Covenants).

22.2	Authorisations

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation (other than as may be no longer required pursuant to a Permitted Reorganisation) required under any applicable law or regulation:

(a)	of a Relevant Jurisdiction to enable it to perform its obligations under the Transaction Documents to which it is a party;

(b)	of a Relevant Jurisdiction to ensure, subject to the Legal Reservations and the Perfection Requirements, the legality, validity, enforceability or admissibility in evidence of any Transaction Document to which it is a party; and

(c)	of a Relevant Jurisdiction or any jurisdiction where it conducts its business to carry on its business except to the extent that failure to obtain or comply with those Authorisations could not reasonably be expected to have a Material Adverse Effect.

22.3	Compliance with laws

(a)	Each Obligor shall (and the Parent shall ensure that each member of the Restricted Group will) comply in all respects with all laws and regulations to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

(b)	Each Obligor shall (and the Parent shall ensure that each member of the Restricted Group will) not, and shall not permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Facilities to fund any trade, business or other activities: (i) involving or for the benefit of any Restricted Party, or (ii) in any other manner that could result in any Obligor or its Affiliates, or any Lender being in breach of any Sanctions or becoming a Restricted Party.

22.4	Anti-Corruption Law and Sanctions

(a)	The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b)	The Borrower will not request any Utilisation, and the Borrower shall not use, and shall procure that its Restricted Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Utilisation (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

22.5	Taxation

(a)	Each Obligor shall (and the Parent shall ensure that each member of the Restricted Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith by appropriate proceedings;

(ii)	adequate reserves established in accordance with the Accounting Principles are being maintained for such Taxes and the costs required to contest them; and

(iii)	such payment can be lawfully withheld and failure to pay such Taxes is not reasonably likely to have a Material Adverse Effect.

(b)	No Obligor may change its residence for Tax purposes.

22.6	Change of business

Other than pursuant to a Permitted Reorganisation, the Parent shall procure that no substantial change is made to the general nature of the business of the Obligors or the Restricted Group taken as a whole from that carried on by the Restricted Group at the date of this Agreement.

22.7	Acquisitions

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no other member of the Restricted Group will) undertake the acquisition of:

(i)	a company or any shares or equivalent ownership interest or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	Portfolio Accounts.

(b)	Paragraph (a) above does not apply to:

(i)	the Acquisition;

(ii)	an acquisition of a company or any shares or equivalent ownership interest or securities or a business or undertaking (or, in each case, any interest in any of them) which is a Permitted Acquisition or Permitted Joint Venture;

(iii)	an acquisition of a Portfolio Account which is a Permitted Acquisition;

(iv)	the acquisition or incorporation of a newly formed company;

(v)	an acquisition by a member of the Restricted Group from another member of the Restricted Group provided that such acquisition is permitted by the provisions of Schedule 11 (Restrictive Covenants);

(vi)	Permitted Reorganisations; or

(vii)	an acquisition of securities that are Cash Equivalent Investments.

(c)	In the case of making a Permitted Acquisition that constitutes a “Business Acquisition” as defined in the definition of “Permitted Acquisition”, the Parent shall deliver (or shall procure that the relevant member of the Group delivers) to the Agent (on an information only basis and without any liability including without limitation for the content therein) the most recent audited accounts of, and management information with respect to, the acquired business.

22.8	Joint Ventures

(a)	No Obligor shall (and the Parent shall ensure that no member of the Group will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in a Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to a Joint Venture (or agree to do any of the foregoing), if that Joint Venture is established, or carries on its principal business in a country that is a Sanctioned Country.

22.9	Intra-Group Transfers

Notwithstanding any other provision of this Agreement:

(a)	no Obligor may transfer, assign or otherwise dispose of any asset to any non-Obligor if, as a result of such transfer, assignment or disposition, the test in paragraph (a)(ii) of Clause 22.19 (Guarantors) would not be met if tested on a pro forma basis taking into account such transfer, assignment or disposition;

(b)	no Obligor may transfer, assign or otherwise dispose of any asset that is subject to the Transaction Security to any other Obligor, where Transaction Security will not upon or immediately following such transfer be in place in respect of such asset following the assignment, transfer or disposition; and

(c)	the Parent may not designate any member of the Restricted Group as an Unrestricted Subsidiary if, as a result of such designation, the test in paragraph (a)(ii) of Clause 22.19 (Guarantors) would not be met if tested on a pro forma basis taking into account such designation.

22.10	Holding Companies

No Holdco shall trade, carry on any business, own any assets or incur any liabilities except for:

(a)	the holding of shares in Subsidiaries and Joint Ventures not prohibited by this Agreement;

(b)	the ownership of intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts, cash and Cash Equivalent Investments but (subject to the Agreed Security Principles) only if those credit balances, cash and Cash Equivalent Investments are subject to the Transaction Security;

(c)	the making of Intra-Group Loans or loans to the extent that (subject to the Agreed Security Principles) such loans are subject to Transaction Security;

(d)	Security and guarantees (or similar) permitted under Schedule 11 (Restrictive covenants);

(e)	the entry into and performance of its obligations (and incurrence of liabilities) under the Transaction Documents and Note Documents to which it is a party;

(f)	the granting of Transaction Security to the Finance Parties in accordance with the terms of the Finance Documents;

(g)	the provision of administrative, managerial, financial statement accounting and legal services to other members of the Restricted Group of a type customarily provided by a Holding Company to its Subsidiaries and the ownership of assets necessary to provide such services;

(h)	subject to the Intercreditor Agreement, the making of or receipt of any Permitted Payment;

(i)	general corporate administration and compliance activities including without limitation those relating to entering into engagements and other service contracts on behalf of the Group, paying overhead costs and filing fees and other ordinary course expenses (such as audit fees and Taxes), other related activities and periodic reporting requirements;

(j)	in respect of any Holdco, any activity permitted to be taken by the Parent under Section 10.1 of Schedule 11 (Restrictive Covenants) hereto.

22.11	Preservation of assets

Each Obligor shall (and the Parent shall ensure that each member of the Restricted Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business where failure to do so would reasonably be expected to have a Material Adverse Effect.

22.12	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.13	Insurance

(a)	Each Obligor shall (and the Parent shall ensure that each member of the Restricted Group will) maintain insurances on and in relation to its material business and assets of an insurable nature against those risks and to the extent as is usual for companies carrying on the same or substantially similar business, where failure to do so would reasonably be expected to have a Material Adverse Effect.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

22.14	Change of Auditors

No Obligor shall appoint any auditors other than one of the Auditors.

22.15	Pensions

The Parent shall ensure that all pension schemes operated by or maintained for the benefit of any member of the Restricted Group and/or any of their employees are fully funded to the extent required by their terms and applicable laws where failure to do so would reasonably be expected to have a Material Adverse Effect.

22.16	Intellectual Property

Each Obligor shall (and the Parent shall procure that each Restricted Group member will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Restricted Group member;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and Taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Restricted Group to use such property; and

(e)	not discontinue the use of the Intellectual Property,

where failure to do so, in the case of paragraphs (a), (b) and (c) above, or, in the case of paragraphs (d) and (e) above, such use, permission to use, omission or discontinuation, is other than in the ordinary course of day to day business and is reasonably likely to have a Material Adverse Effect.

22.17	Share capital

No Obligor shall (and the Parent shall ensure no member of the Restricted Group will) issue any shares except:

(a)	by the Parent to its direct Holding Company, paid for in full upon issue and which by their terms are not redeemable before the Termination Date and where such issue does not lead to a Change of Control of the Parent;

(b)	shares by a member of the Restricted Group to another member of the Restricted Group (other than the Parent (save in the case of Cabot Financial Holdings Group Limited, who may issue to the Parent)) and/or pro-rata to its minority shareholder(s) where (if the existing shares of the Subsidiary are the subject of the Transaction Security) the newly-issued shares held by the member of the Restricted Group also become subject to the Transaction Security on the same terms; or

(c)	in connection with a Permitted Joint Venture.

22.18	Treasury Transactions

No Obligor shall (and the Parent will procure that no members of the Restricted Group will) enter into any Treasury Transaction, other than:

(a)	the hedging transactions permitted under the Existing Financing;

(b)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and

(c)	any Treasury Transaction entered into in the ordinary course of business for the hedging of actual or projected real exposures arising in the ordinary course of a member of the Restricted Group’s commercial activities and not for speculative purposes, including for the avoidance of doubt, the Existing Cap.

22.19	Guarantors

(a)	The Parent shall ensure that subject to the Agreed Security Principles and paragraphs (b) and (c) below:

(i)	all Material Companies which are members of the Restricted Group, and any member of the Restricted Group that is or becomes a guarantor in respect of the 2019 Notes, the 2020 Notes or the Cabot RCF Agreement, are Guarantors (in the case of any member of the Restricted Group that is or becomes a guarantor in respect of the 2019 Notes, the 2020 Notes or the Cabot RCF Agreement, before or simultaneously to becoming a guarantor in respect of the 2019 Notes, the 2020 Notes or the Cabot RCF Agreement); and

(ii)	the aggregate of the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) of the Guarantors for each Financial Year and the aggregate gross assets (excluding goodwill) of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-Restricted Group items and investments in Restricted Subsidiaries of any member of the Restricted Group) represents not less than 85 per cent. of Consolidated EBITDA for the corresponding Financial Year and consolidated gross assets (excluding goodwill) of all members of the Restricted Group, respectively, in each case calculated by reference to the most recently delivered set of Annual Financial Statements of the Group delivered under Clause 21.1 (Financial Statements) and adjusted to give pro forma effect to any acquisitions (including through mergers or consolidations) and dispositions that have taken place prior to the date on which the Financial Year ends.

(b)	Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours lawfully available to avoid any unlawfulness or personal liability. This includes agreeing to a limit on the amount guaranteed. The Agent may (but shall not be obliged to) agree to such a limit if, in its opinion, to do so would avoid the relevant unlawfulness or personal liability.

(c)	Subject to the Agreed Security Principles, any member of the Restricted Group that becomes a Material Company and any Material Company acquired in accordance with this Agreement after the Closing Date shall become a Guarantor and grant Security as the Agent may require (acting reasonably) and shall accede to the Intercreditor Agreement as soon as practicable and in any event within 45 days of delivery of any Annual Financial Statements delivered under Clause 21.1 (Financial Statements) or within (i) in the case of any Material Company established or incorporated in England and Wales, as soon as is reasonably practicable and in any event, 60 days of its acquisition or (ii) in the case of any other Material Company, as soon as is reasonably practicable and in any event, 90 days of its acquisition, as the case may be.

(d)	Notwithstanding any other provision of this Agreeement, no member of the Target Group is required to provide a Guarantee hereunder if it is prohibited from providing such Guarantee by the Marlin Intercreditor.

22.20	Unrestricted Subsidiaries

(a)	Subject to paragraph (c) of Clause 22.9 (Intra-Group Transfers), nothing in this Agreement shall restrict the Parent from designating any of its Subsidiaries as being Unrestricted Subsidiaries provided that such Subsidiary meets the requirements for such designation set out in Schedule 11 (Restrictive Covenants).

(b)	If a member of the Restricted Group is designated as an Unrestricted Subsidiary, each Obligor will (i) ensure that the Unrestricted Subsidiary does not (and will, for so long as it is an Unrestricted Subsidiary, not) legally or beneficially own shares in any Restricted Subsidiary; and (ii) use its reasonable endeavours to ensure that no member of the Restricted Group has any material liabilities (including pension, environmental and Tax liabilities) to or in respect of the Unrestricted Subsidiary and if any such material liability arises the Parent will promptly notify the Agent and procure that the Unrestricted Subsidiary becomes a Restricted Subsidiary as soon as reasonably practicable and in any event within 20 Business Days of the first date on which the Parent is aware of the material liability.

22.21	Further assurance

(a)	Subject to the Agreed Security Principles and the terms of the Transaction Security Documents, each Obligor shall (and the Parent shall procure that each member of the Restricted Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Subject to the Agreed Security Principles and the terms of the Transaction Security Documents, each Obligor shall (and the Parent shall procure that each member of the Restricted Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)	Each Obligor must use, and must procure that any other member of the Restricted Group that is a potential provider of Transaction Security uses, all reasonable endeavours lawfully available to avoid or mitigate the legal constraints on the provision of Security provided for in the Agreed Security Principles to the extent permitted under the Transaction Security Documents.

22.22	ERC Model

Prior to the Conversion Date, each Obligor shall ensure that the terms of the ERC Model are not amended, modified or waived, without the prior written consent of the Agent (acting reasonably) other than where (i) such amendments, modifications or waivers relate to reporting format changes for internal management purposes which would not affect the Lenders or (ii) changes are made in accordance with sub-paragraph (b)(iii) of Clause 21.2 (Requirements as to financial statements).

22.23	Bank Accounts

(a)	Each Obligor’s bank accounts (and the Parent shall procure that each member of the Restricted Group’s bank accounts) save, in each case, for any Excluded Bank Accounts, are held with a Lender, an Affiliate of a Lender or an Acceptable Bank.

(b)	Each Obligor (and the Parent shall procure that each member of the Restricted Group) shall keep any monies held on trust for third parties segregated from monies belonging to it in separate bank accounts.

22.24	Post-Closing Covenants

(a)	The Parent shall procure that:

(i)	within 3 Business Days of the Acquisition Closing Date, it submits the stock transfer form relating to the acquisition of the issued share capital of the Target to HM Revenue & Customs for adjudication and stamping and, promptly following the return to it of the stamped form, will deliver that form to the Target, whereupon the Target will issue a new share certificate in the name of the Borrower;

(ii)	as soon as possible and in any event within 3 Business Days of the return of the stamped form referred to in paragraph (i) above to the Parent, it delivers the following documents to the Security Agent:

(A)	the original share certificate and stock transfer form duly executed by the Borrower in favour of the Security Agent or its nominee or in blank (as applicable) in relation to the entirety of the shares in the Target; and

(B)	a certified extract of the register of members of the Target, the shares of which are subject to or expressed to be subject to the Transaction Security, showing the Borrower as registered holder of the shares in the Target.

(b)	The Parent shall procure that subject to, and on terms consistent with, the Agreed Security Principles if any Person is required to become a guarantor pursuant to Clause 22.19 (Guarantors) such Person accedes as an Additional Guarantor, grants the Transaction Security listed in Part III of Schedule 2 (Conditions Precedent and Conditions Subsequent) and carries out any action to protect, perfect or give priority to the Transaction Security, subject to any grace periods for supply of notices contained in the relevant Transaction Security Documents.

(c)

The Parent shall use commercially reasonable efforts to cause the Group and the Target Group to, as soon as practicable after execution of the Acquisition Agreement, and in no event later than 24 March 2014, to prepare (i) an offering memorandum or private placement memorandum relating to the Securities (as defined in the Engagement Letter) (the “Offering Document”) and other marketing materials which contain, except as otherwise agreed to by the

Arrangers, all financial statements and other data relating to the Group and the Target Group customarily included in such an Offering Document and all other data that would be necessary for an investment bank to receive customary “comfort” from independent accountants in connection with an offering and customary 10b-5 disclosure letters from counsel and (ii) a customary information memorandum or other document, in an appropriate form for, and to be used in connection with, a loan financing (as defined in the Engagement Letter) (each such document, the “Information Memorandum”) and other appropriate marketing materials, in each case, having due regard to any relevant prior documents used by the Group with respect to transactions of similar nature.

(d)	The financial statements and other data referred to in Clause 22.24(c) include:

(i)	audited consolidated financial information of each of the Group and the Target Group, in each case, prepared in accordance with UK GAAP including footnote disclosure accompanying the financial statements that is complete and in accordance with UK GAAP, which audited consolidated financial information will include consolidated statements of financial position as of the end of the last three fiscal years and consolidated statements of income, cash flow and changes in equity for the last three fiscal years and will be accompanied by an audit report on such financial statements by independent auditors for the Group and for the Target Group, as applicable, containing an unqualified audit opinion under UK GAAP;

(ii)	unaudited interim consolidated financial statements of each of the Group and the Target Group as of and for any interim period (together with the comparable period for the prior year) following the audited consolidated financial information referred to in Clause 22.24(d)(i) above, each set of interim financial statements being prepared in accordance with UK GAAP and reviewed by a firm of independent auditors as provided in International Standard on Review Engagements (UK and Ireland) 2410 (or the local auditing standard equivalent);

(iii)	pro forma income statements for the last completed financial year for which audited consolidated financial information is available for both the Group and the Target Group and for any interim period (together with the comparable period for the prior year) following the audited consolidated financial information referred to in Clause 22.24(d)(i) above, and a pro forma balance sheet as of the end of such interim period (together with the comparable period for the prior year) following the audited combined financial information referred to in Clause 22.24(d)(i) above (if any); and

(iv)

other financial information derivable from the audited, unaudited and pro forma financial statements referred to in Clause 22.24(d)(i), (ii) and (iii) above and expected net proceeds from the Offering as is customary according to the then prevailing market standards, as evidenced by recent offerings of high yield senior secured debt securities by the Group and the Target Group, in each case meeting the requirements for the Arrangers to receive a customary “comfort” letter from a firm of independent auditors issued pursuant to Statement of Auditing Standards No. 72 (or the applicable UK GAAP equivalent reasonably acceptable to the Arrangers) with negative assurance comfort, including with respect to the pro forma financial information in the Offering Document or Information Memorandum.

(e)	The Parent shall use commercially reasonable efforts to cause senior management of the Group and the Target Group to make themselves available for customary due diligence and verification sessions, drafting sessions and other steps as may be customary and appropriate for the Financing and the Consent Solicitation.

(f)	The Parent shall use commercially reasonable efforts to (i) cause senior management of the Group and the Target Group to prepare materials for presentation to one or more rating agencies for the purposes of obtaining ratings for the Financing and (ii) obtain a credit rating for the Permanent Financing from Moody’s Investor Services, Inc. and Standard & Poor’s Ratings Group.

(g)	The Parent shall use commercially reasonable efforts to cause senior management of the Group and the Target Group to provide such information to the Arrangers and their advisors as the Arrangers shall reasonably request in connection with legal and business due diligence.

(h)	The Parent shall use commercially reasonable efforts to cause counsel to the Parent to prepare and deliver to the Arrangers legal opinions and a Rule 10b-5 disclosure letter (in each case, not purporting to limit the liability of such counsel) in connection with any Offering (as defined in the Engagement Letter), in form and substance satisfactory to the Arrangers.

(i)	The Parent shall use commercially reasonable efforts to cause the Group and the Target Group to cause, in each case, a firm of independent auditors to prepare and deliver to the Arrangers at signing of any purchase agreement and closing of any Offering (as defined in the Engagement Letter) one or more comfort letters pursuant to Statement of Auditing Standards No. 72 or the applicable UK GAAP equivalent standard, in form and substance satisfactory to the Arrangers.

(j)	The Parent shall use commercially reasonable efforts to cause the listing of any Offering (as defined in the Engagement Letter) on the Euro MTF market of the Luxembourg Stock Exchange.

(k)	The Parent shall use commercially reasonable efforts to promptly notify the Arrangers (i) of any material adverse change, or development that may lead to any material adverse change, in the business, properties, operations, financial condition or prospects of the Group or the Target Group from the date of this Agreement and (ii) if any information furnished by the Group to the Arrangers during the period of the Arrangers’ engagement under the Engagement Letter is or becomes inaccurate, incomplete or misleading in any material respect.

(l)	In connection with any Offering (as defined in the Engagement Letter), the Parent shall use commercially reasonable efforts to as soon as practicable negotiate a purchase agreement containing such terms, covenants, conditions, representations, warranties and indemnities as are customary in similar transactions (giving due regard to relevant precedent transactions between the Parent and the Arrangers) and providing for the delivery of legal opinions, Rule 10b-5 disclosure letters of counsel, comfort letters with negative assurance comfort (including SAS 72 letters or the applicable UK GAAP equivalent standard) and officers’ certificates customarily required in similar transactions, all in form and substance reasonably satisfactory to the Agent, the Arrangers and their counsel, as well as such other terms and conditions as the Arrangers and its counsel may reasonably consider appropriate giving due regard to similar transactions. The Parent agrees that it will use commercially reasonable efforts to promptly negotiate other appropriate documents, each in form and substance reasonably satisfactory to the Parent and the Arrangers or their affiliates (taking into account precedent transactions by the Group and the then prevailing market standards, as evidenced by recent Rule 144A offerings of high yield debt securities by European issuers with comparable credit), relating to any Offering (as defined in the Engagement Letter),, including, without limitation, indentures, guarantees, security agreements, pledge agreements, opinions of counsel and other related definitive documents.

(m)	In connection with any Loan Financing (as defined in the Engagement Letter), the Parent shall use commercially reasonable efforts to promptly negotiate any documentation containing such terms, covenants, conditions, representations, warranties and indemnities as are customary in similar transactions. The Parent agrees that it will use commercially reasonable efforts to promptly negotiate other appropriate documents, each in form and substance reasonably satisfactory to the Parent and the Arrangers or their affiliates (taking into account precedent transactions by the Group and the then prevailing market standards), relating to any Loan Financing (as defined in the Engagement Letter), including, without limitation, guarantees, security agreements, pledge agreements, opinions of counsel and other related definitive documents.

(n)	In connection with the Consent Solicitation, the Parent shall use commercially reasonable efforts to, or shall use commercially reasonable efforts to cause the relevant Subsidiary thereof to, promptly negotiate a solicitation agency agreement containing such terms, covenants, conditions, representations, warranties and indemnities as are customary in similar transactions. The Parent agrees that it will use commercially reasonable efforts to, or shall use commercially reasonable efforts to cause the relevant Subsidiary thereof to, promptly negotiate other appropriate documents, each in form and substance reasonably satisfactory to the Parent and the Agent or its affiliates (taking into account precedent transactions by the Group and the then prevailing market standards), relating to the Consent Solicitation, including, without limitation, opinions of counsel and other related definitive documents.

(o)	The Parent shall and shall cause its Subsidiaries to comply with the transaction steps set forth in the Tax Structure Report, in each case in accordance with the timeline, described therein (if any).

(p)	The Parent shall, and shall use best efforts to cause the Target Group to, as soon as practicable after execution of the Acquisition Agreement, prepare the Consent Solicitation Statement which shall contain, except as otherwise agreed to by the Lenders, customary disclosure applicable to consent solicitations of similar scope and nature (giving due consideration to any relevant Group precedent) relating to the Group, the Target Group, the Acquisition and the proposed amendments to the terms of the Existing Target Notes customarily included in such a consent solicitation statement. Pursuant to the Consent Solicitation, the Parent and the Target shall seek consent to, among other things, (i) the CoC Amendment, (ii) the replacement of Marlin Financial Intermediate II Limited with the Parent as the “Company” for purposes of the Existing Target Notes (or a consent with similar effect), (iii) any other amendments of the Existing Target Notes or the intercreditor agreement dated 25 July 2013 between, among others, Marlin Financial Intermediate II Limited, Marlin Intermediate Holdings plc, Investec Bank plc, as RCF agent, The Bank of New York Mellon, London Branch, as trustee, and the financial institutions party thereto (the “Marlin Intercreditor”) as agreed by the Parent and the Solicitation Agent. The Consent Solicitation Statement will provide for a consent payment, as consideration for the consent to the CoC Amendment and the other amendments proposed in the Consent Solicitation Statement, of at least £1 for each £1,000 principal amount of Existing Target Notes for which a consent is validly delivered pursuant to the Consent Solicitation. The Parent will cause the Consent Solicitation Statement to be delivered to the holders of the Existing Target Notes as promptly as practicable after execution of the Acquisition Agreement, and in no event later than the later of (i) 11 February 2014 and (ii) one business day after execution of the Acquisition Agreement. Such period may be extended from time to time by mutual agreement of the Original Borrower and the Solicitation Agent (provided that any extension by more than five Business Days in the aggregate will require consent of the Majority Lenders).

(q)	If the Parent and the Target have not obtained consent to replace Marlin Financial Intermediate II Limited with the Parent as the “Company” for purposes of the Existing Target Notes (or a consent with a similar effect) pursuant to the Consent Solicitation, the Parent shall use its best efforts to procure that (i) all or substantially all the assets of Marlin Financial Intermediate II Limited are transferred to the Parent pursuant to which the Parent shall become the “Company” for purposes of the Existing Target Notes and (ii) all or substantially all the assets of Marlin Midway Limited are transferred to the Luxembourg Guarantor pursuant to which Luxembourg Guarantor shall become the “Issuer” for the purposes of the Existing Target Notes, or transactions with a similar effect (such transactions collectively, the “Reorganisation”), as soon as practicable after the CoC Amendment Deadline and prior to the earlier of (i) 24 March 2014 and (ii) the Refinancing Date (for the avoidance of doubt, on a best efforts basis).

(r)

If consent to the CoC Amendment is not obtained from the requisite number of holders of the Existing Target Notes in the Consent Solicitation on or prior to the CoC Amendment Deadline, the Parent shall or shall cause the relevant Subsidiary thereof to send a notice of the Change of Control Offer (as defined in the Existing Target Note Indenture) to the holders of the Existing Target Notes and the trustee under the Existing Target Notes within 2 Business Days after the

CoC Amendment Deadline in accordance with, and subject to, the terms of the Existing Target Notes, and to establish the earliest possible Change of Control Repayment Date following the CoC Amendment Deadline in each case pursuant to and in accordance with the terms of the Existing Note Indenture and Rule 14e-1 under the Exchange Act;

(s)	The Parent shall or shall cause the relevant Subsidiary thereof to deliver a notice of cancellation of the Marlin RCF Agreement to the agent thereunder immediately following the consummation of the Acquisition.

23.	EXCHANGE NOTES

23.1	Exchange Note Indentures

(a)	The Borrower shall negotiate in good faith with the Arrangers the form of the Exchange Note Indentures with respect to the Exchange Notes, which Exchange Note Indentures shall be governed by New York law. The Exchange Note Indentures will be based on the terms set out in this Clause 23 and will have the same covenants and events of default as set forth in the 2020 Note Indenture (as in effect on the date hereof).

(b)	The Borrower and the Arrangers agree to negotiate and finalise the Exchange Note Indentures to be entered into pursuant to this Clause 23.1 no later than 60 days before the Initial Maturity Date.

(c)	The Exchange Note Indentures shall be fully executed and delivered and the Exchange Notes shall be fully executed and deposited into escrow not later than the earlier of: (i) 60 days before the Initial Maturity Date and (ii) five days after the occurrence of a Demand Failure Event or such later date as the Arrangers may agree with the Original Borrower.

(d)	The Borrower will appoint a trustee acceptable to the Arrangers to act as the Exchange Note Trustee.

(e)	Except as otherwise expressly provided in Clause 23.2 (Exchange Notes), the provisions of the Exchange Note Indentures shall be substantially identical (except with respect to the applicable interest rate and/or interest payment dates) to the terms of the 2020 Note Indenture as in effect on the date hereof.

(f)	In connection with the execution of the Exchange Note Indentures, the Borrower shall furnish (i) an opinion from New York law legal counsel in form and substance reasonably satisfactory to the Exchange Note Trustee, stating that, upon issuance of Exchange Notes in consideration for an equal amount of Term Loans, each Exchange Note Indentures shall constitute a legal, valid and binding obligation of the Borrower and the Guarantors, enforceable against each of the Borrower and the Guarantors in accordance with its terms and (ii) an opinion from relevant local law legal counsel in form and substance reasonably satisfactory to the Exchange Note Trustee, stating that, the Borrower and the Guarantors have legal capacity to enter into such Exchange Note Indentures (provided that in jurisdictions where it is customary for such opinions to be provided by counsel to the lenders, the Exchange Note Trustee shall use reasonable endeavours to procure the provision of such opinions from such legal counsel).

23.2	Exchange Notes

(a)	Each Lender may, from time to time on any Business Day (but no more than on two occasions in any Month) on or after the Conversion Date, elect pursuant to an Exchange Request given in accordance with Clause 23.3 (Manner of Exchange of Term Loans) below, to exchange (i) all or any portion of its Facility A Term Loans (if any) then outstanding for one or more Facility A Exchange Notes or (ii) all or any portion of its Facility B Term Loans (if any) then outstanding for one or more Facility B Exchange Notes (each such exchange being referred to herein as an “Exchange”); provided that the Borrower may defer the first issuance of Exchange Notes until such time as it has received Exchange Requests to issue Exchange Notes in an aggregate principal amount of at least £30,000,000 and, thereafter, until such time as the Borrower has received Exchange Requests in an aggregate principal amount of at least £5,000,000.

(b)	The principal amount of the Facility A Exchange Notes or Facility B Exchange Notes in any Exchange will equal 100 per cent. of the aggregate principal amount of the respective participation in the Facility A Term Loan or Facility B Term Loan, respectively (including any accrued interest not required to be paid in cash) for which it is exchanged and shall be issued at an issue price equal to such principal amount of the participation in the Facility A Term Loans or Facility B Term Loans for which they are exchanged.

(c)	Each Exchange Note shall:

(i)	be governed by New York law;

(ii)	be denominated in Sterling;

(iii)	rank pari passu with the Term Loans to the extent that any Term Loans remain outstanding;

(iv)	be issued pursuant to and shall be governed by and construed solely in accordance with the applicable Exchange Note Indentures;

(v)	require that the issuer of the Exchange Notes submits to the non-exclusive jurisdiction and venue of the U.S. Federal and state courts of the State of New York and waive any right to trial by jury;

(vi)	subject to the Agreed Security Principles, be guaranteed by the same entities that guarantee the Term Loans secured by the same assets securing the Term Loans and have the same rights on enforcement as the Term Loans;

(vii)	will have the same repayment profile as the Term Loans and will mature on the Final Maturity Date;

(viii)	bear interest from and including the Exchange Date to and including the Final Maturity Date and bear interest at a fixed rate per annum (calculated on the basis of actual number of days elapsed over a year of 365 days) that is equal to the Total Cap (excluding default interest); provided that in no event shall the interest rate on the Exchange Notes (along with any fees or expenses due in connection with the Exchange Notes) exceed the highest rate permitted under applicable law;

(ix)	provide that interest will be payable semi-annually in arrears, with the first interest payment date being on the first six-month anniversary of the Initial Maturity Date after the issuance of the relevant Exchange Note;

(x)	provide that (notwithstanding the call provisions set out in this Clause 23.2(c)) the issuer of the Exchange Notes shall have the right at any time to redeem all or part of any Lender Exchange Note (on a pro rata basis) at a price equal to par plus accrued and unpaid interest and additional amounts (if any) with no premium or penalty payable thereon;

(xi)	provide that upon a Change of Control, the issuer of the Exchange Notes will be required to repurchase the Exchange Notes at a price in cash equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest and additional amounts, if any, to the date of repurchase unless the issuer of the Exchange Notes redeems such Exchange Notes pursuant to the call provisions set out in this Clause 23.2(d);

(xii)	provide that all payments in respect of the Exchange Notes will be made without withholding or deduction for any taxes or other governmental charges, except to the extent required by law and that if withholding or deduction is required by law, the issuer of the Exchange Notes will pay additional amounts so that the net amount received by holders of the Exchange Notes is no less than the amount that would have been received by the holders of the Exchange Notes in the absence of such withholding or deduction; and

(xiii)	(save with respect to any Lender Exchange Notes which, unless a Demand Failure Event has occurred, shall be callable at par plus accrued and unpaid interest and additional amounts (if any)) be non-callable until (but excluding) 1 August 2016. Thereafter, each Exchange Note (including, if a demand Demand Failure Event has occurred, any Lender Exchange Notes) will be callable at par plus accrued and unpaid interest and additional amounts (if any) plus a premium as specified below, which premium shall decline on each yearly anniversary of such date as follows:

Date	Premium

From (and including) 1 August 2016 until (but excluding) 1 August 2017	75% of the applicable annual coupon payment on the Exchange Notes

From (and including) 1 August 2017 until (but excluding) 1 August 2018	50% of the applicable annual coupon payment on the Exchange Notes

From (and including) 1 August 2018 until (but excluding) 1 August 2019	25% of the applicable annual coupon payment on the Exchange Notes

From (and including) 1 August 2019 and thereafter	Zero

provided that:

(A)	prior to 1 August 2016, the issuer of the Exchange Notes may redeem such Exchange Notes at a make-whole price based on the applicable Gilt Rate with a maturity closest to 1 August 2016 plus 50 basis points plus any accrued and unpaid interest and additional amounts (if any);

(B)	prior to 1 August 2016, the issuer of the Exchange Notes may redeem up to 35% of such Exchange Notes with proceeds from an Equity Offering at a price equal to par plus the coupon on such Exchange Notes plus any accrued and unpaid interest and additional amounts (if any) on such Exchange Notes within 120 days of such Equity Offering;

(C)	the issuer of the Exchange Notes may redeem, in whole but not in part, the Exchange Notes at a price equal to par plus any accrued and unpaid interest and additional amounts (if any) upon the occurrence of certain customary specified changes relating to the tax laws of the United Kingdom, Luxembourg or other relevant jurisdictions; and

(xiv)	be listed on the Euro MTF market of the Luxembourg Stock Exchange or another exchange-regulated market of a recognised European stock exchange; and

(xv)

provide that amendments, waivers, and consents under the Facility A Exchange Notes or the Facility B Exchange Notes may be made with the consent of holders thereof holding more than 50% of the aggregate principal amount of the Facility A Exchange Notes or the Facility B Exchange Notes, as the case may be, then outstanding, except that any matter that under the 2020 Note Indenture (as in effect on the date hereof) would require the consent of holders of the 2020 Notes holding more than 90% of the aggregate principal amount of the 2020 Notes then outstanding will require the consent of holders of the Facility A Exchange Notes or the Facility B Exchange Notes, as the case may be, holding more than 90% of the aggregate principal amount of the Facility A Exchange Notes or the Facility B Exchange Notes, as applicable, then outstanding; and

(xvi)	if required in order for the Exchange Notes to accede to the Marlin Intercreditor as Pari Passu Debt, issued by the Luxembourg Guarantor, and the Parent and the Original Borrower shall cause the Luxembourg Guarantor to take all actions necessary to effect such issuance.

(d)	Notwithstanding anything in this Agreement to the contrary, holders of Exchange Notes will have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties subject to customary representations.

23.3	Manner of Exchange of Term Loans

(a)	Subject to Clause 23.2 (Exchange Notes), in order to effect an Exchange a Lender shall provide the Agent and Borrower with a duly completed Exchange Request at least five Business Days prior to an Exchange Date (which shall also be a Business Day) selected by such Lender for an Exchange in compliance with Clause 23.2 (Exchange Notes) above. Each Exchange Request under this Clause 23.3 shall specify the following:

(i)	the Lender’s legal name;

(ii)	the Exchange Date selected by such Lender;

(iii)	subject to Clause 25 (Changes to the Lenders), the name of the proposed registered holder of the Exchange Notes to be issued pursuant to the Exchange Request, and the address for delivery of the Exchange Notes to be delivered thereto;

(iv)	the principal amount of that Lender’s Facility A Term Loan or Facility B Term Loan to be repaid and the corresponding principal amount of Exchange Notes to be issued pursuant to the Exchange Request, provided that the minimum denominations in which a Facility A Term Loan or Facility B Term Loan may be exchanged shall be at least £100,000 and integral multiples of £1,000 in excess thereof;

(v)	the amount of each Exchange Note requested (which shall be at least £100,000 and integral multiples of £1,000 in excess thereof); and

(vi)	that the Exchange Request is delivered pursuant to this Clause 23.3.

In addition, such Lender shall provide such other information reasonably requested by the Agent.

(b)	Upon receipt of an Exchange Request under this Clause 23.3, the Agent shall send written notice of such proposed Exchange to the Exchange Note Trustee, with a copy to the Borrower, that shall specify the information contained in such Exchange Request, and shall deliver the Exchange Note(s) to the Exchange Note Trustee for authentication and thereafter use all reasonable endeavours to deliver them to the registered holder or holders thereof on the date specified in the Exchange Request.

(c)	Upon delivery of the Exchange Notes pursuant to this Clause 23.3, the Agent shall cancel each Loan so exchanged.

23.4	Not a registered security

(a)	Each Lender acknowledges that none of the Exchange Notes will be registered under the Securities Act and represents and agrees that it may only acquire Exchange Notes for its own account and that it will not, directly or indirectly, transfer, sell, assign, pledge or otherwise dispose of the Exchange Notes (or any interest therein) unless such transfer, sale, assignment, pledge or other disposition is made (i) pursuant to an effective registration statement under the Securities Act (which neither the Parent, nor any of its Subsidiaries has any obligation to prepare and/or file) or (ii) pursuant to an available exemption from registration under, and otherwise in compliance with, the Securities Act, and in case in compliance with laws of any other applicable jurisdiction. Each of the Lenders acknowledges that the Exchange Notes will bear a legend restricting the transfer thereof in accordance with the Securities Act.

(b)	Subject to the provisions of the previous paragraph, the Borrower and each Guarantor agrees that, each Lender will be able to sell or transfer all or any part of the Exchange Notes to any third party in compliance with applicable laws.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 24 is an Event of Default (save for Clause 24.18 (Acceleration)).

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document (with respect to the Transaction Security Documents, in connection with the Facilities only) at the place at and in the currency in which it is expressed to be payable unless:

(a)	in respect of any payments of principal or Interest, its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within three (3) Business Days of its due date; and

(b)	in respect of any other payment (which does not fall within paragraph (a) above), payment is made within five (5) Business Days of its due date.

24.2	Financial statements

(a)	An Obligor does not comply with the provisions of Clauses 21.1 (Financial statements) and paragraphs (a) and (b) of Clause 21.2 (Requirements as to financial statements).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within five (5) Business Days of the earlier of (i) the Agent giving notice to the Parent or relevant Obligor (as the case may be) and (ii) the Parent or an Obligor (as the case may be) becoming aware of the failure to comply.

24.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents to which it is a party (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Financial statements)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within fifteen (15) Business Days of the earlier of (i) the Agent giving notice to the Parent or the relevant Obligor, as the case may be, and (ii) the Parent or an Obligor, as the case may, be becoming aware of the failure to comply.

24.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents to which it is a party or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document to which it is a party is or proves to have been incorrect or misleading (in the case of any statement or representation which is not subject to a materiality threshold in accordance with its terms, in any material respect) when made or deemed to be made and, if the circumstances causing such misrepresentation are capable of remedy within such period, such Obligor shall have failed to remedy such circumstances within fifteen (15) Business Days of the earlier of (i) the Agent giving notice to the Parent or the relevant Obligor, as the case may be, and (ii) the Parent or the relevant Obligor, as the case may be, becoming aware of the failure to comply.

24.5	Cross default

(a)	Any Financial Indebtedness of any member of the Restricted Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Restricted Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Restricted Group is cancelled or suspended by a creditor of any member of the Restricted Group as a result of an event of default (however described).

(d)	Any creditor or note trustee or other representative of any member of the Restricted Group becomes entitled to declare any Financial Indebtedness of any member of the Restricted Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 24.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than £5,000,000 (or its equivalent in any other currency or currencies) and excluding in any case any Financial Indebtedness to the extent owed by one member of the Restricted Group to another member of the Restricted Group.

24.6	Insolvency

The occurrence of any of the following:

(a)	An Obligor or a Material Company is unable or admits inability to pay its debts as they fall due or is deemed (other than as a result of its assets being less that its liabilities) to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (other than in respect of the Finance Documents) with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of any Obligor or Material Company.

24.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or Material Company;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor or Material Company;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or Material Company or any of its assets;

(iv)	enforcement of any Security over any assets of any Obligor or Material Company,

and in particular, as regards the Luxembourg Guarantor , no “faillite”, “gestion controlee”, “sursis des paiements”, “préventif de la faillite” or “liquidation judiciaire ou volontaire”.

(b)	Paragraph (a) shall not apply to:

(i)	any winding-up petition, case or proceeding which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of commencement; or

(ii)	any Permitted Reorganisation.

24.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of an Obligor or a Material Company having an aggregate value of £10,000,000 and is not discharged within twenty (20) Business Days.

24.9	Unlawfulness and invalidity

(a)	It is or becomes unlawful for any person (other than a Finance Party) that is a party to a Finance Document to perform any of its obligations thereunder or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under the Intercreditor Agreement is or becomes unlawful, ineffective or unenforceable, in each case in a manner which materially adversely affects the interests of the Lenders under the Finance Documents.

(b)	Any obligation or obligations of any person (other than a Finance Party) under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation materially adversely affects the interests of the Lenders under the Finance Documents.

24.10	Intercreditor Agreement

Any member of the Restricted Group or any Structural Creditor (as defined in the Intercreditor Agreement) that is party to the Intercreditor Agreement fails to comply in any material respect with the provisions of, or does not perform its obligations under, the Intercreditor Agreement and if the non-compliance or failure to perform is capable of remedy, it is not remedied within fifteen (15) Business Days of the earlier of the Agent giving notice to that party or that party becoming aware of the non-compliance or failure to perform.

24.11	Change of ownership

(a)	After the Closing Date, an Obligor (other than the Parent) ceases to be a wholly-owned Subsidiary of the Parent other than as a result of a Permitted Reorganisation or transaction permitted under this Agreement; or

(b)	An Obligor ceases to own at least the same percentage of shares in a Material Company as on the Closing Date, except as a result of a Permitted Reorganisation or transaction permitted under this Agreement.

24.12	Audit qualification

The Auditors of the Restricted Group qualify the audited annual consolidated financial statements of the Parent:

(a)	on the grounds that the Auditors are unable to prepare those financial statements on a going concern basis;

(b)	where that qualification is otherwise in terms or as to issues which would be reasonably likely to materially and adversely affect the interests of the Finance Parties taken as a whole under the Finance Documents; or

(c)	on the basis of non-disclosure or inaccurate disclosure.

24.13	Expropriation

The authority or ability of any member of the Restricted Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Restricted Group or its respective assets which has or is reasonably likely to have a Material Adverse Effect.

24.14	Repudiation and rescission of agreements

An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security to which it is a party.

24.15	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any member of the Restricted Group or its respective assets which has or is reasonably likely to have a Material Adverse Effect.

24.16	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

24.17	Cessation of business

An Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

24.18	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Parent:

(a)	cancel the Total Commitments at which time they shall immediately be cancelled;

(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

24.19	Initial Maturity Date

Subject to Clause 25 (Investment Grade Status), if an Event of Default has occurred and is continuing on the Initial Maturity Date such Event of Default shall not be deemed cured solely as a result of the Initial Loans being extended into Term Loans, and shall continue until such time as that Event of Default is cured or waived in accordance with this Agreement.

24.20	Clean-Up Period

Notwithstanding any other provision of this Agreement or any other Finance Document, the occurrence of any Event of Default (other than an Event of Default under Clauses 24.1 (Non-Payment), 24.11 (Intercreditor Agreement) or 24.17 (Material Adverse Change) during the Clean-Up Period will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default (as the case may be) if:

(a)	it would have been (if it were not for this provision) a breach of representation or warranty, a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group);

(b)	it is capable of remedy and if the Parent is aware of the relevant circumstances at the time, reasonable steps are being taken to remedy it;

(c)	the circumstances giving rise to it have not been procured by or approved by any member of the Group (other than the Target Group), provided that knowledge of the breach of representation or warranty, breach of covenant or Event of Default does not equal procurement or approval by any member of the Group (other than the Target Group); and

(d)	it is not reasonably likely to have a Material Adverse Effect.

If the relevant circumstances are continuing after the Clean-Up Period, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

24.21	Excluded Matters

None of the steps or events set out in the Tax Structure Report or the actions or intermediate steps necessary to implement any of those steps, actions or events shall constitute a breach of any representation or warranty or undertaking contained in the Finance Documents or result in the occurrence of an Event of Default and shall be expressly permitted under the terms of the Finance Documents.

25.	INVESTMENT GRADE STATUS

25.1	For so long as the Notes (or any Permitted Financial Indebtedness issued by a member of the Restricted Group to refinance or replace the Notes or in exchange for the Notes) have an Investment Grade Status (the “Suspense Period”), the following clauses of this Agreement shall not apply:

(a)	Clauses 21.5 (Presentations) and 21.6 (Year-end);

(b)	Clauses 22.14 (Insurance), 22.16 (Pensions), 22.18 (Share capital) and 22.19 (Treasury Transaction).

25.2	Any obligations arising under the Clauses specified in Clause 25.1 above and, in the case that a Suspense Period ceases to apply, any events or circumstances properly taken at any time during a Suspense Period (and not taken in contemplation of the Suspense Period coming to an end) that would but for this Clause 25 have given rise to a misrepresentation, breach, Default or Event of Default and which would as a result of the Suspense Period ceasing to apply constitute a misrepresentation, breach, Default or Event of Default, shall be deemed not to give rise to a misrepresentation, breach, Default or Event of Default.

26.	CHANGES TO THE LENDERS

26.1	Assignments and transfers by the Lenders

Subject to this Clause 26 and Clause 27 (Restriction on Debt Purchase Transactions), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or any other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

26.2	Conditions of assignment or transfer

(a)	Subject to paragraph (b) below, the consent of the Parent is required before an Existing Lender may make an assignment or transfer in accordance with Clause 26.1 (Assignments and transfers by the Lenders) prior to the Initial Maturity Date which would result in any Original Lender holding less than 50.1% of the aggregate principal amount of its Facility A Commitment or Facility B Commitment as of the Closing Date or the Loans made by it under Facility A or Facility B, as applicable, unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	to any bank or financial institution;

(iii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender; or

(iv)	made at a time when an Event of Default or Demand Failure Event is continuing.

(b)	Notwithstanding anything else in this Agreement, in no circumstances may an Existing Lender make an assignment or transfer to, or enter into any sub-participation with, a person:

(i)	that is incorporated or established, or carries on business, in a jurisdiction that is a Sanctioned Country; or

(ii)	is a Competitor,

unless that person is already a Lender (other than as a result of a breach of this Clause 26.2 (Conditions of Assignment or Transfer)) or that assignment or transfer is made at a time when a Demand Failure Event is continuing, and any assignment or transfer purported to be made other than in compliance with this condition shall be void ab initio.

(c)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	The amount of the Existing Lender’s Commitment assigned or transferred must be a minimum of £1,000,000 and in integral multiples of £1,000,000 unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender;

(iii)	made at a time when an Event of Default is continuing; or

(iv)	of all of the relevant Existing Lender’s Commitment (and not part thereof).

(e)	A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement and if the procedure set out in Clause 26.6 (Procedure for transfer) is complied with.

(f)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office or nominates a branch or affiliate that is not an Existing Lender to participate in any Facility under Clause 4.7 (Lending Affiliates); and

(ii)	as a result of circumstances existing at the date the assignment, transfer, change or nomination, an Obligor would be obliged to make a payment to the New Lender, affiliate or Lender acting through its new Facility Office or branch under Clause 15.1 (Increased costs) or Clause 14 (Tax gross up and indemnities), then the New Lender, affiliate or Lender acting through its new Facility Office or branch is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer, change or nomination had not occurred. This paragraph (f) shall not apply, (i) in respect of an assignment or transfer made in the ordinary course of the primary syndication of the facilities or (ii) in relation to Clause 14.2 (Tax gross-up), to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii)(B) of Clause 14.2 (Tax gross-up) if the Obligor making the payment has not made a Borrower DTTP Filing in respect of that Treaty Lender.

(g)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(h)	The Agent, acting solely for this purpose as an agent of the Parent and Borrowers, shall maintain a copy of each Transfer Certificate, Assignment Agreement and Increase Confirmation delivered to it and a register for the recording of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Utilisations owing or attributable to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Obligors, the Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Parent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

26.3	Agreement between Arrangers

(a)	The Arrangers hereby agree between themselves that, until the earlier of (i) 31 May 2014 and (ii) the delivery of a Permanent Financing Notice (as defined in the Fee Letter at paragraph (a) of such definition), unless otherwise agreed among all the Arrangers, each Arranger will not and will procure that none of its subsidiaries or affiliates will, enter into (or agree to enter into) any agreement with any bank or financial institution, or with any trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, under which that bank, financial institution, trust, fund or other entity shares any risk or participates in the exposure of any Arranger (or its affiliate or subsidiary which is a Lender under this Agreement) under the Initial Facility A Loans, the Initial Facility B Loans or any Commitments in respect thereof. Each of the Arrangers confirms that it has not, and that none of its subsidiaries or affiliates have, entered into (or agreed to enter into) any such agreement on or prior to the date of this Agreement.

(b)	Paragraph (a) above shall not prohibit any agreement (i) whereby Initial Facility A Loans, Initial Facility B Loans or any Commitments in respect thereof will be sold, participated, assigned or transferred by the Arrangers (or its affiliate or subsidiary which is a Lender under this Agreement) on a pro rata basis in accordance with their Commitments (disregarding any Arranger (or its affiliate or subsidiary which is a Lender under this Agreement) that declines to participate in such sale, participation, assignment or transfer), (ii) entered into by an Arranger (or its affiliate or subsidiary which is a Lender under this Agreement) solely with its subsidiaries or affiliates; or (iii) entered into by an Arranger (or its affiliate or subsidiary which is a Lender under this Agreement) or in each case any of its subsidiaries or affiliates who in each case is operating on the public side of an information barrier unless such person is acting on the instructions of a person who has received Confidential Information.

(c)	Paragraph (a) and paragraph (b) above constitute an agreement solely between the Arrangers and may be waived or amended only with the consent of all the Arrangers and no consent from any Obligor shall be required. No Obligor shall have any responsibility to monitor compliance with the terms of this Clause 26.3 (Agreement between Arrangers).

26.4	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender, (ii) to a Related Fund or (iii) made in connection with primary syndication of the Facilities, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £2,500.

26.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

26.6	Procedure for transfer

(a)	Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 26.10 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Restricted Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arrangers, the Security Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

26.7	Procedure for assignment

(a)	Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 26.10 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 26.7 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 26.6 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 26.2 (Conditions of assignment or transfer).

26.8	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, Assignment Agreement or Increase Confirmation send to the Parent a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

26.9	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 26.9, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)

in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.10	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 26.6 (Procedure for transfer) or any assignment pursuant to Clause 26.7 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 26.10, have been payable to it on that date, but after deduction of the Accrued Amounts.

26.11	Sub-participations

Nothing in this Agreement shall restrict the ability of a Lender to sub-participate or sub-contract any or all of its rights and/or obligations hereunder, provided that:

(a)	such Lender remains a Lender under this Agreement with all rights and obligations pertaining thereto and remains liable under this Agreement in relation to those obligations sub-participated; and

(b)	prior to the Conversion Date, such Lender retains the unrestricted right to exercise no less than 50.1% of the voting and similar rights in respect of its Commitments (the “Voting Rights”), free of any obligation to act on the instructions of any other person.

26.12	Voting

If a transfer or sub-participation does not comply with the conditions set out in this Clause 26, the New Lender’s (or, in the case of a sub-participation, the Existing Lender’s) Commitments and/or participation shall not be included for the purpose of calculating the Total Commitments, Facility A Total Commitments, Facility B Total Commitments, Incremental Facility Commitments or participations under the Facilities or, as applicable, the relevant Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments, Facility A Total Commitments, Facility B Total Commitments, Incremental Facility Commitments and/or participations has been obtained.

26.13	Acquisition Closing Date

To the extent an Original Lender assigns, transfers or enters into a sub-participation or sub-contract prior to the Acquisition Closing Date (in accordance with Clause 26.2 (Conditions of Assignment or Transfer)) in respect of any of its Facility A Commitments, such Original Lender shall remain liable to fund the full amount of its Facility A Commitment (as at the date of this Agreement) on the Acquisition Closing Date notwithstanding any assignment, transfer or sub-participation or sub-contract of such Facility A Commitment prior to such date and provided further that:

(a)	that Original Lender retains exclusive control over all rights and obligations in relation to its Commitment, including all rights in relation to waivers, consents, modifications and amendments and confirmations as to satisfaction of conditions precedent regardless of any agreement or understanding with any transferee, assignee or sub-participant pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations; and

(b)	if that Original Lender assigns or transfers any portion of its Facility A Commitment prior to the Acquisition Closing Date and the transferee becomes a Defaulting Lender with respect to its obligation to provide its pro rata share of a Loan to be made on the Acquisition Closing Date under Facility A then the Original Lender which has made the assignment or transfer (or sub-participation or sub-contract) agrees to provide the amount that the Defaulting Lender was obliged to provide up to the amount that such Original Lender had assigned or transferred to such Defaulting Lender and the Parent agrees to exercise its rights under Clause 38.4 (Replacement of Lender) to enable an assignment or a transfer of the Commitment of the Defaulting Lender back to the Original Lender which had assigned or transferred the commitment to the Defaulting Lender as soon as possible after the Acquisition Closing Date.

27.	RESTRICTION ON DEBT PURCHASE TRANSACTIONS

27.1	Prohibition on Debt Purchase Transactions by the Group

The Parent shall not, and shall procure that no other member of the Group shall, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

27.2	Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates

(a)	For so long as a Sponsor Affiliate (i) beneficially owns a Commitment or (ii) has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:

(i)	in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments, Facility A Total Commitments, Facility B Total Commitments and/or Incremental Facility Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero; and

(ii)	for the purposes of Clause 38.3 (Exceptions), such Sponsor Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender (unless in the case of a person not being a Sponsor Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Sponsor Affiliate (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Part I of Schedule 10 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with a Sponsor Affiliate,

such notification to be substantially in the form set out in Part II of Schedule 10 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	Each Sponsor Affiliate that is a Lender agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

28.	CHANGES TO THE OBLIGORS

28.1	Assignment and transfers by Obligors

No Obligor or any other member of the Restricted Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.10 (“Know your customer” checks), the Parent may request that any of its wholly owned Subsidiaries becomes a Borrower under a Facility. That Subsidiary shall become a Borrower under that Facility if:

(i)	it is incorporated in the same jurisdiction as an existing Borrower or if all the Lenders approve the addition of that Subsidiary;

(ii)	the Parent and that Subsidiary deliver to the Agent a duly completed and executed Accession Deed;

(iii)	the Subsidiary is (or becomes) a Guarantor prior to becoming a Borrower;

(iv)	the Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent and Conditions Subsequent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent and Conditions Subsequent).

28.3	Resignation of a Borrower

(a)	In this Clause 28.3, Clause 28.5 (Resignation of a Guarantor) and Clause 28.7 (Resignation and release of security on disposal), “Third Party Disposal” means the disposal of an Obligor or a Holding Company of an Obligor to a person which is not a member of the Group where that disposal is permitted by this Agreement or the Intercreditor Agreement (and the Parent has confirmed this is the case).

(b)	If a Borrower, other than the Original Borrower, is the subject of a Third Party Disposal, the Parent may request that such Borrower (other than the Parent) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(c)	The Agent shall accept a Resignation Letter and notify the Parent and the other Finance Parties of its acceptance if:

(i)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents; and

(iii)	where the Borrower is also a Guarantor (unless its resignation has been or is contemporaneously accepted in accordance with Clause 28.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Parent has confirmed this is the case).

(d)	Upon notification by the Agent to the Parent of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower except that the resignation shall not take effect (and the Borrower will continue to have rights and obligations under the Finance Documents) until concurrently with the Third Party Disposal taking effect.

(e)	The Agent may, at the reasonable cost and expense of the Parent, require a customary legal opinion from counsel to the Agent confirming the matters set out in paragraph (b)(iii) above and the Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance satisfactory to it.

28.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.10 (“Know your customer” checks), the Parent may request that any of its Subsidiaries become a Guarantor.

(b)	A member of the Group shall become an Additional Guarantor if:

(i)	the Parent and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Deed; and

(ii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent and Conditions Subsequent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(c)	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent and Conditions Subsequent).

28.5	Resignation of a Guarantor

(a)	The Parent may request that a Guarantor (other than the Parent) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:

(i)	that Guarantor is being disposed of by way of a Third Party Disposal (as defined in Clause 28.3 (Resignation of a Borrower)) or as a result of the disposal of Charged Property that is otherwise permitted by this Agreement or the Intercreditor Agreement or is designated as an Unrestricted Subsidiary to the extent permitted by this Agreement and the Parent has confirmed this is the case; or

(ii)	subject to clause 27.2(b) (Amendments and Waivers: Transaction Security Documents) of the Intercreditor Agreement, the Super Majority Lenders, have consented to the resignation of that Guarantor.

(b)	The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:

(i)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter and the test in paragraph (a)(ii) of Clause 22.19 (Guarantors) will be met following acceptance of the Resignation Letter;

(ii)	no payment is due from the Guarantor under Clause 19.1 (Guarantee and indemnity); and

(iii)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 28.3 (Resignation of a Borrower).

(c)	The resignation of that Guarantor shall not be effective until the date of the relevant Third Party Disposal or disposal of Charged Property, or until the confirmation of the Parent referred to in paragraph (b)(i) above is received or the consent referred to in paragraph (a)(ii) above is granted (as applicable), at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

28.6	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (d) of Clause 20.32 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

28.7	Resignation and release of security on disposal

If a Borrower or Guarantor (or Holding Company of a Borrower or Guarantor) is or is proposed to be the subject of a Third Party Disposal, or there is a disposal of Charged Property that is otherwise permitted under Schedule 11 (Restrictive Covenants) or the Intercreditor Agreement then:

(a)	where that Borrower or Guarantor created Transaction Security over any of its assets or business (or Transaction Security otherwise exists over the Charged Property to be disposed of) in favour of the Security Agent or, as applicable, the Finance Parties, or Transaction Security in favour of the Security Agent or, as applicable, the Finance Parties was created over the shares (or equivalent) of that Borrower or Guarantor, the Security Agent or, as applicable, the Finance Parties shall, at the cost and request of the Parent, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation;

(b)	the resignation of that Borrower or Guarantor and related release of Transaction Security referred to in paragraph (a) above shall not become effective until the date of that disposal; and

(c)	if the disposal of that Borrower or Guarantor or Holding Company of that Borrower or Guarantor is not made, the Resignation Letter of that Borrower or Guarantor and the related release of Transaction Security referred to in paragraph (a) above shall have no effect and the obligations of the Borrower or Guarantor and the Transaction Security created or intended to be created by or over that Borrower or Guarantor shall continue in such force and effect as if that release had not been effected.

29.	ROLE OF THE AGENT, THE ARRANGER AND OTHERS

29.1	Appointment of the Agent

(a)	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arranger and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(B)	the Super Majority Lenders if the relevant Finance Document stipulates the matter is a Super Majority Lender decision; and

(C)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

29.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 26.8 (Copy of Transfer Certificate or Assignment Agreement or Increase Confirmation to Parent) paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Agent shall provide to the Parent within 15 Business Days of a request by the Parent (but no more frequently than once per calendar Month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(h)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

29.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

29.5	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent and/or the Arranger as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent or any Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.6	Business with the Group

The Agent, the Security Agent and each Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

29.7	Rights and discretions

(a)	The Agent may rely on:

(i)	any representation, notice or document (including, without limitation, any notice given by a Lender pursuant to paragraph (b) or paragraph (c) of Clause 27.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates)) believed by it to be genuine, correct and appropriately authorised; and

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

(iii)	any notice or request made by the Parent (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be with a Sponsor Affiliate.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers (at its own cost) to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not be liable for any error of judgment made by any such person unless such error or such loss was directly caused by the Agent’s (or such officer’s, employee’s or agent’s) gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (d) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Parent and shall disclose the same upon the written request of the Parent or the Majority Lenders.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or any Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender for the purpose of paragraph (a)(ii) of Clause 12.2 (Market disruption).

29.8	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

29.9	Responsibility for documentation

Neither the Agent nor any Arranger is responsible or liable for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Arranger, an Obligor or any other person given in or in connection with any Finance Document, the Tax Structure Report or the transactions contemplated in the Finance Documents;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.10	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

29.11	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent or the Manager), neither the Agent nor the Arranger will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above (but subject to the carve-out for any damage, costs or loss caused by its gross negligence or wilful misconduct), any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalization, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent or the Arranger, as relevant) may take any proceedings against any officer, employee or agent of the Agent or Arranger as relevant in respect of any claim it might have against the Agent or an Arranger, as relevant, in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent or Arrangers, as relevant, may rely on this Clause 29.11 (Exclusion of liability) subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or any Arranger to carry out any “know your customer” or other checks in relation to any person or any check on the extent to which any transactions contemplated by this Agreement might be unlawful for any lender, in either case on behalf of any Lender and each Lender confirms to the Agent and each Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

29.12	Lenders’ indemnity to the Agent and Arranger

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and the Arranger, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent or the Arranger (otherwise than by reason of the Agent’s of the Arranger’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 32.11 (Disruption to Payment Systems etc.)) notwithstanding the Agent’s or the Arranger’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent or Arranger in acting as Agent or Arranger under the Finance Documents (unless the Agent or Arranger has been reimbursed by an Obligor pursuant to a Finance Document).

29.13	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Parent.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Parent) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)

If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 29 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with the then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (c) above) but shall remain entitled to the benefit of this Clause 16.3 (Indemnity to the Agent). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 14.8 (FATCA Information) and the Parent or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 14.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Parent and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Parent or a Lender believes that a Party may be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Parent, by notice to the Agent, requires it to resign.

29.14	Replacement of the Agent

(a)	After consultation with the Parent, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligation under paragraph (b) above) but shall remain entitled to the benefit of this Clause 16.3 (Indemnity to the Agent) and this Clause 29 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

29.15	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arrangers are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

29.16	Relationship with the Lenders

(a)	Subject to Clause 26.10 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 34.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and paragraph (a)(iii) of Clause 34.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

29.17	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document and each Lender confirms to the Agent and each Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

29.18	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Parent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

29.19	Agent’s management time

(a)	Any amount payable to the Agent under Clause 16.3 (Indemnity to the Agent), Clause 18 (Costs and expenses) and Clause 29.12 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify in advance to the Parent and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 13 (Fees).

(b)	Any cost of utilising the Agent’s management time or other resources shall include, without limitation, any such costs in connection with Clause 27.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates).

29.20	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.21	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or Agent) the terms of any reliance letter or engagement letters provided in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of such reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

30.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31.	SHARING AMONG THE LENDERS

31.1	Payments to Lenders

If a Lender (a “Recovering Lender”) receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Lender shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Lender shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Lender as its share of any payment to be made, in accordance with Clause 32.6 (Partial payments).

31.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Lenders (other than the Recovering Lender) (the “Sharing Lenders”) in accordance with Clause 32.6 (Partial payments) towards the obligations of that Obligor to the Sharing Lenders.

31.3	Recovering Lender’s rights

On a distribution by the Agent under Clause 31.2 (Redistribution of payments) of a payment received by a Recovering Lender from an Obligor, as between the relevant Obligor and the Recovering Lender, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

31.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable and is repaid by that Recovering Lender, then:

(a)	each Sharing Lender shall, upon request of the Agent, pay to the Agent for the account of that Recovering Lender an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Lender for its proportion of any interest on the Sharing Payment which that Recovering Lender is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Lender, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

31.5	Exceptions

(a)	This Clause 31 shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this Clause 31, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Lender is not obliged to share with any other Lender any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Lenders of the legal or arbitration proceedings; and

(ii)	the other Lenders had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

32.	PAYMENT MECHANICS

32.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

32.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of a Participating Member State or London).

32.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 33 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Parent of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

32.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 32.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or, if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”). In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 32.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 29.14 (Replacement of the Agent), each Paying Party (other than to the extent that that Party has given an instruction pursuant to paragraph € below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the Recipient Party or Recipient Parties in accordance with Clause 32.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

32.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents;

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

32.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.9	Currency of account

(a)	Subject to paragraphs (b) to (c) below, the Base Currency is the currency of account and payment for any sum due under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in such other currency.

32.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

32.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Parent that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 38 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 32.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

33.	SET-OFF

A Finance Party may set-off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

34.	NOTICES

34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

34.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Parent, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that identified with its name below or, alternatively, if no such details are identified, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

34.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Parent in accordance with this Clause 34.3 will be deemed to have been made or delivered to each of the Obligors.

34.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 34.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

34.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

34.6	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that these two parties:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any electronic communication made between these two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

34.7	Use of websites

(a)	The Parent may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Parent and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Parent and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Parent and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Parent accordingly and the Parent shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Parent shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Agent.

(c)	The Parent shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Parent notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Parent shall at its own cost comply with any such request within ten (10) Business Days.

34.8	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.	CALCULATIONS AND CERTIFICATES

35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2	Certificates and determinations

(a)	Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

(b)	Where any person gives a certificate on behalf of any parties to the Finance Documents pursuant to any provision thereof and such certificate proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate being incorrect save where such individual acted fraudulently or recklessly in giving such certificate (in which case any liability of such individual shall be determined in accordance with applicable law).

35.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

36.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38.	AMENDMENTS AND WAIVERS

38.1	Intercreditor Agreement

Subject to Clause 1.4 (Intercreditor Agreement) this Clause 38 is subject to the terms of the Intercreditor Agreement.

38.2	Required consents

(a)	Subject to Clause 38.3 (Exceptions) and Clause 38.2(d), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Parent and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 38.

(c)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 38 which is agreed to by the Parent. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Guarantors.

(d)	The Agent shall notify the Lenders reasonably promptly of any amendments or waivers proposed by the Parent.

38.3	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definitions of “Majority Lenders” or “Super Majority Lenders” in Clause 1.1 (Definitions) or “Change of Control” in Schedule 12 (Restrictive Covenants);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	the extension of the Availability Period;

(iv)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(v)	a change in currency of payment of any amount under the Finance Documents;

(vi)	an increase in or an extension of any Commitment or the Total Commitments;

(vii)	a change to the Borrowers or Guarantors other than in accordance with Clause 28 (Changes to the Obligors);

(viii)	any provision which expressly requires the consent of all the Lenders;

(ix)	Clause 2.4 (Finance Parties’ rights and obligations), Clause 26 (Changes to the Lenders) or this Clause 38;

(x)	Clause 8.1 (Change of Control), Clause 8.2 (Equity Proceeds), Clause 8.3 (Debt Financing) and Clause 8.4 (Take-Out Financing); and

(xi)	subject to the terms of the Intercreditor Agreement, any amendment to the order of priority or subordination under the Intercreditor Agreement, or the manner in which the proceeds of enforcement of the Transaction Security are distributed, shall not be made without the prior consent of all the Lenders, unless it is the result of an increase to a Facility pursuant to Clause 2.2 (Increase) or Clause 2.3 (Incremental Increase in Commitments), in which case no consent of any Lender (other than each Increase Lender and each Incremental Facility Lender as applicable) shall be required for such increase.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent, any Arranger or the Security Agent (each in their capacity as such) may not be effected without the consent of the Agent, that Arranger or, as the case may be, the Security Agent.

(c)	Any amendment or waiver which relates to the rights or obligations applicable to a particular Utilisation, Facility or class of Lenders and which does not materially and adversely affect the rights or interests of Lenders in respect of other Utilisations, Facilities or another class of Lender shall only require the consent of the Majority Lenders, Super Majority Lenders or all the Lenders (as applicable) as if references in this paragraph (e) to “Lenders” were only to Lenders participating in that Utilisation, Facility or forming part of that affected class.

(d)	The release of all or substantially all the Transaction Security requires the consent of all the Lenders provided that the release of all or substantially all the Transaction Security (i) required to effect a Permitted Reorganisation, or (ii) upon final repayment and cancellation of each Facility, shall be promptly granted by the Security Agent and no Lender consents will be required.

(e)	The release of any Transaction Security over any asset under any Transaction Security Document or the amendment to any Transaction Security Document requires the prior consent of the Super Majority Lenders provided that the release of any Transaction Security or amendment to any Transaction Security Document (i) required to effect a Permitted Reorganisation, or (ii) in respect of a disposal permitted by the provision of this Agreement, shall be promptly granted by the Security Agent and no Super Majority Lender consents will be required.

(f)	An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or the Security Agent (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger or the Security Agent, as the case may be.

(g)	If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document within 15 Business Days (unless the Parent and the Agent agree to a longer time period in relation to any request) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments, Facility A Total Commitments, Facility B Total Commitments, Incremental Facility Total Commitments or participations under the relevant Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments, Facility A Total Commitments, Facility B Total Commitments, Incremental Facility Total Commitments and/or participations has been obtained to approve that request.

38.4	Replacement of Lender

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)	an Obligor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 15.1 (Increased Costs) or Clause 14.2 (Tax gross up) or Clause 14.3 (Tax indemnity) to any Lender in excess of amounts payable to the other Lenders generally, then the Parent may, on five (5) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Parent (excluding a member of the Group and if such entity is a Sponsor Affiliate, provided that such transfer shall be in accordance with Clause 27 (Restriction on Debt Purchase Transactions)), which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 38.4 shall be subject to the following conditions:

(i)	the Parent shall have no right to replace the Agent or Security Agent in their capacity as Agent or Security Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Parent to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 45 days after the date the Non-Consenting Lender notifies the Parent and the Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Parent; and

(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	In the event that:

(i)	the Parent or the Agent (at the request of the Parent) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of more than the Majority Lenders; and

(iii)	the Majority Lenders have consented or agreed to such waiver or amendment,

then any Lender who does not consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

38.5	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments, Facility A Total Commitments, Facility B Total Commitments and/or Incremental Facility Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 38.5, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

38.6	Replacement of a Defaulting Lender

(a)	The Parent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five (5) Business Days’ prior written notice to the Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement; or

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender;

to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Parent which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 38.6 shall be subject to the following conditions:

(i)	the Parent shall have no right to replace the Agent or Security Agent in their capacity as Agent or Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender;

(iii)	the transfer must take place no later than 45 days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

39.	CONFIDENTIALITY

39.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information) and Clause 39.3 (Disclosure to numbering service providers) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

39.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and it agrees to be bound by the same confidentiality restrictions as the Finance Party who is disclosing the information and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 29.16 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required by law to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	who is a Party;

(viii)	to whom or for those benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.9 (Security over Lenders’ rights) (provided such person is not a Competitor); or

(ix)	with the consent of the Parent;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(viii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Parent and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

(e)	the size and term of the Facilities and the name of the Obligors to any investor or a potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Finance Parties’ rights or obligations under the Finance Documents.

39.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 41 (Governing Law);

(vi)	the names of the Agent and the Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amount of Total Commitments;

(ix)	amounts and currencies of the Facilities;

(x)	type of Facilities;

(xi)	ranking of Facilities;

(xii)	Termination Date for Facilities;

(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and

(xiv)	such other information agreed between such Finance Party and the Parent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xiv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall promptly notify the Parent and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

39.4	Entire agreement

This Clause 39 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

39.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

39.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Parent:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 39.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 39 (Confidentiality).

39.7	Continuing obligations

The obligations in this Clause 39 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve Months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

40.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

41.	GOVERNING LAW

(a)	Subject to paragraph (b) below, this Agreement and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed and enforced in accordance with, English law.

(b)	Notwithstanding paragraph (a) above, Schedule 11 (Restrictive Covenants) shall be interpreted in accordance with New York law.

42.	ENFORCEMENT

42.1	Jurisdiction of English courts

(a)	Subject to paragraph (b) below, the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”). In this regard, the Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(b)	Notwithstanding paragraph (a) above, this Clause 42.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints Cabot Financial (Europe) Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document (and Cabot Financial (Europe) Limited by its execution of this Agreement, accepts that appointment);

(ii)	confirms that it has irrevocably appointed Corporation Service Company as its agent for service of process in relation to any proceedings before the federal court sitting in the County and City of New York in connection with any Finance Document; and

(iii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Parent (on behalf of all the Obligors) must immediately (and in any event within ten (10) Business Days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

(c)	Each Obligor expressly agrees and consents to the provisions of this Clause 42 and Clause 41 (Governing law).

43.	WAIVER OF JURY TRIAL

Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Finance Document or the transactions contemplated thereby (whether based on contract, tort or any other theory). Each Party (a) certifies that no representative, agent or attorney or any other party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Clause 43.

44.	PATRIOT ACT

Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Obligor that, pursuant to the requirements of the USA PATRIOT Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA PATRIOT Act.

45.	POWERS OF ATTORNEY

If any of the parties to this Agreement is represented by an attorney or attorneys in connection with the signing and/or execution and/or delivery of this Agreement or any agreement or document referred to herein or made pursuant hereto and the relevant power or powers of attorney is or are expressed to be governed by English law, it is hereby expressly acknowledged and accepted by the other parties hereto that such laws shall govern the existence and extent of such attorney’s authority and the effects of the exercise thereof.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE ORIGINAL OBLIGORS

The Original Borrowers

Name of Original Borrower	Registration number (or equivalent, if any) Jurisdiction of Incorporation
Cabot Financial Holdings Group Limited	4934534 England & Wales

PART II

THE ORIGINAL GUARANTORS

Name of Original Guarantor	Registration number (or equivalent, if any) Jurisdiction of Incorporation

Cabot Financial (Luxembourg) S.A.	B-171245 Luxembourg

Cabot Financial Holdings Group Limited	4934534 England & Wales

Cabot Financial Limited	5714535, England & Wales

Cabot Credit Management Group Limited	4071551, England & Wales

Cabot Financial Debt Recovery Services Limited	3936134, England & Wales

Cabot Financial (UK) Limited	3757424, England & Wales

Cabot Financial (Europe) Limited	3439445, England & Wales

Financial Investigations and Recoveries (Europe) Limited	3958421, England & Wales

Apex Credit Management Limited	3967099, England & Wales

PART III

ORIGINAL LENDERS

A. THE FACILITY A ORIGINAL LENDERS

Name of Original Facility A Lender	Facility A Commitment	HMRC DT Treaty Passport scheme reference number and jurisdiction of tax residence (if applicable)
JPMorgan Chase Bank N.A., London Branch	£52,500,000
Deutsche Bank AG, London Branch	£13,125,000
Lloyds Bank plc	£13,125,000
The Royal Bank of Scotland plc	£13,125,000
UBS AG, London Branch	£13,125,000

Total	£105,000,000

B. THE FACILITY B ORIGINAL LENDERS

Name of Original Facility B Lender	Facility B Commitment	HMRC DT Treaty Passport scheme reference number and jurisdiction of tax residence (if applicable)
JPMorgan Chase Bank N.A., London Branch	£75,750,000
Deutsche Bank AG, London Branch	£18,937,500
Lloyds Bank plc	£18,937,500
The Royal Bank of Scotland plc	£18,937,500
UBS AG, London Branch	£18,937,500

Total	£151,500,000

SCHEDULE 2

CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT

PART I

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	Obligors

(a)	A copy of the constitutional documents of each Original Obligor (other than the Luxembourg Guarantor) and CCML.

(b)	If applicable, a copy of a resolution of the board of directors of each Original Obligor (other than the Luxembourg Guarantor) and CCML:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party including, in particular, each security confirmation;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A copy of a specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(d)	A copy of a resolution signed by all of the holders of the issued shares in each Original Guarantor and CCML, approving the terms of, and the transactions contemplated by, the Finance Documents to which such Original Guarantor or CCML, respectively, is a party provided that, in respect of CCML, any such shareholders resolution shall be signed only by the majority holders of its issued shares.

(e)	A certificate of the Parent (signed by a director or authorised signatory) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar constitutional limit binding on any Original Obligor (other than the Luxembourg Guarantor) to be exceeded.

(f)	A certificate of an authorised signatory of the Parent or other relevant Original Obligor (other than the Luxembourg Guarantor) certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

2.	Finance Documents

(a)	This Agreement executed by the members of the Group party to this Agreement.

(b)	A Creditor/Creditor Representative Accession Deed (as defined in the Intercreditor Agreement) executed by the Agent and each Original Lender (as a Pari Passu Creditor under the Intercreditor Agreement, as that terms is defined therein).

(c)	A Debtor Accession Deed (as defined in the Intercreditor Agreement) executed by each Obligor in respect of this Agreement.

(d)	The Fee Letters, executed by the Arrangers or Agent, as applicable, and the members of the Group party to them.

(e)	A copy of the Commitment Letter and Engagement Letter executed by the Arrangers and the Original Borrower.

(f)	With respect to the Transaction Security Documents (as defined in the Intercreditor Agreement), a confirmation agreement by each Obligor party thereto that the Security created pursuant to each such Transaction Security Document secures its obligations under the Finance Documents (including, but not limited to, this Agreement) in accordance with the Intercreditor Agreement.

3.	Luxembourg documents

(a)	A copy of the articles of association (statuts) of the Luxembourg Guarantor.

(b)	A copy of the resolutions of the board of directors of the Luxembourg Guarantor approving the entry into the Finance Documents to which it is a party.

(c)	An excerpt (extrait) from the Luxembourg Register of Commerce and Companies with respect to the Luxembourg Guarantor.

(d)	A certificate of non-registration of judicial decisions (certificat de non-inscription de décision judiciaire) from the Luxembourg Register of Commerce and Companies with respect to the Luxembourg Guarantor.

(e)	A copy of the shareholders’ register of the Luxembourg Guarantor evidencing (i) the ownership of its entire share capital by Cabot Financial Holdings Group Limited and (ii) the registration of the pledge granted pursuant to the Luxembourg Share Pledge Agreement.

(f)	a certificate signed by a director of the Luxembourg Guarantor:

(i)	certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement;

(ii)	confirming that guaranteeing or securing, as appropriate, the Total Commitments would not cause any guarantee, security or similar constitutional limit binding on the Luxembourg Guarantor to be exceeded;

(iii)	certifying the specimen of signature of each person authorised under the resolutions referred to above to execute the Finance Documents to which the Luxembourg Guarantor is a party on its behalf; and

(iv)	certifying that the Luxembourg Guarantor is not subject to bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de faillite) and voluntary judicial liquidation (liquidation volontaire ou judiciaire) proceedings and, to the best of its knowledge, no petition for the opening of such proceedings has been presented.

(g)	Luxembourg law confirmation agreement (the “Luxembourg Confirmation Agreement”) addressed to the Security Agent in relation to the Cabot RCF Agreement and this Agreement, in respect of:

(i)	the Luxembourg law share pledge granted in favour of J.P. Morgan in its capacity as security agent under the Cabot RCF Agreement; and

(ii)	the Luxembourg law bank account pledge granted in favour of J.P. Morgan in its capacity as security agent under the Cabot RCF Agreement.

4.	Legal opinion

The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders:

(a)	Clifford Chance LLP, legal advisers to the Agent and the Arranger as to enforceability of the English law Finance Documents and the capacity of the Obligors under English law;

(b)	Arendt & Medernach, legal advisers to the Original Obligors as to the capacity and due execution of the Luxembourg Guarantor under Luxembourg law; and

(c)	Clifford Chance Luxembourg, legal advisers to the Agent and the Arranger as to the enforceability of the Luxembourg law Finance Documents,

in each case substantially in the form distributed to the Original Lenders prior to signing this Agreement.

5.	Acquisition Documents

(a)	A copy of the executed Acquisition Agreement substantially in the form of the last draft previously delivered to and approved by the Arrangers on 6 February 2014, with such amendments or modifications as do not materially and adversely affect the interests of the Lenders or which have been made with the consent of the Agent.

(b)	A certificate of the Borrower (signed by a director) certifying that:

(i)	no terms and conditions (including conditions to completion) of the Acquisition Agreement have been amended, waived or terminated without the written consent of the Arrangers, all conditions to completion (subject only to availability of Facility A) have been met and there has been no breach of the Acquisition Agreement except, in each case, to the extent the interests of the Borrower and the Lenders are not materially and adversely affected or the Arrangers have given their prior written consent;

(ii)	the amounts to be made available under Facility A and Facility B in aggregate, together with funds available under the Cabot RCF Agreement, in each case, to the extent permitted to be used for such purposes, are sufficient to fund the purchase price under the Acquisition Agreement and the Change of Control Offers (if any) (as defined in the Existing Target Note Indenture); and

(iii)	immediately upon receipt of amounts utilised under Facility A, Completion shall occur in accordance with the steps detailed in the Tax Structure Report.

6.	Other Documents and Evidence

(a)	Final version of the Tax Structure Report addressed to or with reliance letters in favour of the Arranger and Original Lenders.

(b)	Corporate ownership structure chart assuming the Acquisition has occurred.

(c)	Evidence that the Security Agent (as defined in the Intercreditor Agreement) has given prior written consent to act as security trustee for the Lenders as “Pari Passu Creditors” under the Intercreditor Agreement.

(d)	Evidence that the fees, costs and expenses due on the Closing Date pursuant to Clause 13 (Fees), Clause 14.6 (Stamp taxes) and Clause 18 (Costs and expenses) have been paid on or by the Closing Date or evidence that the foregoing fees, costs and expenses will be paid.

(e)	Budget in relation to the Group (assuming the Acquisition has not occurred) for the Financial Year ending 2014.

PART II

CONDITIONS PRECEDENT REQUIRED TO BE

DELIVERED BY AN ADDITIONAL OBLIGOR

1.	A copy of the Accession Deed executed by the Additional Obligor and the Parent.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	If applicable, a copy of a resolution of the board or, if applicable, a committee of the board of directors of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is party;

(b)	authorising a specified person or persons to execute the Accession Deed and other Finance Documents on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to any Incremental Facility Commitments) with respect to any Incremental Facility Commitments to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Parent to act as its agent in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	If required by local law, a copy of a resolution signed by all the holders of the issued shares of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.	If applicable, a certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

8.	A copy of any other authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration or other document, opinion or assurance which the Agent (acting reasonably) considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.	If available, a copy of the latest audited financial statements of the Additional Obligor.

10.	The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:

(a)	A legal opinion of the legal advisers to the Agent in England, as to English law in the form distributed to the Lenders prior to signing the Accession Deed.

(b)	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to (x) the Agent and/or (y) if customary in the relevant jurisdiction, the Group, in the jurisdiction of its incorporation or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Deed.

(c)	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 42.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

(d)	Any security documents which, subject to the Agreed Security Principles, are required by the Agent to be executed by the proposed Additional Obligor.

(e)	Any notices or documents required to be given or executed under the terms of those security documents.

PART III

TRANSACTION SECURITY DOCUMENTS

1.	Equivalent Transaction Security Documents to the Transaction Security Documents (as defined in the Intercreditor Agreement) delivered by the Obligor pursuant to Cabot RCF Agreement by each member of the Target Group which accedes pursuant to Clause 22.24 (Post-Closing Covenants).

2.	A copy of all notices and documents required to be sent under the Transaction Security Documents referred to in paragraph 1 above, subject to any grace period for supply of notices contained in the relevant Transaction Security Document.

SCHEDULE 3

UTILISATION REQUEST

From:	[Borrower] [Parent]*

To:	[Agent]

Dated:	[—]

Dear Sirs

Cabot Financial Holdings Group Limited [£256,500,000] Senior Secured Bridge

Facilities Agreement dated [—] 2014, as amended and/or restated from time to time (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a) Borrower:	[—]

(b) Proposed Utilisation Date:	[—] (or, if that is not a Business Day, the next Business Day)

(c) Amount:	£[—] or, if less, the Available Facility

(d) Currency:	[—]

(e) Purpose:	[—]

(f) Interest Period:	[—]

3.	[If the Utilisation relates to an Incremental Facility Commitment, specify total amount of the Incremental Facility Commitments and the amount that it has utilised up to and including the date of this Utilisation Request.]

4.	[If the Utilisation relates to an Incremental Facility Commitment, specify the Availability Period].

5.	We confirm that each condition specified in [Clause 4.3 (Further conditions precedent)]/[Clause 4.5 (Utilisations during the Certain Funds Periods)] is satisfied on the date of this Utilisation Request.

6.	[The proceeds of this Loan should be credited to [account]].

7.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[the Parent on behalf of [insert name of relevant Borrower]]/ [insert name of Borrower]*

NOTES:

*	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Parent.

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	[—] as Agent and [—] as Security Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Cabot Financial Holdings Group Limited [£105,000,000] Senior Secured Bridge

Facilities Agreement dated [—] 2014, as amended and/or restated from time to time (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 26.6 (Procedure for transfer) of the Facilities Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 26.6 (Procedure for transfer).

(b)	The proposed Transfer Date is [—].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 26.5 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms that it [is]/[is not]* a Sponsor Affiliate.

5.	The New Lender confirms that it [is]/[is not]** incorporated or established, and does not carry on business, in a jurisdiction that is a Sanctioned Country.

6.	The New Lender confirms that it [is]/[is not]*** a Competitor.

7.	[The New Lender confirms (for the benefit of the Agent without liability to any Obligor) that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].

8.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

9.	[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [—]) and is tax resident in [—], so that interest payable to it by UK borrowers is generally subject to full exemption from UK withholding tax and requests that the Parent notify:

(a)	each Borrower which is a Party as a Borrower as at the Transfer Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to this Agreement.]

10.	We refer to clause 19.5 (Change of Senior Creditor) of the Intercreditor Agreement, and in consideration of the New Lender being accepted as a Senior Creditor for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Creditor, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Creditor and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

11.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

12.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

13.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

*	Delete as applicable

**	Delete as applicable

***	Delete as applicable

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [—].

[Agent]

By:

[Security Agent]

By:

SCHEDULE 5

FORM OF ASSIGNMENT AGREEMENT

To:	[—] as Agent, [—] as Security Agent, [—] as Parent, for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

Cabot Financial Holdings Group Limited [£256,500,000] Senior Secured Bridge

Facilities Agreement dated [—] 2014, as amended and/or restated from time to time (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 26.7 (Procedure for assignment) of the Facilities Agreement:

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [—].

4.	On the Transfer Date the New Lender becomes:

(a)	Party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	Party to the Intercreditor Agreement as a Senior Creditor.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

6.	The New Lender confirms that it [is]/[is not]* a Sponsor Affiliate.

7.	The New Lender confirms that it [is]/[is not]** incorporated or established, and does not carry on business, in a jurisdiction that is a Sanctioned Country.

8.	The New Lender confirms that it [is]/[is not]*** a Competitor.

9.	The New Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender]

10.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

11.	The New Lender confirms that it that holds a passport under the HMRC DT Treaty Passport scheme (reference number [—]) and is tax resident in [—], so that interest payable to it by UK borrowers is generally subject to full exemption from UK withholding tax and requests that the Parent notify:

(a)	each Borrower which is a Party as a Borrower as at the Transfer Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to this Agreement.

12.

We refer to clause 19.5 (Change of Senior Creditor) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Creditor for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Creditor, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Creditor and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

13.	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 26.8 (Copy of Transfer Certificate or Assignment Agreement to Parent), to the Parent (on behalf of each Obligor) of the assignment referred to in this Agreement.

14.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

15.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

16.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

*	Delete as applicable
**	Delete as applicable
***	Delete as applicable

THE SCHEDULE

Commitment/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facilities Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [—].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

[Security Agent]

By:

SCHEDULE 6

FORM OF ACCESSION DEED

To:	[—] as Agent and [—] as Security Agent for itself and each of the other parties to the Intercreditor Agreement referred to below

From:	[Subsidiary] and [Parent]

Dated:	[—]

Dear Sirs

Cabot Financial Holdings Group Limited [£256,500,000] Senior Secured Bridge

Facilities Agreement dated [—] 2014, as amended and/or restated from time to time (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Facilities Agreement and as a Debtor Accession Deed for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in paragraphs 1-3 of this Accession Deed unless given a different meaning in this Accession Deed.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facilities Agreement and the other Finance Documents (other than the Intercreditor Agreement) as an Additional [Borrower]/[Guarantor] pursuant to [Clause 28.2 (Additional Borrowers)]/Clause 28.4 (Additional Guarantors)] of the Facilities Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited [partnership][liability company][and registered number [—]].

3.	[Subsidiary’s] administrative details for the purposes of the Facilities Agreement and the Intercreditor Agreement are as follows:

Address:         [—]

Fax No.:         [—]

Attention:       [—]

IT IS AGREED as follows:

(a)	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Deed, bear the same meaning when used in this paragraph (a).

(b)	The Acceding Debtor and the Security Agent agree that the Security Agent shall hold:

(i)	the Transaction Security;

(ii)	all proceeds of the Transaction Security; and

(iii)	all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Agent as trustee for the Secured Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor in favour of the Security Agent as trustee for the Secured Parties, on trust for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c)	The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

(d)	[In consideration of the Acceding Debtor being accepted as an Intra Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement].

4.	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION DEED has been signed on behalf of the Security Agent (for the purposes of paragraph [3] above only), signed on behalf of the Parent and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[Subsidiary]

[EXECUTED AS A DEED	)
By: [Subsidiary]	)

Director

Director/Secretary

OR

[EXECUTED AS A DEED
By: [Subsidiary]

Signature of Director

Name of Director

in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness]

The Parent

[Parent]

By:

The Security Agent

[Full Name of Current Security Agent]

By:

Date:

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:	[—] as Agent

From:	[resigning Obligor] and [Parent]

Dated:	[—]

Dear Sirs

Cabot Financial Holdings Group Limited [£256,500,000] Senior Secured Bridge

Facilities Agreement dated [—] 2014, as amended and/or restated from time to time (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 23.3 (Resignation of a Borrower)]/[ 28.5 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement and the Finance Documents (other than the Intercreditor Agreement).

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	*[[this request is given in relation to a Third Party Disposal of [resigning Obligor];

(c)	[—]

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Parent]	[resigning Obligor]

By:	By:

NOTES

*	Insert where resignation only permitted in case of a Third Party Disposal.

SCHEDULE 8

LMA FORM OF CONFIDENTIALITY UNDERTAKING

To:	[—]

From:	[—]

Dated:	[—]

Cabot Financial Holdings Group Limited [£256,500,000] Senior Secured Bridge

Agreement dated[—] 2014, as amended and/or restated from time to time (the “Facilities Agreement”)

Dear Sirs

We understand that you are considering participating in the Facilities. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

(A)	CONFIDENTIALITY

1.	CONFIDENTIALITY UNDERTAKING

You undertake:

1.1	to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph (A)2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

1.2	to keep confidential and not disclose to anyone except as provided for by paragraph (A)0 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilities; and

1.3	to use the Confidential Information only for the Permitted Purpose.

2.	PERMITTED DISCLOSURE

We agree that you may disclose such Confidential Information and such of those matters referred to in paragraph (A)1.2 above as you shall consider appropriate:

2.1	to members of the Participant Group and their officers, directors, employees, professional advisers, reinsurers and auditors if any person to whom the Confidential Information is to be given pursuant to this paragraph 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

2.2	to any person to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation; and

2.3	with the prior written consent of us and the Company.

3.	NOTIFICATION OF DISCLOSURE

You agree (to the extent permitted by law and regulation) to inform us:

3.1	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph 2.3 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.2	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	RETURN OF COPIES

If you do not participate in the Facilities and we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph (A)1.6 above.

5.	CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in Part (A) of this letter shall cease on the earlier of (a) the date on which you become a party to the Facilities Agreement or (b) [twelve] Months after the date of this letter.

6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

You acknowledge and agree that:

6.1	neither we nor any of our officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

6.2	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	ENTIRE AGREEMENT; NO WAIVER; AMENDMENTS, ETC

7.1	This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2	No failure or delay in exercising any right or remedy under this letter will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any further exercise thereof or the exercise of any other right or remedy under this letter.

7.3	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.	NATURE OF UNDERTAKINGS

The undertakings given by you under Part (A) of this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Company and each other member of the Group. The Parent (as defined in the Facilities Agreement) may rely on this letter as if it were a party to it.

(B)	MISCELLANEOUS

1.	THIRD PARTY RIGHTS

1.1	Subject to this paragraph (B)1 and to paragraphs (A)6 and (A)9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

1.2	The Relevant Persons and each member of the Group may enjoy the benefit of the terms of paragraphs (A)6 and (A)9 subject to and in accordance with this paragraph (B)1 and the provisions of the Third Parties Act.

1.3	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

2.	GOVERNING LAW AND JURISDICTION

2.1	This letter and the agreement constituted by your acknowledgement of its terms (the “Letter”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.

2.2	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

3.	DEFINITIONS

In this letter (including the acknowledgement set out below):

“Arranger Group” means us, each of our holding companies and subsidiaries and each subsidiary of each of our holding companies (as each such term is defined in the Companies Act 2006) and each of our or their directors, officers and employees (including any sales and trading teams) provided that when used in this letter in respect of an Arranger it applies severally only in respect of that Arranger, each of that Arranger’s holding companies and subsidiaries, each subsidiary of each of its holding companies and each director, officer and employee (including any sales and trading teams) of that Arranger or any of the foregoing and not, for the avoidance of doubt, those of another Arranger.

“Confidential Information” means all information relating to the Parent, any Obligor, the Group, the Finance Documents and/or the Facilities which is provided to you in relation to the Finance Documents or Facilities by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or

(b)	is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(c)	is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Facilities” means the facilities under the Facilities Agreement.

“Finance Documents” means the documents defined in the Facilities Agreement as Finance Documents.

“Group” means the Parent and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).

“Obligor” means a borrower or a guarantor under the Facilities Agreement.

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 2006).

“Permitted Purpose” means considering and evaluating whether to enter into the Facilities.

“Syndication” means the primary syndication of the Facilities.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Arranger]

To: [Arranger]

The Parent and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Lender]

SCHEDULE 9

TIMETABLES

	Loans in sterling	Loans in euros	Loans in other currencies

Agent notifies the Parent if a currency is approved as an Optional Currency in accordance with Clause 4.4 (Conditions relation to Optional Currencies)			U-4

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) (other than in the case of any Utilisation of the Loans on the Closing Date)	U-1 9.30 a.m.	U-3 9.30am	U-3 9.30am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan, in accordance with Clause 5.4 (Lenders’ participation) (other than in the case of any Utilisation of the Loans on the Closing Date)	U-1 Noon	U-3 Noon	U-3 Noon

Delivery of a duly completed Utilisation Request in the case of Utilisation of the Loans on the Closing Date	U 9.30am*	N/A	N/A

Agent determines (in relation to a Utilisation on the Closing Date) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan, in accordance with Clause 5.4 (Lenders’ participation)	U 10.00am*	N/A	N/A

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m. in respect of LIBOR and as of 11.00 a.m. (Brussels time) in respect of EURIBOR	Quotation Day as of 11:00 a.m.

“U”	=	date of utilisation.

“U - X”	=	X Business Days prior to date of utilisation

*	or such later time as the Agent and the Borrower may agree

SCHEDULE 10

FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE

PART I

FORM OF NOTICE OF ENTERING INTO NOTIFIABLE DEBT PURCHASE TRANSACTION

To:	[—] as Agent

From:	[The Lender]

Dated:

Cabot Financial Holdings Group Limited [£256,500,000] Senior Secured Bridge

Agreement dated [—] 2014, as amended and/or restated from time to time (the “Facilities Agreement”)

1.	We refer to paragraph (b) of Clause 27.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)
[—]	[—]

[Lender]

By:

PART II

FORM OF NOTICE ON TERMINATION OF NOTIFIABLE DEBT PURCHASE TRANSACTION

To:	[—] as Agent

From:	[The Lender]

Dated:	[—]

Cabot Financial Holdings Group Limited [£256,500,000] Senior Secured Bridge

Agreement dated [—] 2014, as amended and/or restated from time to time (the “Facilities Agreement”)

1.	We refer to paragraph (c) of Clause 27.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [—] has [terminated]/[ceased to be with a Sponsor Affiliate].*

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)
[—]	[—]

[Lender]

By:

SCHEDULE 11

RESTRICTIVE COVENANTS

PART I

COVENANTS

1.	Limitation on Indebtedness.

1.1	The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness).

1.2	Section 1.1 shall not prohibit the Incurrence of the following Indebtedness:

(a)	Indebtedness Incurred pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and any Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (i) the greater of (x) £85.0 million and (y) 10.0% of ERC, plus (ii) in the case of any refinancing of any Indebtedness permitted under this paragraph (a) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(b)

(A)	Guarantees by the Parent or any Restricted Subsidiary of Indebtedness of the Parent or any Restricted Subsidiary in each case so long as the Incurrence of such Indebtedness being guaranteed is permitted under the terms of this Agreement; provided, that if the Indebtedness being guaranteed is subordinated to the Facilities, then the guarantee must be subordinated to the Facilities to the same extent as the Indebtedness guaranteed; or

(B)	without limiting Section 3 (Limitation on Liens), Indebtedness arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Parent or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under the terms of this Agreement;

(c)	Indebtedness of the Parent owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Parent or any Restricted Subsidiary; provided, however, that:

(i)	if the Original Borrower or any Guarantor is the obligor on any such Indebtedness and the obligee is not the Original Borrower or any Guarantor, it is either a Working Capital Intercompany Loan or unsecured and expressly subordinated in right of payment to prior payment in full in cash (whether upon Stated Maturity, acceleration or otherwise) and the performance in full of its obligations under the Utilisations; and

(ii)	any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Parent or a Restricted Subsidiary, and any sale or other transfer of any such Indebtedness to a Person other than the Parent or a Restricted Subsidiary, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this paragraph (c) by the Parent or such Restricted Subsidiary, as the case may be;

(d)	Indebtedness represented by (i) the Notes (other than any Additional Notes (as defined in the relevant Note Indenture)); (ii) any Indebtedness (other than Indebtedness described in paragraphs (a), (c) or (f)) outstanding on the date of this Agreement, including the 2019 Notes, the 2020 Notes, the Existing Target Notes, any Loans under this Agreement, prior to its cancellation, the Marlin RCF Agreement, and any loan notes issued to holders of equity of the Target (a parent thereof) as consideration for, or otherwise in connection with, the Acquisition (the “Loan Notes”); (iii) Refinancing Indebtedness Incurred in respect of any Indebtedness described in this paragraph (d) and (iv) Management Advances;

(e)	Indebtedness under Currency Agreements, Interest Rate Agreements and Commodity Hedging Agreements entered into for bona fide hedging purposes of the Parent or its Restricted Subsidiaries and not for speculative purposes (as determined in good faith by the Board of Directors or senior management of the Parent);

(f)	Indebtedness represented by Capitalised Lease Obligations or Purchase Money Obligations, in each case, incurred for the purpose of financing all or any part of the purchase price, lease expense, rental payments or cost of design, construction, installation or improvement of property, plant or equipment or other assets (including Capital Stock) used in the business of the Parent or any of its Restricted Subsidiaries, and in each case any Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this paragraph (f) and then outstanding, will not exceed at any time outstanding the greater of (i) £10.0 million and (ii) 3.0% of Total Assets;

(g)	Indebtedness in respect of (i) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Parent or a Restricted Subsidiary or relating to liabilities, obligations, indemnities or guarantees Incurred in the ordinary course of business or for governmental or regulatory requirements, in each case not in connection with the borrowing of money, (ii) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business, (iii) the financing of insurance premiums in the ordinary course of business and (iv) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business, provided, however, that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing;

(h)	Indebtedness arising from agreements providing for customary guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that, in the case of a disposition, the maximum liability of the Parent and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Parent and its Restricted Subsidiaries in connection with such disposition;

(i)

(i)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(ii)	Customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business; and

(iii)	Indebtedness Incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of Receivables for credit management purposes, in each case, not in connection with the borrowing of money and Incurred or undertaken in the ordinary course of business on arm’s length commercial terms;

(j)	Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this paragraph (j) and then outstanding, will not exceed the greater of (i) £20.0 million and (ii) 6.0% of Total Assets;

(k)	Indebtedness represented by Permitted Purchase Obligations; and

(l)

Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this paragraph (l) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Parent from the issuance or sale (other than to a Restricted Subsidiary) of its Subordinated Shareholder Funding or Capital Stock (other than Disqualified Stock, Designated Preference Shares or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preference Shares or an

Excluded Contribution) of the Parent, in each case, subsequent to the date of this Agreement; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Section 2.1 and paragraphs (a), (f) and (l) of Section 2.2 to the extent the Parent and its Restricted Subsidiaries incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this paragraph (l) to the extent the Parent or any of its Restricted Subsidiaries makes a Restricted Payment under Section 2.1 and/or paragraphs (a), (f) or (m) of Section 2.2 in reliance thereon.

1.3	For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 1 (Limitation on Indebtedness):

(a)	in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this Section 1 (Limitation on Indebtedness), the Parent, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the paragraphs of Section 1.2; provided that Indebtedness incurred pursuant to paragraph (a) of Section 1.2 may not be reclassified, and Indebtedness under the Cabot RCF Agreement incurred or outstanding on the date of this Agreement will be deemed to have been incurred on such date in reliance on the exception provided in paragraph (a) of Section 1.2;

(b)	Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(c)	if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to paragraphs (a), (f) or (j) of Section 1.2 and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(d)	the principal amount of any Disqualified Stock of the Parent or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(e)	for the purposes of determining “ERC” under paragraphs (a)(i)(y) of Section 1.2, (i) ERC shall be adjusted to give effect to purchases or disposals of sub-performing or charged-off consumer accounts, installment loans or other similar accounts or portfolios thereof (including through the use of Right to Collect Accounts) made since the last measurement date and prior to such date of calculation, on the basis of estimates made on a pro forma basis by management acting in good faith and (ii) ERC shall be measured on or about the date on which the Parent obtains new commitments (in the case of revolving facilities) or incurs new Indebtedness (in the case of term facilities);

(f)	Indebtedness permitted by this Section 1 (Limitation on Indebtedness) need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 1 (Limitation on Indebtedness) permitting such Indebtedness; and

(g)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

1.4	Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortisation of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, including a change from UK GAAP to IFRS, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 1 (Limitation on Indebtedness). The amount of any Indebtedness outstanding as of any date shall be calculated as specified under the definition of “Indebtedness.”

1.5	If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 1 (Limitation on Indebtedness), the Parent shall be in default of this Section 1 (Limitation on Indebtedness)).

1.6

For purposes of determining compliance with any pound sterling-denominated restriction on the Incurrence of Indebtedness, the Sterling Equivalent of the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or, at the option of the Parent, first committed, in the case of Indebtedness Incurred under a revolving credit facility; provided that (a) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than pound sterling, and such refinancing would cause the applicable pound sterling-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such pound sterling-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; (b) the Sterling Equivalent of the principal amount of any such Indebtedness outstanding on the date of this Agreement shall be calculated based on the relevant currency exchange rate in effect on the date of this Agreement; and (c) if and for so long as any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such Indebtedness, if denominated in pound sterling, will be the amount of the principal payment required to be made under such Currency Agreement and, otherwise, the Sterling Equivalent of such amount plus the Sterling

Equivalent of any premium which is at such time due and payable but is not covered by such Currency Agreement. For purposes of calculating compliance with paragraph (a) of Section 1.2 or for calculating the amount of Indebtedness outstanding under the Cabot RCF Agreement, to the extent a Credit Facility is utilized for the purpose of guaranteeing or cash collateralizing any letter of credit or guarantee, such guarantee or collateralization and issuance of such letter of credit or guarantee shall be deemed to be a utilization of such Credit Facility permitted under paragraph (a) of Section 1.2 without double counting.

1.7	Notwithstanding any other provision of this Section 1 (Limitation on Indebtedness), the maximum amount of Indebtedness that the Parent or a Restricted Subsidiary may Incur pursuant to this Section 1 (Limitation on Indebtedness) shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

2.	Limitations on Restricted Payments.

2.1	The Parent shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(a)	declare or pay any dividend or make any other payment or other distribution on or in respect of the Parent’s or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation involving the Parent or any of its Restricted Subsidiaries) except:

(i)	dividends or distributions payable in Capital Stock of the Parent (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Parent or in Subordinated Shareholder Funding; and

(ii)	dividends or distributions payable to the Parent or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Parent or another Restricted Subsidiary on no more than a pro rata basis, measured by value);

(b)	purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Parent or any direct or indirect Holding Company held by Persons other than the Parent or a Restricted Subsidiary (other than in exchange for Capital Stock of the Parent (other than Disqualified Stock));

(c)

make any payment on or in respect of, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any (x) Subordinated Indebtedness (other than, in each case, any capitalisation of Subordinated Indebtedness or (i) any such payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement or in anticipation of satisfying a sinking fund obligation, principal instalment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement (ii) a payment of interest at the applicable interest payment date and (iii) any Indebtedness Incurred pursuant to paragraph (c) of Section 1.2 (Limitation on Indebtedness) or (y) any Subordinated Shareholder Funding, other than any payment of interest thereon in the form of additional Subordinated Shareholder Funding; or

(d)	make any Restricted Investment in any Person;

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in paragraphs (a) to (d) above are referred to herein as a “Restricted Payment

2.2	The foregoing provisions will not prohibit any of the following (collectively, “Permitted Payments”):

(a)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Designated Preference Shares, Subordinated Shareholder Funding or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Parent (other than Disqualified Stock or Designated Preference Shares), Subordinated Shareholder Funding or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of the Parent;

(b)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 1 (Limitation on Indebtedness);

(c)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Parent or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Parent or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 1 (Limitation on Indebtedness), and that in each case, constitutes Refinancing Indebtedness;

(d)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness:

(i)	from Net Available Cash to the extent permitted under Section 5 (Limitation on Sales of Assets and Subsidiary Stock), but only (A) if the Parent shall have first complied with the terms described under Section 5 (Limitation on Sales of Assets and Subsidiary Stock) and repaid all Loans required to be repaid thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (B) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest; or

(ii)	to the extent required by the agreement governing such Subordinated Indebtedness, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only (A) if the Parent shall be required to make a Change of Control Offer under Clause 8.1 (Change of Control) and shall have complied with Clause 8.1 (Change of Control) of this Agreement and repaid all Loans or portions thereof of each Lender that has properly elected repayment thereof, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (B) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest;

(e)	(i) any dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this Section 2 (Limitations on Restricted Payments), and (ii) payments associated with the Transactions;

(f)	the purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement for value of Capital Stock of the Parent or any Holding Company (including any options, warrants or other rights in respect thereof) and loans, advances, dividends or distributions by the Parent to any Holding Company to permit any Holding Company to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of any Holding Company (including any options, warrants or other rights in respect thereof), or payments to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of any Holding Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors; provided that such payments, loans, advances, dividends or distributions (x) do not exceed an amount (net of repayments of any such loans or advances) equal to (A) £2.0 million plus (B) £1.0 million multiplied by the number of calendar years that have commenced since the date of this Agreement plus (C) the Net Cash Proceeds received by the Parent or its Restricted Subsidiaries since the date of this Agreement (including through receipt of proceeds from the issuance or sale of its Capital Stock or Subordinated Shareholder Funding to a Holding Company) from, or as a contribution to the equity (in each case under this limb (C), other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Parent from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof) or (y) if otherwise made in connection with the Acquisition or reasonably related thereto and do not exceed £100,000;

(g)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with Section 1 (Limitation on Indebtedness);

(h)	purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(i)	dividends, loans, advances or distributions to any Holding Company or other payments by the Parent or any Restricted Subsidiary in amounts equal to (without duplication):

(i)	the amounts required for any Holding Company to pay any Parent Expenses or any Related Taxes; or

(ii)	amounts constituting or to be used for purposes of making payments to the extent specified in paragraphs (b), (c), (e), (g), (k) and (l) of Section 6.3 (Limitation on Affiliate Transactions);

(j)	payments by the Parent, or loans, advances, dividends or distributions to any Holding Company to make payments, to holders of Capital Stock of the Parent or any Holding Company in lieu of the issuance of fractional shares of such Capital Stock; provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 2 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

(k)	Investments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments to the extent made in exchange for or using as consideration Investments previously made under this paragraph (l);

(l)	(i) the declaration and payment of dividends to holders of any class or series of Designated Preference Shares of the Parent issued after the date of this Agreement; and (ii) the declaration and payment of dividends to any Holding Company or any Affiliate thereof, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preference Shares of such Holding Company issued after the date of this Agreement; provided, however, that, in the case of clauses (i) and (ii), the amount of all dividends declared or paid pursuant to this paragraph (l) shall not exceed the Net Cash Proceeds received by the Parent or, in the case of Designated Preference Shares issued by any Holding Company or any Affiliate thereof, the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution) of the Parent or loaned as Subordinated Shareholder Funding to the Parent, from the issuance or sale of such Designated Preference Shares; and

(m)	dividends or other distributions of Capital Stock of Unrestricted Subsidiaries.

2.3	The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Parent or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Parent acting in good faith.

3.	Limitations on Liens

The Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien upon any of its property or assets (including Capital Stock of a Subsidiary), whether owned on the date of this Agreement or acquired after that date, or any interest therein or any income or profits therefrom, which Lien is securing any Indebtedness (such Lien, the “Initial Lien”), except (a) in the case of any property or asset that does not constitute Collateral, (1) Permitted Liens or (2) Liens on property or assets that are not Permitted Liens if, contemporaneously with the Incurrence of such Initial Lien, the Loans are directly secured equally and rateably with, or prior to, in the case of Liens with respect to Subordinated Indebtedness, the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured, and (b) in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens.

4.	Limitation on Restrictions on Distributions from Restricted Subsidiaries.

4.1	The Parent shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Parent or any Restricted Subsidiary;

(b)	make any loans or advances to the Parent or any Restricted Subsidiary; or

(c)	sell, lease or transfer any of its property or assets to the Parent or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Parent or any Restricted Subsidiary to other Indebtedness Incurred by the Parent or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

4.2	The provisions of Section 4.1 shall not prohibit:

(a)	any encumbrance or restriction pursuant to (i) the Cabot RCF Agreement, (ii) the Finance Documents, (iii) any Note Indenture, (iv) prior to its cancellation the Marlin RCF Agreement, or (v) any other agreement or instrument, in each case, in effect at or entered into on the date of this Agreement;

(b)	any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Parent or any Restricted Subsidiary, or on which such agreement or instrument is assumed by the Parent or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilised to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Parent or was merged, consolidated or otherwise combined with or into the Parent or any Restricted Subsidiary entered into or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this paragraph (b), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Parent or any Restricted Subsidiary when such Person becomes the Successor Company;

(c)	any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in paragraphs (a) or (b) of this Section 4.2 or this paragraph (c) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in paragraphs (a) or (b) of this Section 4.2 or this paragraph (c); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Lenders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Parent);

(d)	any encumbrance or restriction:

(i)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract;

(ii)	contained in mortgages, pledges, charges or other security agreements permitted under this Agreement or securing Indebtedness of the Parent or a Restricted Subsidiary permitted under this Agreement to the extent such encumbrances or restrictions restrict the transfer of the property or assets subject to such mortgages, pledges, charges or other security agreements; or

(iii)	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Parent or any Restricted Subsidiary;

(e)	any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalised Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions on the property so acquired or any encumbrance or restriction pursuant to a joint venture agreement that imposes restrictions on the transfer of the assets of the joint venture;

(f)	any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(g)	customary provisions in leases, licenses, joint venture agreements, and other similar agreements and instruments entered into in the ordinary course of business;

(h)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(i)	any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(j)	any encumbrance or restriction pursuant to Currency Agreements, Interest Rate Agreements or Commodity Hedging Agreements;

(k)	any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the date of this Agreement pursuant to Section 1 (Limitation on Indebtedness) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than (i) the encumbrances and restrictions contained in the Cabot RCF Agreement, together with the security documents associated therewith as in effect on the date of this Agreement or (ii) in comparable financings (as determined in good faith by the Parent) and where, in the case of clause (ii), the Parent determines at the time such Indebtedness is Incurred that such encumbrances or restrictions will not adversely affect, in any material respect, the Borrower’s ability to make principal or interest payments on the Utilisations or the ability of the Borrower to make principal or interest payments on the Proceeds Loan;

(l)	restrictions relating to Permitted Purchase Obligations SPVs effected in connection with the incurrence of Permitted Purchase Obligations that, in the good faith determination of the Board of Directors of the Parent, are necessary or advisable; or

(m)	any encumbrance or restriction existing by reason of any lien permitted under Section 3 (Limitation on Liens).

5.	Limitation on Sales of Assets and Subsidiary Stock.

5.1	The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(a)	the Parent or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of the Parent, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(b)	in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) received by the Parent or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Temporary Cash Investments; and

(c)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Parent or such Restricted Subsidiary, as the case may be:

(i)

to the extent the Parent or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness of a Restricted Subsidiary), (A) to prepay, repay or purchase any Indebtedness of a non-Guarantor Restricted Subsidiary (in each case, other than Indebtedness owed to the Parent or any Restricted Subsidiary or Indebtedness of the Original Borrower) or Indebtedness under the Cabot RCF Agreement (or any Refinancing Indebtedness in respect thereof) within 365 days from the later of (x) the date of such Asset Disposition and (y) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (A), the Parent or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related commitment (if any) (except in the case of the Cabot RCF Agreement) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (B) to prepay, repay or purchase Pari Passu Indebtedness at a price of no more than 100% of the principal amount of such Pari Passu Indebtedness plus accrued and unpaid interest to the date of such prepayment, repayment or purchase within 365 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; provided that the Parent shall redeem, repay or repurchase Pari Passu Indebtedness pursuant to this clause (B) only if the Parent makes (at such time or subsequently in compliance with this Section 5) an offer to the Lenders to repay all Loans or portions thereof of each Lender for which such Lender has properly elected repayment thereof in accordance with the provisions set forth below for an Asset Disposition Offer for an aggregate principal amount of Loans at least equal to the proportion that (x) the total aggregate principal amount of Loans outstanding bears to (y) the sum of the total aggregate principal amount of Loans outstanding plus the total aggregate principal amount outstanding of such Pari Passu Indebtedness; or

(ii)	to the extent the Parent or such Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Parent or another Restricted Subsidiary) within 365 days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 180 days of such 365th day; provided further, that if the assets (including Capital Stock) sold constitute Collateral, subject to the Agreed Security Principles, the Parent shall pledge or shall cause the applicable Restricted Subsidiary to pledge any acquired Additional Assets (to the extent such assets (including Capital Stock) were of a category of assets included in the Collateral as of the date of this Agreement) in favor of the Loans on a first-ranking basis (subject to pre-existing Liens and Permitted Collateral Liens);

5.2	Pending the final application of any such Net Available Cash in accordance with clause (i) or (ii) above, the Parent and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Agreement.

5.3	Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in paragraph (c) of Section 5.1, or offered to be applied in accordance with paragraph (c)(i)(B) of Section 5.1 above, will be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Disposition, or at such earlier date that the Parent elects, if the aggregate amount of Excess Proceeds exceeds £10.0 million (or equivalent thereof), the Borrower shall be required to make an offer (“Asset Disposition Offer”) to all Lenders and, to the extent the Borrower elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Loans and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Loans in an amount equal to (and, in the case of any Pari Passu Indebtedness, an offer price of no more than) 100% of the principal amount of the Loans and 100% of the principal amount of Pari Passu Indebtedness, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with Clause 8.6 (Application of mandatory prepayments) of this Agreement or the agreements governing the Pari Passu Indebtedness, as applicable.

5.4	To the extent that the aggregate amount of Loans and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Parent may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Agreement. If the aggregate principal amount of the Loans surrendered in any Asset Disposition Offer by Lenders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Loans and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of Loans and Pari Passu Indebtedness electing repayment. For the purposes of calculating the principal amount of any such Indebtedness not denominated in pound sterling, such Indebtedness shall be calculated by converting any such principal amount into its Sterling Equivalent determined as of a date selected by the Borrower that is within the Asset Disposition Offer Period (as defined below). Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

5.5	To the extent that any portion of Net Available Cash payable in respect of the Loans is denominated in a currency other than pound sterling, the amount thereof payable in respect of the Loans shall not exceed the net amount of funds in pound sterling that is actually received by the Borrower upon converting such portion into pound sterling.

5.6	The Asset Disposition Offer will remain open for a period of not less than 20 Business Days following its commencement (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Borrower shall repay the principal amount of Loans and, to the extent they elect, Pari Passu Indebtedness required to be purchased pursuant to this Section 5 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer.

5.7	For the purposes of paragraph (b) of Section 5.1 the following will be deemed to be cash:

(a)	the assumption by the transferee of Indebtedness of the Parent or Indebtedness of a Restricted Subsidiary (other than Subordinated Indebtedness of the Parent or any Guarantor) and the release of the Parent or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

(b)	securities, notes or other obligations received by the Parent or any Restricted Subsidiary from the transferee that are converted by the Parent or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(c)	Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Parent and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(d)	consideration consisting of Indebtedness of the Parent or the Borrower (other than Subordinated Indebtedness) received after the date of this Agreement from Persons who are not the Parent or any Restricted Subsidiary; and

(e)	any Designated Non-Cash Consideration received by the Parent or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 5 that is at that time outstanding, not to exceed the greater of £10.0 million and 3.0% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

6.	Limitation on Affiliate Transactions

6.1	The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any Affiliate of the Parent (such transaction or series of transactions being, an “Affiliate Transaction”) involving aggregate value in excess of £1.0 million unless:

(a)	the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Parent or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(b)	in the event such Affiliate Transaction, individually or together with other related Affiliate Transactions, involves an aggregate value in excess of £5.0 million, the terms of such transaction have been approved by a resolution of the majority of the members of the Board of Directors of the Parent resolving that such transaction complies with paragraph (a) above; and

(c)	in the event such Affiliate Transaction, individually or together with other related Affiliate Transactions, involves an aggregate value in excess of £20.0 million, the Parent has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction is fair, from a financial standpoint, to the Parent and its Restricted Subsidiaries or that the terms are not materially less favorable than those that could reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate.

6.2	Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in paragraph (b) of Section 6.1 if such Affiliate Transaction is approved by a resolution of a majority of the Disinterested Directors. If there are no Disinterested Directors, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Section 6 if the Parent or any of its Restricted Subsidiaries, as the case may be, delivers to the Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Parent or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent or such Restricted Subsidiary with an unrelated Person on an arm’s length basis.

6.3	The provisions of Section 6.1 will not apply to:

(a)	any Restricted Payment permitted to be made pursuant to Section 2 (Limitation on Restricted Payments), any Permitted Payments (other than pursuant to paragraph (i)(ii) of Section 2.3 or any Permitted Investment (other than Permitted Investments as defined in paragraphs (1)(b), (2), (11), (15) and (17) of the definition thereof);

(b)	any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Parent, any Restricted Subsidiary or any Holding Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Parent, in each case in the ordinary course of business;

(c)	any Management Advances;

(d)	any transaction between or among the Parent and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

(e)	the payment of reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Parent, any Restricted Subsidiary or any Holding Company (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(f)	the entry into and performance of obligations of the Parent or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the date of this Agreement, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 6 or to the extent not more disadvantageous to the Lenders in any material respect and the entry into and performance of any registration rights or other listing agreement in connection with any Public Offering;

(g)	the formation and maintenance of any consolidated group for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(h)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, which, in each case, are in the ordinary course of business and are either fair to the Parent or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the senior management of the Parent or the relevant Restricted Subsidiary or on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(i)	any transaction in the ordinary course of business between or among the Parent or any Restricted Subsidiary and any Affiliate of the Parent or an Associate or similar entity that would constitute an Affiliate Transaction solely because the Parent or a Restricted Subsidiary or any Affiliate of the Parent or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(j)	(i) issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Parent or options, warrants or other rights to acquire such Capital Stock or Subordinated Shareholder Funding; provided that the interest rate and other financial terms of such Subordinated Shareholder Funding are approved by a majority of the members of the Board of Directors of the Parent in their reasonable determination and (ii) any amendment, waiver or other transaction with respect to any Subordinated Shareholder Funding in compliance with the other provisions of this Agreement;

(k)	without duplication in respect of payments made pursuant to paragraph (l) below, (i) payments by the Parent or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Holding Company) of annual management, consulting, monitoring or advisory fees and related expenses in an aggregate amount not to exceed £1.75 million per fiscal year and (ii) customary payments by the Parent or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Holding Company) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments in respect of this clause (ii) are approved by a majority of the Board of Directors of the Parent in good faith; and

(l)	payment to any Permitted Holder of all reasonable out of pocket expenses Incurred by such Permitted Holder in connection with its direct or indirect investment in the Parent and its Restricted Subsidiaries.

7.	Merger and Consolidation

The Parent and the Original Borrower

7.1	Neither the Parent nor the Original Borrower shall consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless (and subject to the other terms of this Agreement):

(a)	the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organised and existing under the laws of any member state of the European Union on January 1, 2004, (other than Greece), or the United States of America, any State of the United States or the District of Columbia, Canada or any province of Canada, Norway or Switzerland and the Successor Company (if not the Parent or the Original Borrower, as applicable) shall expressly assume, (x) by Accession Deed, executed and delivered to the Agent, in form reasonably satisfactory to the Agent, all the obligations of the Parent or the Original Borrower, as applicable, under this Agreement and (y) all obligations of the Parent or the Original Borrower, as applicable, under the Intercreditor Agreement and the Transaction Security Documents;

(b)	immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(c)	immediately after giving effect to such transaction, either (i) the Successor Company would be able to Incur at least an additional £1.00 of Indebtedness under the Fixed Charge Coverage Ratio set forth in Section 4.09(a) of the 2020 Note Indenture, as in effect on the date of this Agreement, or (ii) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would not be lower that it was immediately prior to giving effect to such transaction; and

(d)	the Parent shall have delivered to the Agent an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such Accession Deed (if any) comply with this Agreement, and that all conditions precedent therein provided for relating to such transaction have been complied with and an Opinion of Counsel to the effect that such Accession Deed (if any) has been duly authorised, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Company, and this Agreement constitutes legal, valid and binding obligations of the Successor Company, enforceable in accordance with its terms (in each case, in form and substance reasonably satisfactory to the Agent); provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of paragraphs (b) and (c) above.

7.2	Any Indebtedness that becomes an obligation of the Parent or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this Section 7, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Section 1 (Limitation on Indebtedness).

7.3	For purposes of this Section 7 only, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all the properties and assets of one or more Subsidiaries of the Parent or the Original Borrower, which properties and assets, if held by the Parent or the Original Borrower, as applicable, instead of such Subsidiaries, would constitute all or substantially all the properties and assets of the Parent or the Original Borrower, as applicable, on a consolidated basis, shall be deemed to be the transfer of all or substantially all the properties and assets of the Parent or the Original Borrower, as applicable.

7.4	The Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Parent or the Original Borrower, as applicable, under this Agreement but in the case of a lease of all or substantially all its assets, the predecessor company shall not be released from its obligations under this Agreement.

7.5	Notwithstanding the preceding paragraphs (b) and (c) of Section 7.1 (which do not apply to transactions referred to in this Section 7.5) and, other than with respect to paragraph (d) of Section 7.1, any Restricted Subsidiary that is not a Guarantor may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary. Notwithstanding the preceding paragraphs (b) and (c) of Section 7.1 (which do not apply to the transactions referred to in this Section 7.5), the Parent may consolidate or otherwise combine with or merge into an Affiliate incorporated or organised for the purpose of changing the legal domicile of the Parent, reincorporating the Parent in another jurisdiction, or changing the legal form of the Parent.

Subsidiary Guarantors

7.6	No Subsidiary Guarantor may:

(a)	consolidate with or merge with or into any Person, or

(b)	sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or

(c)	permit any Person to merge with or into a Subsidiary Guarantor, unless:

(i)	the other Person is a Subsidiary Guarantor or becomes a Subsidiary Guarantor concurrently with the transaction;

(ii)	or

(A)

either (x) a Subsidiary Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all the obligations of the Subsidiary Guarantor under this Agreement, the Intercreditor Agreement and the Transaction Security Documents and, if applicable, the Proceeds Loan Agreement; and

(B) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(iii)	the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (in each case other than to the Parent or a Restricted Subsidiary) otherwise permitted by this Agreement.

8.	[Reserved.]

9.	Impairment of Security Interest

9.1	The Parent shall not, and shall not permit any Restricted Subsidiary to, take or omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral (it being understood that the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair the security interest with respect to the Collateral) for the benefit of the Finance Parties, and the Parent, shall not permit any Restricted Subsidiary to, grant to any Person other than the Security Agent, for the benefit of the Secured Parties and the other beneficiaries described in the Transaction Security Documents, any interest whatsoever in any of the Collateral that is prohibited by Section 3 “Limitation on Liens;” provided, that the Parent and its Restricted Subsidiaries may Incur Permitted Collateral Liens and the Collateral may be discharged, transferred or released in accordance with this Agreement, the Intercreditor Agreement or the applicable Transaction Security Documents.

9.2

Notwithstanding the above, nothing in this Section 9 shall restrict the discharge and release of any security interest in accordance with this Agreement and the Intercreditor Agreement. Subject to the foregoing, the Transaction Security Documents may be amended, extended, renewed, restated, supplemented or otherwise modified or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets) to (i) cure any ambiguity, omission, defect or inconsistency therein; (ii) provide for Permitted Collateral Liens; (iii) add to the Collateral; or (iv) make any other change thereto that does not adversely affect the Finance Parties in any material respect; provided, however, that, except where permitted by this Agreement or the Intercreditor Agreement, no Transaction Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), unless contemporaneously with such amendment, extension, renewal, restatement, supplement or modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), the Parent delivers to the Security Agent and the Agent, either (1) a solvency opinion, in form and substance reasonably satisfactory to the Security Agent and the Agent, from an independent financial advisor or appraiser or investment bank of international standing which confirms the solvency of the Parent and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release (followed by an immediate retaking of a lien of at least equivalent ranking over the same assets), (2) a certificate from the chief financial officer or the Board of Directors of the relevant Person which confirms the solvency of the person granting the security interest after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release (followed by an immediate retaking of a lien of at least equivalent ranking over the same assets), or (3) an opinion of counsel (subject to any qualifications customary for this type of opinion of counsel), in form and substance reasonably satisfactory to the Security Agent and the Agent, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release (followed by an immediate retaking of a lien of at least equivalent ranking over the same assets), the Lien or Liens created under the Transaction Security Document, so amended, extended, renewed, restated, supplemented, modified or released and retaken are valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or release and retake and to which the new Indebtedness secured by the Permitted Collateral Lien is not subject. In the event that the Parent and its Restricted Subsidiaries comply with the requirements of this Section 9.2, the Agent and the Security Agent shall (subject to customary protections and indemnifications) consent to such amendments without the need for instructions from the Finance Parties.

10.	Parent and Existing Target Notes Issuer Activities.

10.1

The Parent will not engage in any business or undertake any other activity, own any assets or incur any liabilities other than: (i) the ownership of the Capital Stock of the Borrower or the Capital Stock of its Subsidiaries, debit and credit balances with its Restricted Subsidiaries and other minimal credit and cash balances in bank accounts and related Investments in Cash Equivalents, Temporary Cash Investments or Investment Grade Securities; (ii) the provision of administration services (including the on-lending of monies to Restricted Subsidiaries in the manner described in (i) above) and management services to their respective Subsidiaries of a type customarily provided by a holding company to its Subsidiaries and the ownership of assets necessary to provide such services; (iii) the entry into and performance of its obligations (and incurrence of liabilities) under (or repurchase or acquisition by means of a tender offer, open market purchases or otherwise, of) the 2019 Notes, the 2020 Notes, the Existing Target Notes, any Financings (as defined in the Engagement Letter), the Finance Documents, the Cabot RCF Agreement, prior to its cancellation, the Marlin RCF Agreement, the Loan Notes, any Hedging Obligations, any Public Debt, other Indebtedness (including any Additional Notes (as defined in the relevant Note Indenture or the Existing Target Note Indenture)) or any other obligations, in each case permitted by the Finance Documents; (iv) the making of any payments or other distributions of the types specified in paragraphs (a), (b) and (c) of Section 2.1 in compliance with Section 2.1 and the making of any Permitted Investments of the types specified under clauses (6) and (16) of the definition thereof; (e) reorganizations for bona fide corporate purposes in compliance with Section 7; provided that any successor entity resulting from any such reorganization is subject to the covenant described in this Section 10.1; (f) the granting of Security in accordance with the terms of the 2019 Notes, the 2020 Notes, the Existing Target Notes, any Financings (as defined in the Engagement Letter), the Finance Documents, the Cabot RCF Agreement, any Hedging Obligations, any Public Debt, other Indebtedness or any other obligations, in each case permitted by this Agreement, any Transaction Security

Document to which it is a party, the Intercreditor Agreement and any proceeds loans relating to the foregoing; (g) professional fees and administration costs in the ordinary course of business as a holding company; (h) related or reasonably incidental to the establishment or maintenance of their or their respective Subsidiaries’ corporate existence; (i) any liabilities under any Finance Document or any other document entered into in connection with this Agreement, the issuance of the 2019 Notes or the 2020 Notes, the Existing Target Notes, any Financings (as defined in the Engagement Letter), the Loan Notes, prior to its cancellation, the Marlin RCF Agreement or any other Indebtedness permitted under this Agreement (including any Additional Notes); and (j) any other activities which are not specifically listed above and (i) which are ancillary to or related to those listed above or (ii) which are de minimis in nature.

10.2	From and after the Closing Date, the Existing Target Notes Issuer shall not engage in any business activity or undertake any other activity, other than: (i) the ownership of the Capital Stock of its Subsidiaries, debit and credit balances with any Restricted Subsidiaries and other minimal credit and cash balances in bank accounts and related Investments in Cash Equivalents, Temporary Cash Investments or Investment Grade Securities; (ii) the provision of administration services (including the on-lending of monies to Restricted Subsidiaries in the manner described in (i) above) and management services to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries and the ownership of assets necessary to provide such services; (iii) the entry into and performance of its obligations (and incurrence of liabilities) under the 2019 Notes, the 2020 Notes, the Existing Target Notes, any Financings (as defined in the Engagement Letter), the Finance Documents, the Cabot RCF Agreement, any Hedging Obligations and prior to its cancelation, the Marlin RCF Agreement, in each case permitted by the Finance Documents; (iv) the making of any payments or other distributions of the types specified in paragraphs (a), (b) and (c) of Section 2.1 in compliance with Section 2.1; (e) reorganizations for bona fide corporate purposes in compliance with Section 7; provided that any successor entity resulting from any such reorganization is subject to the covenant described in this Section 10.2; (f) the granting of Security in accordance with the terms of the 2019 Notes, the 2020 Notes, the Existing Target Notes, any Financings (as defined in the Engagement Letter), the Finance Documents, the Cabot RCF Agreement, any Hedging Obligations, prior to its cancelation, the Marlin RCF Agreement, any Transaction Security Document to which it is a party, the Intercreditor Agreement and any proceeds loans relating to the foregoing; (g) the making of the Consent Solicitation and any other action required by the Tax Structure Report or otherwise by the Agreement; (h) professional fees and administration costs in the ordinary course of business as a holding company; (i) related or reasonably incidental to the establishment or maintenance of their or their respective Subsidiaries’ corporate existence; (j) any liabilities under any Finance Document or any other document entered into in connection with this Agreement, the issuance of the 2019 Notes, the 2020 Notes, the Existing Target Notes or any Financings (as defined in the Engagement Letter); and (k) any other activities which are not specifically listed above and (i) which are ancillary to or related to those listed above or (ii) which are de minimis in nature.

11.	Corporate Existence.

11.1	Subject to Section 7, the Parent, the Original Borrower and each Guarantor shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(a)	its corporate existence, and the corporate, partnership or other existence of each of the Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Parent or any such Restricted Subsidiary; and

(b)	(2) the rights (charter and statutory), licenses and franchises of the Parent, the Original Borrower, each Guarantor and the Restricted Subsidiaries;

provided, however, that the Parent, the Original Borrower and each Guarantor shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of the Restricted Subsidiaries (other than the Original Borrower), if the Board of Directors or an Officer of the Parent shall determine that the preservation thereof is no longer necessary or desirable in the conduct of the business of the Parent, the Original Borrower, each Guarantor and the Restricted Subsidiaries, taken as a whole.

11.2	The foregoing shall not prohibit a sale, transfer or conveyance of a Restricted Subsidiary (other than the Original Borrower) or any of its assets in compliance with the terms of this Agreement.

PART II

CERTAIN DEFINITIONS

Any capitalised terms used in this Part I or Part II of Schedule 11 that are not otherwise defined in this Part I or Part II shall have the respective meanings given to them in Clause 1.1 (Definitions) of this Agreement. Terms defined only in Clause 1.1 (Definitions) of this Agreement shall be construed when they are used in this Schedule 11 (and only for those purposes), in accordance with New York law, notwithstanding that this Agreement is governed by English law. Unless otherwise expressly stated herein references in this Part II of Schedule 11 are to the Sections of Part I of this Schedule 11.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Parent or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Assets” means:

(1)	any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Parent, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2)	the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent or a Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary engaged in a Similar Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than operating leases entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Parent or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction; provided that the sale, conveyance or other disposition of all or substantially all the assets of the Parent and its Restricted Subsidiaries taken as a whole will be governed by Clause 8.1 (Change of Control) of this Agreement or Section 7 (Merger and Consolidation) and not by Section 5 (Limitation on Sales of Assets and Subsidiary Stock). Notwithstanding the preceding provisions of this definition, the following items shall not be deemed to be Asset Dispositions:

(1)	a disposition by a Restricted Subsidiary to the Parent or by the Parent or a Restricted Subsidiary to a Restricted Subsidiary;

(2)	a disposition of cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(3)	a disposition of sub-performing or charged-off consumer accounts, instalment loans or other similar accounts or portfolios thereof or inventory or other assets, in each case, in the ordinary course of business;

(4)	a disposition of obsolete, surplus or worn out equipment, or equipment or other property that is no longer useful in the conduct of the business of the Parent and its Restricted Subsidiaries;

(5)	transactions permitted under Section 7.1 (Merger and Consolidation) or a transaction that constitutes a Change of Control;

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Parent or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(7)	any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Parent) of less than the greater of (i) £4.5 million and (ii) 1.4 % of Total Assets;

(8)	any Restricted Payment that is permitted to be made, and is made, under Section 2 (Limitation on Restricted Payments) and the making of any Permitted Payment or Permitted Investment or, solely for purposes of paragraph (c) of Section 5.1 (Limitation on Sales of Assets and Subsidiary Stock), asset sales, in respect of which (and only to the extent that) the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9)	dispositions in connection with Permitted Liens;

(10)	dispositions of Receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)	the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business;

(12)	foreclosure, condemnation or any similar action with respect to any property or other assets;

(13)	any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(14)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(15)	any disposition with respect to property built, owned or otherwise acquired by the Parent or any Restricted Subsidiary pursuant to customary sale and leaseback transactions, finance leases, asset securitisations and other similar financings permitted by this Agreement (where the fair market value of the assets disposed of, when taken together with all other dispositions made pursuant to this clause (15), does not exceed the greater of (i) £5.0 million and (ii) 1.5% of Total Assets).

“Associate” means (i) any Person engaged in a Similar Business of which the Parent or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Parent or any Restricted Subsidiary.

“Board of Directors” means (1) with respect to the Parent, the Original Borrower or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorised committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorised committee thereof; and (3) with respect to any other Person, the board or any duly authorised committee of such Person serving a similar function. Whenever any provision of this Agreement requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in London, United Kingdom, New York, New York, United States or Luxembourg are authorised or required by law to close; provided, however, that for any payments to be made under this Agreement, such day shall also be a day on which the second generation Trans-European Automated Real-time Gross Settlement Express Transfer (“TARGET2”) payment system is open for the settlement of payments.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalised Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalised lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalised amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union (other than Greece and Portugal), Switzerland or Norway or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(2)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances (in each case, including any such deposits made pursuant to any sinking fund established by the Parent or any Restricted Subsidiary) having maturities of not more than one year from the date of acquisition thereof issued by any lender party to a Credit Facility or by any bank or trust company (a) whose commercial paper is rated at least “A-1” or the equivalent thereof by S&P or at least “P-1” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of £500 million;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) entered into with any bank meeting the qualifications specified in clause (2) above;

(4)	commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(5)	readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Union (other than Greece and Portugal), Switzerland or Norway or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(6)	Indebtedness or Preferred Stock issued by Persons with a rating of “BBB–” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(7)	bills of exchange issued in the United States, Canada, a member state of the European Union (other than Greece and Portugal), Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialised equivalent); and

(8)	interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (7) above.

“Change of Control” means:

(1)	the Parent becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the date of this Agreement), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of this Agreement), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent, provided that for the purposes of this clause, any holding company whose only asset is the Capital Stock of the Parent will not itself be considered a “person” or “group”;

(2)	following the Initial Public Offering of the Parent or any Holding Company, during any period of two consecutive years, individuals who at the beginning of such period constituted the majority of the directors (excluding any employee representatives, if any) on the Board of Directors of the Parent or any Holding Company (together with any new directors whose election by the majority of such directors on such Board of Directors of the Parent or any Holding Company or whose nomination for election by shareholders of the Parent or any Holding Company, as applicable, was approved by a vote of the majority of such directors on the Board of Directors of the Parent or any Holding Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute the majority of the directors (excluding any employee representatives, if any) on the Board of Directors of the Parent or any Holding Company, then in office; or

(3)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all the assets of the Parent and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders.

“Collateral” means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Utilisations pursuant to the Transaction Security Documents.

“Commodity Hedging Agreements” means, in respect of a Person, any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)	Fixed Charges plus, to the extent not already included or added back, any costs associated with Hedging Obligations or derivatives;

(2)	Consolidated Income Taxes;

(3)	consolidated depreciation expense;

(4)	consolidated amortisation expense, including any amortisation of portfolio assets;

(5)	any expenses, charges or other costs related to any Equity Offering, Investment, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made in connection with such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, recapitalisation or the Incurrence of any Indebtedness permitted by this Agreement (in each case whether or not successful) (including any such fees, expenses or charges related to the Transactions), in each case, as determined in good faith by an Officer of the Parent;

(6)	any minority interest expense (whether paid or not) consisting of income attributable to minority equity interests of third parties in such period or any prior period or any net earnings, income or share of profit of any Associates, associated company or undertaking;

(7)	the amount of management, monitoring, consulting, employment and advisory fees and related expenses paid in such period to the Permitted Holders to the extent permitted by Section 6 (Limitation on Affiliate Transactions); and

(8)	other non-cash charges, write-downs or items reducing Consolidated Net Income (excluding any such non-cash charge, write-down or item to the extent it represents an accrual of or reserve for cash charges in any future period) less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period).

Notwithstanding the foregoing, the provision for taxes and the depreciation, amortisation, non-cash items, charges and write-downs of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income (loss) of such Restricted Subsidiary was included in calculating Consolidated Net Income for the purposes of this definition.

“Consolidated Income Taxes” means Taxes or other payments, including deferred Taxes, based on income, profits or capital (including without limitation withholding Taxes) and Corporation Tax and franchise Taxes of any of the Parent and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any Governmental Authority.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, (1) interest payable (whether in cash or capitalised) on Financial Indebtedness of such Person and its Restricted Subsidiaries for such period, plus (i) any amortisation of debt discount with respect to such Indebtedness and (ii) any commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing or bank guarantees, but, in each case, excluding any expense associated with Subordinated Shareholder Funding less (2) interest income for such period.

“Consolidated Net Income” means, for any period, the profit (loss) on ordinary activities after taxation of the Parent and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)	subject to the limitations contained in clause (3) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Parent’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Parent or a Restricted Subsidiary as a dividend or other distribution or return on investment or Restricted Subsidiary;

(2)	[Reserved.]

(3)	any net gain (or loss) realised upon the sale or other disposition of any asset or disposed operations of the Parent or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Parent);

(4)	any extraordinary, exceptional, unusual or nonrecurring gain, loss or charge (as determined in good faith by the Parent), or any charges or reserves in respect of any restructuring, redundancy or severance expense;

(5)	the cumulative effect of a change in accounting principles;

(6)	any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions;

(7)	all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8)	any unrealised gains or losses in respect of Hedging Obligations or any ineffectiveness recognised in earnings related to qualifying hedge transactions or the fair value of changes therein recognised in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(9)	any unrealised foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealised foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10)	any unrealised foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Parent or any Restricted Subsidiary owing to the Parent or any Restricted Subsidiary;

(11)	any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Parent and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortisation or write-off of any amounts thereof (including any write-off of in process research and development);

(12)	any goodwill or other intangible asset impairment charge or write-off; and

(13)	the impact of capitalised, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facility” means, with respect to the Parent or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Cabot RCF Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended from time to time (whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the Cabot RCF Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Parent as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Parent) of non-cash consideration received by the Parent or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash, Cash Equivalents or Temporary Cash Investments received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 5 (Limitation on Sales of Assets and Subsidiary Stock).

“Designated Preference Shares” means, with respect to the Parent or any Holding Company, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Parent or a Subsidiary of the Parent or an employee stock ownership plan or trust established by the Parent or any such Subsidiary for the benefit of their employees to the extent funded by the Parent or such Subsidiary) and (b) that is designated as “Designated Preference Shares” pursuant to an Officer’s Certificate of the Parent at or prior to the issuance thereof.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Parent having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Parent shall be deemed not to have such a financial interest solely by reason of such member’s holding Capital Stock of the Parent or any Holding Company or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Parent or a Restricted Subsidiary); or

(3)	is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) Final Maturity Date or (b) the date on which there are no Loans or Exchange Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Parent to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with 2 (Limitation on Restricted Payments).

“Equity Offering” means (x) a sale of Capital Stock of the Parent (other than Disqualified Stock or Designated Preference Shares and other than an Excluded Contribution) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock or other securities of the Holding Company, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of the Parent or any of its Restricted Subsidiaries.

“ERC” means, for any date of calculation, the aggregate amount of estimated remaining collections projected to be received by the Parent and its Restricted Subsidiaries from all Right to Collect Accounts and all sub-performing or charged-off consumer accounts, instalment loans or other similar accounts or portfolios thereof owned by the Parent and its Restricted Subsidiaries during the period of 84 months, as calculated by the Portfolio ERC Model, as at the last day of the month most recently ended prior to the date of calculation.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Parent as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Parent after the date of this Agreement or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Parent or any Subsidiary of the Parent for the benefit of its employees to the extent funded by the Parent or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Parent, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Parent.

“fair market value” may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Parent setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Financial Indebtedness” means any Indebtedness described under clauses (1), (2), (4), (5), (6) and (7) of the definition of “Indebtedness.”

“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recently completed four consecutive fiscal quarters ending immediately prior to such determination date for which internal consolidated financial statements are available to the Fixed Charges of such Person and its Restricted Subsidiaries for such four consecutive fiscal quarters. In the event that the Parent or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than, in the case of redemption, defeasance, retirement or extinguishment, Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, Guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, any Investment, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations that have been made by the Parent or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed or discontinued any operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Parent (including synergies and cost savings). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any

Hedging Obligations applicable to such Indebtedness). Interest on a Capitalised Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Parent to be the rate of interest implicit in such Capitalised Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Parent may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)	Consolidated Interest Expense of such Person for such period;

(2)	all cash and non-cash dividends or other distributions payable (excluding items eliminated in consolidation) on any series of Preferred Stock during such period;

(3)	all cash and non-cash dividends or other distributions payable (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period; and

(4)	any interest expense on Indebtedness of another person that is guaranteed by such Person or its Restricted Subsidiaries or secured by a Lien on assets of such Person or its Restricted Subsidiaries, but only to the extent such guarantee or Lien is called upon;

determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United Kingdom as in effect on the date of any calculation or determination required hereunder. Except as otherwise set forth in this Schedule 11, all ratios and calculations based on GAAP contained in this Schedule 11 shall be computed in accordance with GAAP. At any time after the date of this Agreement, the Parent may elect to establish that GAAP shall mean UK GAAP as in effect on or prior to the date of such election; provided that any such election, once made, shall be irrevocable. At any time after the date of this Agreement, the Parent may elect to apply IFRS accounting principles in lieu of UK GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Schedule 11), including as to the ability of the Parent to make an election pursuant to the previous sentence; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Schedule 11 that requires the application of UK GAAP for periods that include Financial Quarters ended prior to the Parent’s election to apply IFRS shall remain as previously calculated or determined in accordance with UK GAAP; provided, further, however, that the Parent may only make such election if it also elects to prepare any subsequent financial statements required to be delivered under this Agreement by the Parent, in IFRS. The Parent shall give notice of any such election made in accordance with this definition to the Agent.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means the Parent, CCML (and any successor obligor under the guarantee of CCML) and any Restricted Subsidiary that Guarantees the Utilisations.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Hedging Agreement (each, a “Hedging Agreement”).

“Holding Company” means any Person of which the Parent at any time is or becomes a Subsidiary after the date of this Agreement (including CCML) and any holding companies established by any Permitted Holder for purposes of holding its investment in any Holding Company.

“IFRS” means the International Financial Reporting Standards (formerly, International Accounting Standards) endorsed from time to time by the European Union or any variation thereof with which the Parent or its Restricted Subsidiaries are, or may be, required to comply; provided that at any date after the date of this Agreement the Parent may make an irrevocable election to establish that “IFRS” shall mean IFRS as in effect on a date that is on or prior to the date of such election. The Parent shall give notice of any such election to the Agent.

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of indebtedness of such Person for borrowed money;

(2)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4)	Capitalised Lease Obligations of such Person;

(5)	the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary (other than the Original Borrower), any Preferred Stock (but excluding, in each case, any accrued dividends);

(6)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Parent) and (b) the amount of such Indebtedness of such other Persons;

(7)	Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(8)	to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The term “Indebtedness” shall not include Subordinated Shareholder Funding or any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the date of this Agreement, any asset retirement obligations, prepayments or deposits received from clients or customers, in each case, in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the date of this Agreement or in the ordinary course of business.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Schedule 11, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in clause (5), (6) or (8) above) shall be (a) in the case of any Indebtedness issued with original issue discount, the amount in respect thereof that would appear on the balance sheet of such Person in accordance with GAAP and (b) the principal amount of the Indebtedness, in the case of any other Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)	Contingent Obligations Incurred in the ordinary course of business;

(ii)	in connection with the purchase by the Parent or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; or

(iii)	for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Parent.

“Initial Public Offering” means an Equity Offering of common stock or other common equity interests of the Parent or any Holding Company or any successor of the Parent or any Holding Company (the “IPO Entity”) following which there is a Public Market and, as a result of which, the shares of common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognised exchange or traded on an internationally recognised market.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Parent or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Parent or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time equal to the fair market value of the Capital Stock of such Subsidiary not sold or disposed of in an amount determined as provided in Section 2 (Limitation on Restricted Payments).

For purposes of Section 2 (Limitation on Restricted Payments):

(1)	“Investment” will include the portion (proportionate to the Parent’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Parent’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Parent’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Parent in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Parent.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Parent’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	securities issued or directly and fully guaranteed or insured by a member of the European Union (other than Greece and Portugal), or any agency or instrumentality thereof (other than Cash Equivalents);

(3)	debt securities or debt instruments with a rating of “A–” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organisation or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization, but excluding any debt securities or instruments constituting loans or advances among the Parent and its Subsidiaries; and

(4)	investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“IPO Entity” has the meaning given to it in the definition of “Initial Public Offering”.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of the Parent, any Holding Company or any Restricted Subsidiary:

(1)	in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business;

(2)	in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3)	not exceeding £0.5 million in the aggregate outstanding at any time.

“Management Investors” means the officers, directors, employees and other members of the management of or consultants to any Holding Company, the Parent or any of their respective Subsidiaries, or spouses, family members or relatives thereof, or any trust, partnership or other entity for the benefit of or the beneficial owner of which (directly or indirectly) is any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Parent, any Restricted Subsidiary or any Holding Company.

“Market Capitalisation” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity on the date of the declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock or common equity interests for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or instalment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid or required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which are required by applicable law to be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders (other than any Holding Company, the Parent or any of their respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Parent or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Subordinated Shareholder Funding, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions).

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director, or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of the Note Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Agent. Such legal counsel may be an employee of or counsel to the Parent or its Subsidiaries.

“Parent Expenses” means:

(1)	costs (including all professional fees and expenses) Incurred by any Holding Company in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of the Parent or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2)	customary indemnification obligations of any Holding Company owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Parent and its Subsidiaries;

(3)	obligations of any Holding Company in respect of director and officer insurance (including premiums therefor) to the extent relating to the Parent and its Subsidiaries;

(4)	(a) general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Holding Company related to the ownership or operation of the business of the Parent or any of its Restricted Subsidiaries (including, without limitation, accounting, legal, corporate reporting, and administrative expenses as well as payments made pursuant to secondment, employment or similar agreements entered into between the Parent and/or any of its Restricted Subsidiaries and/or any Holding Company or any employee thereof) or (b) costs and expenses with respect to any litigation or other dispute relating to the Transactions or the ownership, directly or indirectly, of the Issuer by any Holding Company;

(5)	other fees, expenses and costs relating directly or indirectly to activities of the Parent and its Subsidiaries in an amount not to exceed £1.5 million in any fiscal year; and

(6)	expenses Incurred by any Holding Company in connection with any Public Offering or other sale of Capital Stock or Indebtedness:

(x)	where the net proceeds of such offering or sale are intended to be received by or contributed to the Parent or a Restricted Subsidiary,

(y)	in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or

(z)	otherwise on an interim basis prior to completion of such offering so long as any Holding Company shall cause the amount of such expenses to be repaid to the Parent or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Indebtedness” means Indebtedness of the Parent (other than Indebtedness of the Parent pursuant to the Cabot RCF Agreement and Priority Hedging Obligations), the Original Borrower or any Guarantor if such Guarantee ranks equally in right of payment to the Note Guarantees which, in each case, is secured by Liens on the Collateral.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents or Temporary Cash Investments between the Parent or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with the covenant described under Section 5 (Limitation on Sales of Assets and Subsidiary Stock).

“Permitted Collateral Liens” means (A) Liens on the Collateral described in one or more of clauses (2), (3), (4), (5), (6), (8), (9), (10), (11), (12), (13), (14), (18), (19), (20), (21), (22), (23) and (25) of the definition of “Permitted Liens”, (B) Liens on the Collateral to secure Indebtedness of the Parent or a Restricted Subsidiary that is permitted to be Incurred under paragraphs (a), (b) (in the case of paragraph (b), to the extent such Guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of “Permitted Collateral Liens”), (d)(i), (ii) and (iii) (if the original Indebtedness was so secured), (e) or (j) of Section 1.2 (Limitation on Indebtedness); provided, however, that any such Lien ranks equal to (including with respect to the application of proceeds from any realization or enforcement of the Collateral in accordance with the Intercreditor Agreement) all other Liens on such Collateral securing the Loans or any guarantees in respect thereof (except that a Lien in favor of Indebtedness incurred under paragraph (a) of Section 1.2 (Limitation on

Indebtedness) and a Lien in favor of Priority Hedging Obligations may have super priority in respect of the application of proceeds from any realization or enforcement of the Collateral on terms not materially less favorable to the Lenders than that accorded to the Cabot RCF Agreement on the date of this Agreement as provided in the Intercreditor Agreement as in effect on the date of this Agreement), (C) [reserved], or (D) Liens on Collateral securing Refinancing Indebtedness in respect of any Indebtedness secured pursuant to the foregoing clauses (A) and (B); provided that any such Lien ranks equal to (including with respect to the application of proceeds from any realization or enforcement of the Collateral in accordance with the Intercreditor Agreement) all other Liens on such Collateral securing the Loans or any guarantees in respect thereof (except as otherwise permitted in clause (B)). To the extent that a Lien on the Collateral consists of a mortgage over any real estate located in the United Kingdom, it shall constitute a Permitted Collateral Lien only to the extent that a mortgage ranking at least pari passu is granted in favor of the Security Agent for the benefit of the Finance Parties.

“Permitted Holders” means, collectively, (1) any one or more Persons whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Agreement, (2) J.C. Flowers & Co. LLC and any funds controlled or advised by J.C. Flowers & Co. LLC and any Affiliate or Related Persons thereof, (3) Senior Management, (4) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Holding Company or the Parent, acting in such capacity, and (5) Encore Capital Group, Inc. (and any successor thereto, whether as a result of merger, consolidation, transfer, conversion of legal form or otherwise) and any Affiliate thereof. Any person or group that includes a Permitted Holder shall also be deemed to be a Permitted Holder, provided that Permitted Holders as defined in clauses (1), (2), (3) and (5) above retain exclusive beneficial ownership and control of at least 50.1% of the total voting power of the Voting Stock of the Parent beneficially owned by any group that becomes a Permitted Holder at any time as a result of the application of this sentence (without giving effect to the existence of such group or any other group).

“Permitted Investment” means (in each case, by the Parent or any of its Restricted Subsidiaries):

(1)	Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Parent or (b) a Person (including the Capital Stock of any such Person) that is engaged in any Similar Business and such Person will, upon the making of such Investment, become a Restricted Subsidiary;

(2)	Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Parent or a Restricted Subsidiary;

(3)	Investments in cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(4)	Investments in Receivables owing to the Parent or any Restricted Subsidiary created or acquired in the ordinary course of business;

(5)	Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	Management Advances;

(7)	Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Parent or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganisation or similar arrangement including upon the bankruptcy or insolvency of a debtor;

(8)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition, in each case, that was made in compliance with Section 5 (Limitation on Sales of Assets and Subsidiary Stock);

(9)	Investments in existence on, or made pursuant to legally binding commitments in existence on, the date of this Agreement;

(10)	Currency Agreements, Interest Rate Agreements, Commodity Hedging Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 1 (Limitation on Indebtedness);

(11)	Investments, taken together with all other Investments made pursuant to this clause (11) and at any time outstanding, in an aggregate amount at the time of such Investment not to exceed the greater of 4.5% of Total Assets and £15.0 million; provided that, if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 2 (Limitation on Restricted Payments), such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of the definition of “Permitted Investments” and not this clause;

(12)	pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 3 (Limitation on Liens);

(13)	any Investment to the extent made using Capital Stock of the Parent (other than Disqualified Stock) or Capital Stock of any Holding Company as consideration;

(14)	any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of Sections 6.2 and 6.3 (Limitation on Affiliate Transactions) (except those described in paragraphs (a), (c), (f), (h), (i) and (l) of Section 6.3);

(15)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Agreement;

(16)	Guarantees not prohibited by Section 1 (Limitation on Indebtedness) and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business;

(17)	Investments in Associates or Unrestricted Subsidiaries in an aggregate amount when taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding not to exceed the greater of 3.0% of Total Assets and £10.0 million; and

(18)	Investments in the Notes and any Additional Notes (as defined in the Note Indenture).

“Permitted Liens” means, with respect to any Person:

(1)	Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(2)	pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested Taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)	Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)	Liens in favor of issuers of surety, performance or other bonds, guarantees or letters of credit or bankers’ acceptances (not issued to support Indebtedness for borrowed money) issued pursuant to the request of and for the account of the Parent or any Restricted Subsidiary in the ordinary course of its business;

(6)	encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Parent and its Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Parent and its Restricted Subsidiaries;

(7)	Liens on assets or property of the Parent or any Restricted Subsidiary securing Hedging Obligations permitted under this Agreement;

(8)	leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(9)	Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)	Liens on assets or property of the Parent or any Restricted Subsidiary for the purpose of securing Capitalised Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement and (b) any such Lien may not extend to any assets or property of the Parent or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property;

(11)	Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution;

(12)	Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Parent and its Restricted Subsidiaries in the ordinary course of business;

(13)	Liens existing on, or provided for or required to be granted under written agreements existing on, the date of this Agreement;

(14)	Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Parent or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Parent or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens do not extend to or cover any property or assets of the Parent and its Restricted Subsidiaries other than (A) the property or assets acquired or (B) the property or assets of the person acquired, merged with or into or consolidated or combined with the Parent or a Restricted Subsidiary;

(15)	Liens on assets or property of the Parent or any Restricted Subsidiary securing Indebtedness or other obligations of the Parent or such Restricted Subsidiary owing to the Parent or another Restricted Subsidiary, or Liens in favor of the Parent or any Restricted Subsidiary;

(16)	Liens (other than Permitted Collateral Liens) securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Schedule 11; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(17)	any interest or title of a lessor under any Capitalised Lease Obligation or operating lease;

(18)	(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Parent or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(19)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(20)	Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(21)	Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(22)	Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, or liens over cash accounts securing cash pooling arrangements;

(23)	Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24)	Liens which do not exceed £5.0 million at any one time outstanding;

(25)	Liens on Capital Stock of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary; and

(26)	Liens securing Permitted Purchase Obligations, provided that any such Lien is only over the assets and Capital Stock of the relevant Permitted Purchase Obligations SPV.

“Permitted Purchase Obligations” means any Indebtedness Incurred by a Permitted Purchase Obligations SPV to finance or refinance the acquisition of sub-performing or charged-off consumer accounts, instalment loans or other similar accounts or portfolios thereof (including through the use of Right to Collect Accounts) purchased by such Permitted Purchase Obligations SPV in an aggregate principal amount not exceeding at the time of the incurrence of such Permitted Purchase Obligations, together with any other Indebtedness incurred pursuant to paragraph (l) of Section 1.2 (Limitation on Indebtedness) and then outstanding, 15.0% of the ERC of the Parent and its Restricted Subsidiaries, calculated in good faith on a pro forma basis by management as of the date of purchase of such sub-performing or charged-off consumer accounts, instalment loans or other similar accounts or such portfolios (including through the use of Right to Collect Accounts), provided that:

(1)	except for the granting of a Lien described in clause (26) of the definition of “Permitted Liens,” no portion of any Permitted Purchase Obligations or any other obligations (contingent or otherwise) of the applicable Permitted Purchase Obligations SPV (i) is guaranteed by the Parent or any other Restricted Subsidiary, (ii) is recourse to or obligates the Parent or any other Restricted Subsidiary in any way, or (iii) subjects any property or asset of the Parent or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof,

(2)	neither the Parent nor any other Restricted Subsidiary has any obligation to maintain or preserve the applicable Permitted Purchase Obligations SPV’s financial condition or cause such entity to achieve certain levels of operating results, and

(3)	such Permitted Purchase Obligation is secured (if at all) only over the assets of and Capital Stock of the relevant Permitted Purchase Obligations SPV.

“Permitted Purchase Obligations SPV” means a Wholly Owned Restricted Subsidiary (i) which engages in no activities other than the acquisition of sub-performing or charged-off consumer accounts, instalment loans or other similar accounts or portfolios thereof (including through the use of Right to Collect Accounts), the Incurrence of Permitted Purchase Obligations to finance such acquisition and any business or activities incidental or related to such business and is set up in connection with the Incurrence of Permitted Purchase Obligations, (ii) to which the Parent or any Restricted Subsidiary contributes, loans or otherwise transfers no amounts in excess of amounts required, after giving effect to the Incurrence of Permitted Purchase Obligations, to consummate the relevant purchase of assets and amounts required for incidental expenses, costs and fees for the set-up and continuing operations of such Permitted Purchase Obligations SPV, and (iii) all the Capital Stock of which is held by a Wholly Owned Restricted Subsidiary which holds no other material assets.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organisation, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Portfolio ERC Model” means the models and methodologies that the Parent uses to calculate the value of its loan portfolios and those of its Subsidiaries, consistently with its audited financial statements as of the date of this Agreement.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Priority Hedging Obligations” means designated Hedging Obligations in an aggregate amount outstanding at any time of up to £10 million.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act or (2) a private placement to institutional and other investors, in each case, that are not Affiliates of the Parent, in accordance with Section 4(2) of and/or Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale.

“Public Market” means any time after:

(1)	an Equity Offering has been consummated; and

(2)	shares of common stock or other common equity interests of the IPO Entity having a market value in excess of £50 million on the date of such Equity Offering have been distributed pursuant to such Equity Offering.

“Public Offering” means any offering, including an Initial Public Offering, of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include an offering pursuant to Rule 144A and/or Regulation S under the Securities Act to professional market investors or similar persons).

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Receivable” means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, as determined on the basis of GAAP.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Schedule 11 shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of this Agreement or Incurred in compliance with this Agreement (including Indebtedness of the Parent that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Parent or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)	if the Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced or, if shorter, the Final Maturity Date;

(2)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and costs, expenses and fees Incurred in connection therewith); and

(3)	if the Indebtedness being refinanced is expressly subordinated to the Utilisation, such Refinancing Indebtedness is subordinated to the Utilisation on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced, provided, however, that Refinancing Indebtedness shall not include Indebtedness of the Parent or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred within 120 days after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Related Person” with respect to any Person, means:

(1)	any controlling equity holder or Subsidiary of such Person; or

(2)	in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individuals and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(3)	any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein; or

(4)	in the case of J.C. Flowers & Co. LLC, any investment fund or vehicle managed, sponsored or advised by such Person or any successor thereto, or by any Affiliate of such Person or any such successor.

“Related Taxes” means:

(1)	any Taxes (other than (x) Taxes measured by gross or net income, receipts or profits and (y) withholding Taxes), required to be paid (provided such Taxes are in fact paid) by any Holding Company by virtue of its:

(a)	being organised or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Parent or any of the Parent’s Subsidiaries);

(b)	issuing or holding Subordinated Shareholder Funding; or

(c)	being a holding company parent, directly or indirectly, of the Parent or any of the Parent’s Subsidiaries;

(2)	if and for so long as the Parent is a member of a group filing a consolidated or combined tax return with any Holding Company, any consolidated or combined Taxes measured by income for which such Holding Company is liable up to an amount not to exceed the amount of any such Taxes that the Parent and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Parent and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Parent and its Subsidiaries; provided that distributions shall be permitted in respect of the income of an Unrestricted Subsidiary only to the extent such Unrestricted Subsidiary distributed cash for such purpose to the Parent or its Restricted Subsidiaries.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Parent other than an Unrestricted Subsidiary.

“Right to Collect Account” means a sub-performing or charged-off consumer account, instalment loan or other similar account that is owned by a person that is not the Parent or one of its Restricted Subsidiaries (a “Third Party”) and in respect of which (a) such Third Party is unable or unwilling to dispose of the relevant account, debt or loan to the Parent or a Restricted Subsidiary; and (b) the Parent or a Restricted Subsidiary is entitled to collect and retain substantially all of the amounts due under such account, debt or loan or to receive amounts equivalent thereto.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Senior Management” means any previous or current officers, directors, and other members of senior management of the Parent or any of its Subsidiaries, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Parent or any Holding Company.

“Similar Business” means (a) any businesses, services or activities engaged in by the Parent or any of its Subsidiaries or any Associates on the date of this Agreement and (b) any businesses, services and activities engaged in by the Parent or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Sterling Equivalent” means, with respect to any monetary amount in a currency other than pound sterling, at any time of determination thereof by the Parent or the Agent, the amount of pound sterling obtained by converting such currency other than pound sterling involved in such computation into pound sterling at the spot rate for the purchase of pound sterling with the applicable currency other than pound sterling as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Parent) on the date of such determination.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the date of this Agreement or thereafter Incurred) which is expressly subordinated in right of payment to the Utilisations pursuant to a written agreement (which, for the avoidance of doubt, will not include the Notes or any Pari Passu Indebtedness).

“Subordinated Shareholder Funding” means any funds provided to the Parent by any Holding Company, any Affiliate of any Holding Company or any Permitted Holder or any Affiliate thereof, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by a Holding Company or a Permitted Holder, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:

(1)	does not mature or require any amortisation, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Final Maturity Date (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Parent or any funding meeting the requirements of this definition);

(2)	does not require, prior to the first anniversary of the Final Maturity Date, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;

(3)	contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the first anniversary of the Final Maturity Date;

(4)	does not provide for or require any security interest or encumbrance over any asset of the Parent or any of its Subsidiaries; and

(5)	pursuant to its terms is fully subordinated and junior in right of payment to the Utilisations pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding, provided, further, however, that upon the occurrence of any event or circumstance that results in such Indebtedness ceasing to qualify as Subordinated Shareholder Funding, such Indebtedness shall constitute an incurrence of such Indebtedness by the Parent, and any and all Restricted Payments made through the use of the net proceeds from the incurrence of such Indebtedness since the date of the original issuance of such Subordinated Shareholder Funding shall constitute new Restricted Payments that are deemed to have been made after the date of the original issuance of such Subordinated Shareholder Funding.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)	any partnership, joint venture, limited liability company or similar entity of which:

(a)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)	such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means a Restricted Subsidiary of the Parent (other than the Original Borrower) that guarantees the Utilisations.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Temporary Cash Investments” means any of the following:

(1)	any investment in

(a)	direct obligations of, or obligations Guaranteed by, (i) the United States of America or Canada, (ii) any European Union member state (other than Greece and Portugal), (iii) Switzerland or Norway, (iv) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by the Parent or a Restricted Subsidiary in that country with such funds or (v) any agency or instrumentality of any such country or member state, or

(b)	direct obligations of any country recognised by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organisation or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(2)	overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by:

(a)	any lender under the Cabot RCF Agreement,

(b)	any institution authorised to operate as a bank in any of the countries or member states referred to in clause (1)(a) above, or

(c)	any bank or trust company organised under the laws of any such country or member state or any political subdivision thereof, in each case, having capital and surplus aggregating in excess of £250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated at least “A” by S&P or “A-2” by Moody’s (or, in either case, the equivalent of such rating by such organisation or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) or (2) above entered into with a Person meeting the qualifications described in clause (2) above;

(4)	Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than the Parent or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organisation or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(5)	Investments in securities maturing not more than one year after the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, Canada, any European Union member state (other than Greece and Portugal) or Switzerland, Norway or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state, and rated at least “BBB” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organisation or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(6)	bills of exchange issued in the United States, Canada, a member state of the European Union (other than Greece and Portugal), Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialised equivalent);

(7)	any money market deposit accounts issued or offered by a commercial bank organised under the laws of a country that is a member of the Organisation for Economic Co-operation and Development, in each case, having capital and surplus in excess of £250 million (or the foreign currency equivalent thereof) or whose long term debt is rated at least “A” by S&P or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organisation or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(8)	investment funds investing 95% of their assets in securities of the type described in clauses (1) through (7) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution); and

(9)	investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the U.S. Investment Company Act of 1940, as amended.

“Total Assets” means the consolidated total assets of the Parent and its Restricted Subsidiaries in accordance with GAAP as shown on the most recent balance sheet of such Person.

“Transactions” means the entry into the Finance Documents and use of proceeds thereof (including, without limitation, the Acquisition) and all actions reasonably related thereto.

“UK Government Obligations” means direct obligations of, or obligations guaranteed by, the United Kingdom, and the payment for which the United Kingdom pledges its full faith and credit.

“Uniform Commercial Code” means the New York Uniform Commercial Code.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Parent (other than the Original Borrower) that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Parent in the manner provided below); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Parent may designate any Subsidiary of the Parent (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein), other than the Original Borrower, to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Parent or any other Subsidiary of the Parent which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2)	such designation and the Investment of the Parent in such Subsidiary complies with Section 2 (Limitations on Restricted Payments).

Any such designation by the Board of Directors of the Parent shall be evidenced to the Agent by filing with the Agent a resolution of the Board of Directors of the Parent giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions.

The Board of Directors of the Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (1) no Default or Event of Default would result therefrom and (2)(x) the Parent could Incur at least £1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio set forth in Section 4.09(a) of the 2020 Notes Indenture (as in effect on the date hereof) (y) the Fixed Charge Coverage Ratio for the Parent and its Restricted Subsidiaries would not be worse than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be evidenced to the Agent by promptly filing with the Agent a copy of the resolution of the Board of Directors giving effect to such designation or an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Person” means a U.S. Person as defined in Rule 902.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary of the Parent, all the Voting Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Parent or another Wholly Owned Restricted Subsidiary) is owned by the Parent or another Wholly Owned Restricted Subsidiary.

“Working Capital Intercompany Loan” means any loan to or by the Parent or any of its Restricted Subsidiaries to or from the Parent or any of its Restricted Subsidiaries from time to time (i) for purposes of consolidated cash and tax management and working capital management and (ii) for a duration of less than one year.

SCHEDULE 12

FORM OF INCREASE CONFIRMATION

To:	[—] as Agent, [—] as Security Agent and [•] as Parent, for and on behalf of each Obligor

From:	[the Increase Lender] (the “Increase Lender”)

Dated:	[—]

Cabot Financial Holdings Group Limited [£256,500,000] Senior Secured Bridge

Facilities Agreement dated [—] 2014, as amended and/or restated from time to time (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking (as defined in and) for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.2 (Increase) of the Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [—].

5.	On the Increase Date, the Increase Lender becomes:

(a)	party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	party to the Intercreditor Agreement as a Senior Creditor.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause (b) (Increase).

8.	The Increase Lender confirms that it is not a Sponsor Affiliate.

9.	The Increase Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender]; and

10.	[The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

11.	[The Increase Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ], so that interest payable to it by UK borrowers is generally subject to full exemption from UK withholding tax and request that the Parent notify:

(a)	each UK Borrower which is a Party as a Borrower as at the Transfer Date; and

(b)	each Additional Borrower which is a UK Borrower and which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to this Agreement.

12.	[The Increase Lender confirms that it [is]/[is not]* a Non-Acceptable L/C Lender.]**

13.	We refer to clause 20.13 (Creditor/Creditor Representative Accession Undertaking) of the Intercreditor Agreement:

In consideration of the Increase Lender being accepted as a Senior Creditor for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Senior Creditor, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Creditor and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

14.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

15.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

16.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent [and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent*] and the Increase Date is confirmed as [            ].

Agent

By:

[Security Agent

By: *]

SCHEDULE 13

AGREED SECURITY PRINCIPLES

1.	SECURITY PRINCIPLES

(a)	The guarantees and security to be provided in connection with the proposed Transactions will be given in accordance with the security principles set out herein (the “Agreed Security Principles”).

(b)	The Agreed Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining security and guarantees from all proposed grantors of security and guarantees (the “Grantors”) in every jurisdiction in which the Grantors are incorporated. In particular:

(i)	general statutory limitations, capital maintenance, financial assistance, corporate benefit, fraudulent preference, “thin capitalisation” rules, retention of title claims and similar principles may limit the ability of a Grantor to provide guarantees or security or may require that the guarantee or security be limited by an amount or otherwise. The Parent will use reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to each Grantor. Limitation language will be included in respect of all guarantees and security documents limiting the liability under the guarantees and the enforceability of the security as required or customary under applicable law;

(ii)	the security and extent of its perfection will be agreed taking into account the cost to the Restricted Group of providing security so as to ensure that it is proportionate to the benefit accruing to the Secured Parties (as defined in the Intercreditor Agreement);

(iii)	any assets subject to third party arrangements which are not prohibited by the Debt Documents (as defined in the Intercreditor Agreement) and which prevent those assets from being granted as security will be excluded in any relevant Transaction Security Document provided that reasonable endeavours to obtain consent to grant security interests over any such assets shall be used by the relevant Grantor if the relevant asset is material, and provided further that when making a Permitted Acquisition referred to in paragraph (v) of that definition no member of the Restricted Group shall enter into any agreement or undertaking at the time of such acquisition with a minority shareholder that prevents such entities from providing guarantees or those assets from being granted as security as contemplated in that paragraph (v);

(iv)	Grantors will not be required to give guarantees or enter into Transaction Security Documents to the extent that it would conflict with the fiduciary duties of their directors or officers or contravene any legal or regulatory prohibition or result in a risk of personal or criminal liability on the part of any director or officer;

(v)	perfection of Security, when required pursuant to these Agreed Security Principles, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Transaction Security Documents or (if earlier or to the extent no such time periods are specified in the Transaction Security Documents) within the time periods specified by applicable law in order to ensure due perfection. The perfection of Security granted will not be required if it would have an unreasonable adverse effect on the ability of the relevant Grantor to conduct its operations and business in the ordinary course as to the extent not otherwise prohibited by the Debt Documents. The registration of security interests in intellectual property will (at all times subject to paragraph (iii) above and (c) below) only be in respect of material intellectual property in jurisdictions to be agreed;

(vi)	the maximum guaranteed or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties as well as the tax cost to the Restricted Group where the benefit of increasing the granted or secured amount is disproportionate to the level of such fee, taxes and duties or tax cost to the Restricted Group;

(vii)	no perfection action will be required in jurisdictions where Grantors are not incorporated;

(viii)	where a class of assets to be secured includes material and immaterial assets, if the cost of granting Security over the immaterial assets is disproportionate to the benefit of such Security, Security will be granted over the material assets only;

(ix)	unless granted under a global security document governed by the law of the jurisdiction of an Obligor or under English law or as otherwise required by applicable law, all Security (other than share security over subsidiaries of the relevant Grantor and other assets of the relevant Grantor incorporated or located in jurisdictions other than the jurisdiction of incorporation of the Grantor) shall be governed by the law of the jurisdiction of incorporation of that Grantor;

(x)	the Security Agent will hold one set of security for the Finance Parties; and

(xi)	the Parent shall be responsible for costs and expenses reasonably incurred by the Finance Parties and the Restricted Group (including reasonable legal expenses, disbursements, registration costs and all taxes, duties and fees (notarial or otherwise)) in respect of guarantees and security.

(c)	The Security Agent or the Finance Parties, as the case may be, shall promptly discharge any guarantees and release any Security which is or are subject to any legal or regulatory prohibition as is referred to in paragraph (b)(iv) above.

2.	GRANTORS AND SECURITY

(a)	Each guarantee will be an upstream, cross-stream and downstream guarantee and each guarantee and security will be for all liabilities of each Debtor (as defined in the Intercreditor Agreement and including, for the avoidance of doubt, the Senior Note Issuer (as defined in the Intercreditor Agreement) and each Obligor) and any Grantors under the Debt Documents in accordance with, and subject to the requirements of the Agreed Security Principles in each relevant jurisdiction.

(b)	To the extent possible, all security shall be given in favour of the Security Agent and not the Secured Parties individually. “Parallel debt” provisions will be used where necessary; such provisions will be contained in the Intercreditor Agreement or the relevant transaction document and not the individual security documents unless required under local laws. To the extent possible, there should be no action required to be taken in relation to the guarantees or security when a Lender transfers any of its participation in the Facilities to a new Lender.

(c)	If any guarantee and/or security is not permitted under the Senior Note Documents (as defined in the Intercreditor Agreement), such guarantee and/or security shall not be required in relation to the Facilities.

(d)	The form of guarantee is set out in Clause 19 (Guarantee and Indemnity) of this Agreement and, with respect to any Additional Guarantor incorporated in a jurisdiction in respect of which no limitation language has been agreed before, is subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor.

3.	TERMS OF SECURITY DOCUMENTS

The following principles will be reflected in the terms of any security taken as part of this transaction:

(a)	the security will be first ranking, to the extent possible;

(b)	security will not be enforceable unless an event of default (howsoever described) has occurred and notice of acceleration has been given by the Creditor Representative under paragraphs (b), (c) or (d) of Clause 24.18 (Acceleration) of this Agreement, or any equivalent provision of any other Primary Finance Documents (as defined in the Intercreditor Agreement) (a “Relevant Acceleration Event”);

(c)	the Security Agent will be entitled, where the relevant Grantor fails to fulfil its obligations under a Transaction Security Document (after the expiry of any applicable grace period), to perfect the Security, where such perfection is contemplated under these principles and the Transaction Security Document;

(d)

the Transaction Security Documents shall only operate to create Security rather than to impose new commercial obligations. Accordingly, they shall not contain additional representations or undertakings (such as in respect of title, validity, insurance, maintenance of assets, information or the payment of costs) unless the same are required for the creation or perfection of the Security or the assets subject to the Security and shall not operate so as to prevent transactions which are otherwise permitted under the Debt Documents or to require additional consents, authorisations or notifications;

(e)	prior to an Event of Default that has occurred and is continuing (or in the case of Clauses 4 (Bank Accounts), 6 (Insurance Policies), 7 (Intellectual Property) and 9 (Trade Receivables) only, prior to a Relevant Acceleration Event), the provisions of each Security Document will not be unduly burdensome on the Grantor or interfere unreasonably with the operation of its business;

(f)	the Security Agent shall only be able to exercise a power of attorney following an Event of Default that has occurred and is continuing (or in the case of Clauses 4 (Bank Accounts), 6 (Insurance Policies), 7 (Intellectual Property) and 9 (Trade Receivables) only, after a Relevant Acceleration Event) or if the relevant Grantor has failed to comply with a further assurance or perfection obligation (after the expiry of any applicable grace period);

(g)	Transaction Security Documents, will where possible and practical, automatically create Security over future assets of the same type as those already secured;

(h)	Information, such as lists of assets, will be provided if, in the opinion of counsel to the Lenders, these are required by local law to be provided to perfect or register the security or to ensure the security can be enforced and, unless required to be provided by local law more frequently, in that case be provided annually or, following an Event of Default which is continuing, on the Security Agent’s reasonable request provided that no such regular information is required to be provided in respect of assets located in the United Kingdom.

4.	BANK ACCOUNTS

(a)	If a Grantor grants Security over its bank accounts it shall be free to deal with those accounts in the ordinary course of its business until a Relevant Acceleration Event (or until a later event has occurred as agreed upon in the relevant Transaction Security Document).

(b)	In relation to any bank accounts opened prior to the date of this Agreement, notice of the Security will be served on the account bank after a Relevant Acceleration Event, if so requested by the Security Agent. There will be no restriction on the closure of any bank accounts which are no longer required by the Restricted Group.

(c)	In relation to any bank accounts opened after the date of this Agreement, notice of the Security will be served on the account bank promptly after such bank account is opened and the Grantor shall use reasonable endeavours to obtain an acknowledgement by the account bank, if so requested by the Security Agent.

(d)	Any Security over bank accounts may be subject to any prior security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank.

(e)	No Security shall be taken over monies standing to the credit of a bank account where such money is held on trust for third parties.

5.	FIXED ASSETS

(a)	If a Grantor grants Security over its fixed assets it shall be free to deal with those assets in the course of its business until an Event of Default has occurred and is continuing.

(b)	No notice whether to third parties or by attaching a notice to the fixed assets shall be prepared or given until an Event of Default has occurred and is continuing.

(c)	If required under local law Security over fixed assets will be registered subject to the general principles set out in these Agreed Security Principles.

6.	INSURANCE POLICIES

(a)	Subject to these Agreed Security Principles, each Grantor shall grant Security over its insurance policies (other than third party liability and public liability insurance) in relation to assets that are also subject to Security. No Security will be granted over any insurance policies which cannot be secured under local law or under the terms of the relevant policy. Insurance claims will be collected by the Grantor in the ordinary course of business until a Relevant Acceleration Event.

(b)	Notice of the Security will be served on the insurance provider after a Relevant Acceleration Event, if so requested by the Security Agent.

7.	INTELLECTUAL PROPERTY

(a)	If a Grantor grants Security over its Intellectual Property it shall be free to deal with those assets in the course of its business (including, without limitation, allowing its Intellectual Property to lapse if no longer material to its business and if permitted by this Agreement) until a Relevant Acceleration Event.

(b)	No Security shall be granted over any intellectual property which cannot be secured under the terms of the relevant licensing agreement. No notice shall be prepared or given to any third party from whom intellectual property is licensed until a Relevant Acceleration Event.

(c)	If required under local law, security over Intellectual Property will be registered under the law of that security document or at a relevant supra-national registry (such as the EU) subject to the general principles set out in these Agreed Security Principles.

8.	INTERCOMPANY RECEIVABLES

(a)	If a Grantor grants Security over its intercompany receivables from time to time it shall be free to deal with those receivables in the course of its business (subject to the Debt Documents) until an Event of Default has occurred and is continuing.

(b)	Notice of the Security will be served on the intercompany debtor as follows:

(i)	in the case of an intercompany receivable in excess of £3,000,000 (or its equivalent) after an Event of Default has occurred and is continuing, if so requested by the Security Agent; and

(ii)	in the case of an intercompany receivable less than £3,000,000 (or its equivalent) after a Relevant Acceleration Event, if so requested by the Security Agent.

9.	TRADE RECEIVABLES

(a)	If a Grantor grants Security over its trade receivables it shall be free to deal with those receivables in the course of its business until a Relevant Acceleration Event.

(b)	No notice of Security shall be served on a debtor until a Relevant Acceleration Event, including for the avoidance of doubt, upon the underlying debtors in Portfolio Accounts.

(c)	No Security will be granted over any trade receivables which cannot be secured or assigned under the terms of the relevant contract.

(d)	Nothing contained in the relevant Transaction Security Documents shall cause the Grantor to violate any applicable data protection laws.

10.	SHARES / PARTNERSHIP INTEREST

(a)	The Transaction Security Document will be governed by the laws of the person whose shares or partnership interests are being secured and not by the law of the country of the person granting the Security.

(b)	Until an Event of Default has occurred and is continuing, the Grantor will be permitted to retain and to exercise voting rights to any shares or partnership interests pledged by it in a manner which does not materially adversely affect the validity or enforceability of the Security and the company whose shares or partnership interests have been pledged will, subject to the terms of the Debt Documents, as applicable, be permitted to pay dividends (with the proceeds to be available to the recipient).

(c)	Where customary, on or as soon as reasonably practicable after the date of execution of the share pledge (and in any event within the time periods specified in the Transaction Security Documents), the share certificate and a stock transfer form executed in blank will be provided to the Security Agent (as applicable).

(d)	Unless the restriction is required by law, the constitutional documents of the company whose shares or partnership interests have been pledged will be amended to remove any restriction on the transfer or the registration of the transfer of the shares on enforcement of the Security granted over them.

11.	REAL ESTATE

(a)	There will be no Security granted over real estate other than (i) real estate which, immediately prior to the date of this Agreement, is charged to secure the Existing Facilities and (ii) after the date of this Agreement, any other real estate acquired by a Debtor subject to these Agreed Security Principles.

(b)	Subject to these Agreed Security Principles, each Grantor shall use its reasonable endeavours to obtain any consent required to grant Security over its real estate but will be under no obligation to obtain such consent if the granting of the Security would contravene any legal prohibition.

(c)	In respect of any real estate security to be granted, there will be no obligation to investigate title, register mortgages with land registries, provide surveys or other insurance or environmental diligence.

12.	RELEASE OF SECURITY

Other than release of the Security upon final payment in full of all the obligations secured by the Security (and no Secured Party having any actual or contingent liability to advance further monies to, or incur liabilities on behalf of, any Debtor under the Finance Documents), no circumstances in which the Security shall be released should be dealt with in individual Transaction Security Documents unless required by local law. If so required, such circumstances shall, except to the extent required by local law, be the same as those set out in the Intercreditor Agreement.

SCHEDULE 14

FORM OF INCREMENTAL FACILITY INCREASE NOTICE

To:	[—] as Agent and [—] as Security Agent

From:	[—] as Parent and [the Incremental Facility Lender] (the “Incremental Facility Lender”)

Dated:	[—]

Dear Sirs

Cabot Financial Holdings Group Limited [£256,500,000] Senior Secured Bridge

Facilities Agreement dated[—] 2014, as amended and/or restated from time to time (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement [and to the Intercreditor Agreement (as defined in the Facilities Agreement)*]. This is an Incremental Facility Increase Notice for the purposes of the Facilities Agreement [and a Creditor/Agent Accession Undertaking (as defined in and) for the purposes of the Intercreditor Agreement*]. Terms defined in the Facilities Agreement have the same meaning when used in this Incremental Facility Increase Notice unless given a different meaning in this Incremental Facility Increase Notice.

2.	We refer to Clause 2.3 (Incremental Increase in Commitments) of the Facilities Agreement.

3.	The Incremental Facility Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facilities Agreement.

4.	The proposed date on which [the increase in relation to the Incremental Facility Lender and the Relevant Commitment]/[the Relevant Commitment*] is to take effect (the “Incremental Facility Increase Date”) is [—].

5.	The Borrower in respect of the Relevant Commitment is [—].

6.	The Availability Period with respect to the Relevant Commitment is the period from and including the date of this Incremental Facility Increase Notice to and including [—].

7.	[On the Incremental Facility Increase Date, the Incremental Facility Lender becomes:

(a)	party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	party to the Intercreditor Agreement as a Senior Creditor.]

8.	[The Facility Office and address, fax number and attention details for notices to the Incremental Facility Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.*]

9.	The Incremental Facility Lender confirms that it is not a Sponsor Affiliate or a member of the Restricted Group.

10.	The Incremental Facility Lender confirms (without prejudice to the validity of this Incremental Facility Increase Notice and for the benefit of the Agent and without liability to any Obligor) that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender]; and

11.	The Incremental Facility Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

12.	[The Incremental Facility Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ], so that interest payable to it by UK borrowers is generally subject to full exemption from UK withholding tax and request that the Parent notify:

(a)	each UK Borrower which is a Party as a Borrower as at the Transfer Date; and

(b)	each Additional Borrower which is a UK Borrower and which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to this Incremental Facility Increase Notice.]

13.	[The Incremental Facility Lender confirms that it [is]/[is not]* a Non-Acceptable L/C Lender.]

14.	[We refer to clause 20.13 (Creditor/Creditor Representative Accession Undertaking) of the Intercreditor Agreement:

In consideration of the Incremental Facility Lender being accepted as a Senior Creditor for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Incremental Facility Lender confirms that, as from the Incremental Facility Increase Date, it intends to be party to the Intercreditor Agreement as a Senior Creditor, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Creditor and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement. *]

15.	This Incremental Facility Increase Notice may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Incremental Facility Increase Notice.

16.	This Incremental Facility Increase Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

17.	This Incremental Facility Increase Notice has been entered into on the date stated at the beginning of this Incremental Facility Increase Notice.

Note: The execution of this Incremental Facility Increase Notice may not be sufficient for the Incremental Facility Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Incremental Facility Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

*	Language to be included in case of a new Lender that is also acceding to the Intercreditor Agreement.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Incremental Facility Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Incremental Facility Lender]

By:

This Agreement is accepted as an Incremental Facility Increase Notice for the purposes of the Facilities Agreement by the Agent and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent and the Incremental Facility Increase Date is confirmed as [            ].

Agent

By:

Security Agent

By:

SCHEDULE 15

EXCLUDED BANK ACCOUNTS

Company	Bank	Account Number	Description

Apex Credit Management Limited	HSBC Bank plc	404319-02098903	APEX LOMBARD

Apex Credit Management Limited	HSBC Bank plc	404319-02098911	APEX HOME LN

Apex Credit Management Limited	HSBC Bank plc	404319-03664570	APEX CRE SEC

Apex Credit Management Limited	HSBC Bank plc	404319-11894722	APEX COLLECTIONS—DD from Allpay

Apex Credit Management Limited	HSBC Bank plc	404319-22099055	APEX SANTNDR

Apex Credit Management Limited	HSBC Bank plc	404319-22099063	APEX MEM CON

Apex Credit Management Limited	HSBC Bank plc	404319-22099071	APEX RCI FIN

Apex Credit Management Limited	HSBC Bank plc	404319-32039109	APEX FIELD AGENTS COLL

Apex Credit Management Limited	HSBC Bank plc	404319-32039117	APEX BLACK HORSE COLL

Apex Credit Management Limited	HSBC Bank plc	404319-32041154	APEX BOS CLIENT

Apex Credit Management Limited	HSBC Bank plc	404319-32099004	APEX LINK FI

Apex Credit Management Limited	HSBC Bank plc	404319-42098954	APEX HSBC BK

Company	Bank	Account Number	Description

Apex Credit Management Limited	HSBC Bank plc	404319-42098962	APEX CLOSE

Apex Credit Management Limited	HSBC Bank plc	404319-42098970	APEX BMW GRP

Apex Credit Management Limited	HSBC Bank plc	404319-42099101	APEX CONTGNT

Apex Credit Management Limited	HSBC Bank plc	404319-61566121	APEX CREDIT MANAGMNT LTD CREDIT BCA

Apex Credit Management Limited	HSBC Bank plc	404319-62099098	APEX UNITE

Apex Credit Management Limited	HSBC Bank plc	404319-71589857	APEX CREDIT MANAGMNT LTD CLIENT A/C

Apex Credit Management Limited	HSBC Bank plc	404319-72099039	APEX NORTHRN

Apex Credit Management Limited	HSBC Bank plc	404319-72099047	APEX RBS GRP

Apex Credit Management Limited	HSBC Bank plc	404319-73663973	APEX CREDIT OFF BDA

Apex Credit Management Limited	HSBC Bank plc	404319-73664252	Apex Credit Clients Deposit

Apex Credit Management Limited	HSBC Bank plc	404319-82098989	APEX BARCLAY

Apex Credit Management Limited	HSBC Bank plc	404319-82098997	APEX CAP ONE

Company	Bank	Account Number	Description

Apex Credit Management Limited	HSBC Bank plc	404319-82099128	APEX LLOYDS

Apex Credit Management Limited	HSBC Bank plc	404319-92098938	APEX BAN PSA

Apex Credit Management Limited	HSBC Bank plc	404319-92098946	APEX HBOS GP

Apex Credit Management Limited	The Royal Bank of Scotland plc	600001-40440826	HMRC Collections Account

Apex Credit Management Limited	The Royal Bank of Scotland plc	160015-10124932	ACM Stratford Office Client Account

Apex Credit Management Limited	The Royal Bank of Scotland plc	160015-10124940	RBS Trust Account

SCHEDULE 16

FORM OF EXCHANGE REQUEST

To:	[—] as Agent

[Cabot Financial Holdings Group Limited] as Borrower

From:	[The Lender]

Dated:	[—]

[Cabot Financial Holdings Group Limited]– £[—] Senior Secured Bridge Facilities

Agreement dated [—] 2014 (the “Facilities Agreement”)

We refer to the Facilities Agreement. This is an Exchange Request pursuant to Clause (xv) (Manner of Exchange of Term Loans) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

We confirm as follows:

(a)	our legal name is [ ];

(b)	the Exchange Date for this Exchange Request is [ ], a Business Day not fewer than five Business Days after the date of this Exchange Request;

(c)	the name of the proposed registered Holder of the Exchange Notes to be issued pursuant to this Exchange Request is [ ];

(d)	the principal amount of our participation in the [Facility A Term Loans] to [Facility B Term Loans] be exchanged for [Facility A Exchange Notes] [Facility B Exchange Notes] pursuant to this Exchange Request is [ ], which amount complies with the requirements of Clause (xv) (Manner of Exchange of Term Loans) of the Facilities Agreement; and

(e)	the amount of each [Facility A Exchange Notes] [ Facility B Exchange Notes] requested hereunder is [ ], which complies with the requirements of Clause (xv) (Manner of Exchange of Term Loans) of the Facilities Agreement.

We confirm that:

(a)

we are either (1) an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), that we are engaged in the business of purchasing and selling securities of entities such as the Borrower or (2) are not a U.S. person (and are not acquiring any Exchange Notes for the account or benefit of a U.S. person) and are acquiring any Exchange Notes pursuant to an offshore transaction pursuant to Regulation S under the Securities Act. We are requesting any Exchange Notes hereunder for our own account or for one or more accounts (each of which is an institutional “accredited investor” as defined above) as to each of which we exercise sole investment discretion. We are acquiring Exchange Notes solely for investment purposes and not with a view to the resale or distribution of Exchange Notes, except in accordance with U.S. securities laws.

(b)	we have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of investing in the Exchange Notes, and we are experienced in investing in capital markets and are able to bear the economic risk of investing in the Exchange Notes.

(c)	an investment in the Exchange Notes involves a high degree of risk, and the Exchange Notes are, therefore, a speculative investment.

(d)	none of the Obligors, the Arrangers, the Agent or any of their respective agents or affiliates has given any investment advice or rendered any opinion to us as to whether an investment in the Exchange Notes is prudent or suitable, and we are not relying on any representation or warranty by the Obligors, the Arrangers, the Agent or any of their respective agents or affiliates.

(e)	we acknowledge that none of the Obligors, the Arrangers, the Agent or any of their respective agents or affiliates has provided, and will not be providing, us with any material regarding the Exchange Notes or the Borrower. We acknowledge that neither the Arrangers nor the Agent are responsible for the contents of any document. We have not requested the Obligors, the Arrangers, the Agent or any of their respective agents or affiliates to provide us with any other information. In addition, we acknowledge that the Agent may facilitate the exchange of information between us and the Borrower, but that such information is not being provided by the Agent. We also acknowledge that, prior to the date hereof, the Borrower has (a) offered us the opportunity to ask questions and receive answers from the Borrower or persons acting on behalf of the Borrower, (b) offered to furnish us with all other materials that we consider relevant to an investment in the Exchange Notes and (c) offered to give us the opportunity fully to perform our own due diligence.

(f)	we have access to all information that we believe is necessary, sufficient or appropriate in connection with our receipt and investment in the Exchange Notes. We have made an independent decision to invest in the Exchange Notes from the Borrower based on the information concerning the business and financial condition of the Borrower and other information available to us, which we have determined is adequate for that purpose, and we have not relied on any information (in any form, whether written or oral) furnished by the Agent or on their behalf in making that decision.

(g)

in making our decision to invest in the Exchange Notes, (a) we have not relied on any investigation that the Agent, or any person acting on their behalf, may have conducted with respect to the Borrower or the Exchange Notes and (b) we have made our own investment decision regarding the Exchange Notes (including, without limitation, the income tax consequences of purchasing, owning or disposing of the Exchange Notes in light of our particular situation and tax residence(s) as well as any consequences arising under the laws of any taxing jurisdiction) based on our own knowledge (and information we may have or which is publicly available) with respect to the Borrower and the Exchange Notes.

(h)	we acknowledge that the Agent, the Borrower and their respective agents and affiliates may possess material non-public information not known to us regarding or relating to the Borrower or the Exchange Notes, including, but not limited to, information concerning the business, financial condition, results of operations, prospects or restructuring plans of the Borrower. We acknowledge that none of the Agent, the Borrower or any of their respective agents or affiliates has disclosed any material, non-public information to us and we have not requested that any such information be disclosed.

Yours faithfully,

Agent

By:

The Parent CABOT FINANCIAL LIMITED

/s/ Christopher Ross-Roberts

By:	Christopher Ross-Roberts

Address:	1 Kings Hill Avenue
Kings Hill
West Malling
Keny
ME19 4UA
United Kingdom

Fax:	+44 1732 524799

Signature page to the Senior Secured Bridge Facilities Agreement

The Original Borrower CABOT FINANCIAL HOLDINGS GROUP LIMITED

/s/ Christopher Ross-Roberts

By:	Christopher Ross-Roberts

Address:	1 Kings Hill Avenue Kings Hill West Malling Keny ME19 4UA United Kingdom

Fax:	+44 1732 524799

Signature page to the Senior Secured Bridge Facilities Agreement

The Original Guarantor CABOT FINANCIAL (LUXEMBOURG) S.A. Duly represented by:

/s/ Duncan Smith

Name:	Duncan Smith

Title:	Director

Address:	6, rue Gabriel Lippmann, L-5365, Luxembourg

Fax:	+352 26 39 21 45

Signature page to the Senior Secured Bridge Facilities Agreement

The Original Guarantor CABOT FINANCIAL LIMITED

/s/ Christopher Ross-Roberts

By:	Christopher Ross-Roberts

Address:	1 Kings Hill Avenue Kings Hill West Malling Keny ME19 4UA United Kingdom

Fax:	+44 1732 524799

Signature page to the Senior Secured Bridge Facilities Agreement

The Original Guarantor CABOT FINANCIAL HOLDINGS GROUP LIMITED

/s/ Christopher Ross-Roberts

By:	Christopher Ross-Roberts

Address:	1 Kings Hill Avenue Kings Hill West Malling Keny ME19 4UA United Kingdom

Fax:	+44 1732 524799

The Original Guarantor CABOT CREDIT MANAGEMENT GROUP LIMITED

/s/ Christopher Ross-Roberts

By:	Christopher Ross-Roberts

Address:	1 Kings Hill Avenue Kings Hill West Malling Keny ME19 4UA United Kingdom

Fax:	+44 1732 524799

Signature page to the Senior Secured Bridge Facilities Agreement

The Original Guarantor CABOT FINANCIAL DEBT RECOVERY SERVICES LIMITED

/s/ Christopher Ross-Roberts

By:	Christopher Ross-Roberts

Address:	1 Kings Hill Avenue Kings Hill West Malling Keny ME19 4UA United Kingdom

Fax:	+44 1732 524799

The Original Guarantor CABOT FINANCIAL (UK) LIMITED

/s/ Christopher Ross-Roberts

By:	Christopher Ross-Roberts

Address:	1 Kings Hill Avenue Kings Hill West Malling Keny ME19 4UA United Kingdom

Fax:	+44 1732 524799

Signature page to the Senior Secured Bridge Facilities Agreement

The Original Guarantor CABOT FINANCIAL (EUROPE) LIMITED

/s/ Christopher Ross-Roberts

By:	Christopher Ross-Roberts

Address:	1 Kings Hill Avenue Kings Hill West Malling Keny ME19 4UA United Kingdom

Fax:	+44 1732 524799

The Original Guarantor FINANCIAL INVESTIGATIONS AND RECOVERIES (EUROPE) LIMITED

/s/ Christopher Ross-Roberts

By:	Christopher Ross-Roberts

Address:	1 Kings Hill Avenue Kings Hill West Malling Keny ME19 4UA United Kingdom

Fax:	+44 1732 524799

Signature page to the Senior Secured Bridge Facilities Agreement

The Original Guarantor APEX CREDIT MANAGEMENT LIMITED

/s/ Christopher Ross-Roberts

By:	Christopher Ross-Roberts

Address:	1 Kings Hill Avenue Kings Hill West Malling Keny ME19 4UA United Kingdom

Fax:	+44 1732 524799

Signature page to the Senior Secured Bridge Facilities Agreement

CCML CABOT CREDIT MANAGEMENT LIMITED

/s/ Christopher Ross-Roberts

By:	Christopher Ross-Roberts

Address:	1 Kings Hill Avenue Kings Hill West Malling Keny ME19 4UA United Kingdom

Fax:	+44 1732 524799

Signature page to the Senior Secured Bridge Facilities Agreement

The Arrangers J.P. MORGAN LIMITED

/s/ Paul Atefi

By:	Paul Atefi

Address:	JP Morgan, 25 Bank St, London E14 5JP

Fax:	0207 777 3049

The Arrangers DEUTSCHE BANK AG, LONDON BRANCH

/s/ Anthony Forshaw

/s/ Ludovic Ingelaere

By:	Anthony Forshaw (Managing Director) Ludovic Ingelaere (Director)

Address:	2 Great Winchester Street, EC2N 2DB, London, UK

Fax:	+ 44(20) 754 74757

Signature page to the Senior Secured Bridge Facilities Agreement

The Arrangers LLOYDS BANK PLC

/s/ Nicola Haigh

By:	Nicola Haigh

Address:	10 Gresham Street London EC2V 7AE

Fax:	+44 20 7158 3235

Signature page to the Senior Secured Bridge Facilities Agreement

The Arrangers THE ROYAL BANK OF SCOTLAND PLC

/s/ Nathan Stromberg

By:	Nathan Stromberg

Address:	135 Bishopsgate, London EC2m 3UR

Fax:	+44 20 70 856894

Signature page to the Senior Secured Bridge Facilities Agreement

The Arrangers UBS LIMITED

/s/ Matthew Williams

/s/ Eoghan Harrington

By:	Matthew Williams (Director, UBS Investment Bank) Eoghan Harrington (Managing Director, UBS)

Address:

Fax:

Signature page to the Senior Secured Bridge Facilities Agreement

The Agent J.P. MORGAN EUROPE LIMITED

/s/ Belinda Lucas

By:	Belinda Lucas (Associate)

Address:	Loans Ageny, 6th Floor 25 Bank Street Canary Wharf London E14 5JP

Fax:	+44 20 7777 2360

Attention:	Loans Agency

Signature page to the Senior Secured Bridge Facilities Agreement

The Security Agent J.P. MORGAN EUROPE LIMITED

/s/ Belinda Lucas

By:	Belinda Lucas (Associate)

Address:	Loans Ageny, 6th Floor 25 Bank Street Canary Wharf London E14 5JP

Fax:	+44 20 7777 2360

Attention:	Loans Agency

Signature page to the Senior Secured Bridge Facilities Agreement

The Original Lender DEUTSCHE BANK AG, LONDON BRANCH

/s/ Anthony Forshaw

/s/ Ludovic Ingelaere

By:	Anthony Forshaw (Managing Director) Ludovic Ingelaere (Director)

Address:	2 Great Winchester Street, EC2N 2DB, London, UK

Fax:	+ 44(20) 754 74757

The Original Lenders JPMORGAN CHASE BANK N.A., LONDON BRANCH

/s/ Heather Russell

By:	Heather Russell

Address:	25 Bank Street, London E14 5JP

Fax:	+44 203 493 0059

Signature page to the Senior Secured Bridge Facilities Agreement

The Original Lender LLOYDS BANK PLC

/s/ Nicola Haigh

By:	Nicola Haigh

Address:	10 Gresham Street London EC2V 7AE

Fax:	+44 20 7158 3235

Signature page to the Senior Secured Bridge Facilities Agreement

The Original Lender THE ROYAL BANK OF SCOTLAND PLC

/s/ Nathan Stromberg

By:	Nathan Stromberg

Address:	135 Bishopsgate, London, EC2M 3UR

Fax:	+44 20 70 856894

Signature page to the Senior Secured Bridge Facilities Agreement

The Original Lender UBS AG, LONDON BRANCH

/s/ Matthew Williams

/s/ Eoghan Harrington

By:	Matthew Williams Eoghan Harrington

Address:

Fax:

Signature page to the Senior Secured Bridge Facilities Agreement